As Filed with the Securities and Exchange Commission on February 4, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6794	76-0307818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. D’Loren

Chief Executive Officer

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Brad L. Shiffman, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, New York 10020
(212) 885-5442

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and the Selling Stockholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	DATED FEBRUARY 4, 2026

Xcel Brands, Inc.

13,628,865 Shares of Common Stock

This prospectus relates to the resale from time to time of 13,628,865 shares (the “Resale Shares”) of common stock, par value of $0.001 per share (the “Common Stock”) of Xcel Brands, Inc. (the “Company”, “Xcel”, or “us”) by the selling stockholders identified in this prospectus, including their pledgees, assignees or successors-in-interest (collectively, the “Selling Stockholders”). The Resale Shares being registered for resale herewith consist of: (i) up to 11,019,485 shares of Common Stock that we may elect to issue and sell to White Lion Capital, LLC (“White Lion”), in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a common stock purchase agreement, dated as of January 21, 2026, that we entered into with White Lion (the “Common Stock Purchase Agreement”), providing for up to $15.0 million of committed equity financing (the “Commitment Amount”), (ii) up to 37,500 shares of Common Stock issued to White Lion Capital, LLC as consideration for its irrevocable commitment to purchase Common Stock under the Common Stock Purchase Agreement (the “Commitment Shares”) (iii) 896,126 shares of Common Stock (the “Private Placement Shares”), which Private Placement Shares were issued pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 17, 2025, by and among us and the purchasers named therein (the “Purchasers”); (iv) pre-funded warrants (the “Pre-Funded Warrants”) to purchase from the Company a total of 773,929 shares of Common Stock (the “Pre-Funded Warrant Shares”), at an exercise price per share equal to $0.001, which Pre-Funded Warrants were issued pursuant to the Purchase Agreement; (v) warrants (the “Warrants”) to purchase from the Company a total of 835,023 shares of Common Stock (the “Warrant Shares”), at an exercise price per share equal to $3.00, which Warrants were issued pursuant to the Purchase Agreement; and (vi) placement agent warrants (the “Placement Agent Warrants”) to purchase 4% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock (the “Placement Agent Warrant Shares”), at an exercise price per share equal to $1.165 per share, issued pursuant to the Placement Agency Agreement, dated December 17, 2025 (the “Placement Agency Agreement”), by and between the Company and Wellington Shields & Co. LLC (the “Placement Agent” or “Wellington”). The Private Placement Shares, Pre-Funded Warrants, Warrants, and Placement Agent Warrants were issued in a private placement transaction that closed on December 18, 2025 (the “Private Placement”). The Warrants, Pre-Funded Warrants, and Placement Agent Warrants are referred collectively herein as the “Private Placement Warrants.”

We are filing this registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of common stock offered hereby. See “Selling Stockholders” beginning on page 81 of this prospectus for more information about the Selling Stockholders. The registration of the shares of common stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our common stock. We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our common stock covered hereby. See “Use of Proceeds” beginning on page 29 of this prospectus.

The Selling Stockholders identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 86 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of common stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Pursuant to the Common Stock Purchase Agreement and the Purchase Agreement, we agreed to bear all of the expenses in connection with the registration of the Resale Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts and fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of common stock.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 231% of the total Common Stock outstanding as of January 30, 2026, which was 5,893,815 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XELB.” On January 30, 2026, the closing price of our common stock on the Nasdaq Capital Market was $1.49 per share.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is        , 2026

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the shares offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.xcelbrands.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Xcel,” “Xcel Brands, Inc.,” the “Company,” “us,” “we”, “our” and the “Registrant” refer to Xcel Brands, Inc., a Delaware corporation, and its consolidated subsidiaries and “this offering” refers to the offering contemplated in this prospectus.

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About This Prospectus

You should rely only on the information that we have provided in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover of the document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Selling Stockholders have independently verified the accuracy or completeness of this information.

The Selling Stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

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Prospectus Summary

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering, including the information included under the heading titled “Risk Factors.”

Overview

We are a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Currently, our brand portfolio consists of the following:

●	the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●	the Tower Hill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●	the LB70 by Lloyd Boston brand, which is a new co-branded collaboration between Xcel and Lloyd Boston that launched in August 2024;
●	the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that we expect to launch in 2026;
●	GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which we expect to launch in 2026; and
●	Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel has the television rights and expects to launch in 2026.

We also currently own a 19% interest in ORME Live Inc., a short-form video and social commerce marketplace that launched in April 2024.

Xcel is pioneering a true omni-channel and social commerce sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels. Xcel currently operates in a working-capital light model, with our licensees and/or retail partners responsible for the procurement and sale of inventory. As such, our revenues primarily consist of royalty revenues, and we do not have risk of carrying aged inventory. As a result, fluctuations in product costs and tariffs do not have a direct impact on us, but do impact us indirectly as our royalty revenues are typically based on the net sales and success of our licensees.

Our objective is to build a diversified portfolio of lifestyle consumer products brands through organic growth and the strategic acquisition of new brands. To grow our brands, we are focused on the following primary strategies:

●	licensing of our brands for sale through interactive television (e.g., QVC, HSN, JTV, etc.);
●	licensing of our brands to retailers that sell to the end consumer;
●	licensing our brands to manufacturers and retailers for promotion and distribution through e-commerce, social commerce, live streaming, and traditional brick-and-mortar retail channels; and
●	acquiring additional consumer brands and integrating them into our operating platform, and leveraging our operating infrastructure and distribution relationships.

We believe that Xcel offers a unique value proposition to our retail partners and our licensees for the following reasons:

●	our management team, including our officers’ and directors’ experience in, and relationships within the industry;
●	our deep knowledge, expertise, and proprietary technology in live streaming and social commerce;
●	our design, sales, marketing, and technology platform that enables us to design trend-right product; and
●	our significant media and internet presence.

Recent Developments

On October 7, 2025, Xcel entered into the Third Amendment and Consent to Loan and Security Agreement (the “Third Amendment”), by and among Xcel, the other parties thereto, each Lender party thereto under the Loan and Security Agreement dated as of June 30, 2025, and FEAC Agent, LLC, as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns in such capacities, the “Administrative Agent”). Pursuant to the Third Amendment, (i) the Agents (as defined in the Loan and Security Agreement) and the Lenders consented to the Transfer and the release of the termination of the pledge agreement and the release of the Agents’ liens on the equity interests of IM Topco, LLC; (ii) the liquid asset covenant requirement was reduced to $1,000,000 and (iii) Xcel made a prepayment of $250,000, of which $140,000 was paid from the blocked account.

On December 17, 2025, we entered into the Purchase Agreement with several institutional and accredited investors for the issuance and sale in a private placement of securities for gross proceeds of $2.05 million. The Purchase Agreement provides for the issuance and sale of: (i) 896,126 shares of the Company’s Common Stock, (ii) Pre-Funded Warrants to purchase from the Company a total of 773,929 shares of Common Stock, at an exercise price per share equal to $0.001, and (iii) Warrants to purchase from the Company a total of 835,023 shares of Common Stock, at an exercise price per share equal to $3.00. Also on this date, we entered into the Placement Agency Agreement with Wellington, pursuant to which Wellington received (i) a fee equal to up to 8% of the gross proceeds from the Private Placement Shares and Pre-Funded Warrants sold in the Private Placement, (ii) Placement Agent Warrants to purchase 4% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock, at an exercise price per share equal to $1.165 per share, and (iii) $50,000 for expenses incurred in the Private Placement. See the section entitled “Description of the Private Placement” included elsewhere in this prospectus for more information.

On January 21, 2026, Xcel Brands, Inc. (the “Company”) entered into a common stock purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with White Lion Capital, LLC (the “Investor”), pursuant to which White Lion has committed to purchase up to $15.0 million of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and satisfaction of the conditions set forth in the Purchase Agreement.

Under the terms and subject to the conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, to sell to White Lion, and White Lion is obligated to purchase, up to $15.0 million of the Company’s Common Stock (the “Purchase Shares”). Such sales of Common Stock by the Company, if any, will be subject to certain limitations specified in the Purchase Agreement and may occur from time to time, at the Company’s sole discretion, during the 24-month period beginning on the date of the Purchase Agreement (the “Commitment Period”).

Company Information

We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. On September 29, 2011, Xcel Brands, Inc., a privately-held Delaware corporation (which we refer to as Old Xcel), Netfabric Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, and certain of our stockholders entered into an agreement of merger and plan of reorganization pursuant to which Netfabric Acquisition Corp. was merged with and into Old Xcel, with Old Xcel surviving as a wholly owned subsidiary. On September 29, 2011, we changed our name to Xcel Brands, Inc.

Our principal office is located at 550 Seventh Ave, New York, NY 10018. Our telephone number is (347) 727-2474. Our website address is www.xcelbrands.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision of whether to purchase shares of our common stock.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

The Offering

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of 13,628,865 shares. None of the shares registered for resale hereby are being offered for sale by us.

Shares offered by the Selling Stockholders

13,628,865 shares, consisting of: (i) up to 11,019,485 Purchase Shares, (ii) up to 37,500 Commitment Shares, (iii) 896,126 Shares issued pursuant to the Purchase Agreement, (iv) 773,929 Pre-Funded Warrant Shares issued or issuable upon the exercise of the Pre-Funded Warrants, (v) 835,023 Warrant Shares issued or issuable upon the exercise of the Warrants; and (vi) 66,802 Placement Agent Warrant Shares issued or issuable upon the exercise of the Placement Agent Warrants.

Total common stock outstanding prior to this offering	5,893,815 shares
Total common stock to be outstanding immediately after this offering

18,626,554 shares, assuming (i) the exercise in full of all Pre-Funded Warrants, Warrants, and Placement Agent Warrants and (ii) the sale of all of the Purchase Shares. The actual number of shares issued will vary depending on the sales prices of the Purchase Shares in this offering, but will not be greater than 1,178,173 shares (including the Commitment Shares) representing 19.99% of the shares of our Common Stock outstanding on the date of the Common Stock Purchase Agreement, unless: (i) we first obtain stockholder approval to issue shares in excess of such amount under the Purchase Agreement; or (ii) the average price of all shares of Common Stock issued to White Lion (the “Exchange Cap”) under the Common Stock Purchase Agreement equals or exceeds $1.36 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement under applicable Nasdaq rules.

Registration of the Shares

Pursuant to the terms of the Purchase Agreement, we agreed to file a registration statement with respect to the registration of the resale of the shares issued or issuable pursuant to the Private Placement, including the Private Placement Shares and those underlying the Pre-Funded Warrants and Warrants no later than 30 calendar days after the Closing Date, and to use commercially reasonable efforts to have such registration statement declared effective by the United States Securities and Exchange Commission (the “SEC”) no later than the sixtieth (60) day following the Closing Date (or, in the event of a review by the Commission, the later of (i) ninetieth (90) day following the Closing Date and (ii) the twentieth (20th) day following the date on which the Company files its Annual Report on Form 10-K for the year ending December 31, 2025) and use commercially reasonable efforts to keep such registration statement effective at all times until the earlier of (i) such time as no Purchaser owns any Shares, Warrant Shares, or Pre-Funded Warrant Shares issuable upon exercise thereof and (ii) such time as all Purchasers are eligible to resell all Shares, Warrant Shares, and Pre-Funded Warrant Shares pursuant to Rule 144 without compliance by the Company with the current public information requirement of Rule 144.

Pursuant to the Common Stock Purchase Agreement, the Company is obligated to: (a) file a registration statement on Form S-1 with the SEC covering (i) any shares of Common Stock issued as part of the Commitment Fee and (ii) the maximum number of Purchase Shares issuable pursuant to the Purchase Agreement (collectively, the “Registrable Securities”); (b) use its commercially reasonable best efforts to have the registration statement and any amendment thereto declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as soon as practicable after such filing and (c) use its commercially reasonable best efforts to keep such registration statement continuously effective under the Securities Act pursuant to Rule 415 promulgated under the Securities Act and available for the resale by Common Stock of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which shall have resold all the Registrable Securities covered thereby (ii) the date of termination of the Purchase Agreement if as of such termination date holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Common Stock Purchase Agreement) and (iii) all such securities cease to be Registrable Securities.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds from the sale of the shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the Selling Stockholders. We may receive up to $15.0 million aggregate gross proceeds under the Common Stock Purchase Agreement from any sales of shares of our Common Stock we make to White Lion pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation to sell to White Lion under the Common Stock Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement will be for working capital and general corporate purposes. See “Use of Proceeds.”

Plan of Distribution

The Selling Stockholders named in this prospectus, or their pledgees, assignees and successors-in-interest, may offer or sell the shares offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”

Risk Factors

See “Risk Factors” beginning on page 5 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol

Our shares are listed on Nasdaq Capital Market under the symbol “XELB.” There is no established trading market for the Pre-Funded Warrants, Warrants, and Placement Agent Warrants and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants, Warrants, or Placement Agent Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants, Warrants, and Placement Agent Warrants will be limited.

The number of shares of our common stock to be outstanding after this offering is based on 5,893,815 shares of our common stock outstanding as of January 30, 2026 and excludes:

●	617,695 shares of our common stock issuable upon the exercise of stock options outstanding under our 2011 Equity Incentive Plan and our 2021 Equity Incentive Plan as of January 30, 2026 at a weighted-average exercise price of $3.19 per share;
●	177,945 shares of our common stock available for future issuance as of January 30, 2026 under our 2021 Equity Incentive Plan;
●	Up to $15.0 million of Purchase Shares issuable under the Common Stock Purchase Agreement, or which the actual number of shares issued will vary depending on the sales prices of the Purchase Shares in this offering;
●	1,476,455 shares of our common stock issuable upon the exercise of outstanding warrants as of January 30, 2026 with a weighted average exercise price of $10.43 per share;
●	773,929 shares of common stock issuable upon exercise of the Pre-Funded Warrants;
●	835,023 shares of common stock issuable upon exercise of the Warrants; and
●	66,802 shares of common stock issuable upon exercise of the Placement Agent’s Warrants.

Risk Factors

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.”

Summary of Risk Factors

Our business is subject to a number of risks, which include, but are not limited to, risks related to:

●	our debt obligations and our limited amount of cash;
●	material weaknesses in our internal controls over financial reporting;
●	our concentration of revenue with a limited number of licensees;
●	restrictions related to certain key licensing agreements;
●	conducting operations through joint ventures and our dependence on the joint ventures;
●	the operational performance and/or strategic initiatives of our licensees and retail partners;
●	continued market acceptance of our brands and products;
●	the use of social media and influencers to market brands and products;
●	changing consumer preferences and shifting industry trends;
●	execution of our growth strategy, including the acquisition of new brands;
●	our dependency on our Chief Executive Officer and other key executives;
●	intense competition in the apparel, fashion, and jewelry industries, and within our licensees’ markets; and
●	protection of our trademarks and other intellectual property rights.

An investment in our securities is subject to a number of risks, which include, but are not limited to, risks related to:

●	management’s significant control over matters requiring shareholder approval;
●	potential difficulty in liquidating an investment in shares of our common stock;
●	the potential impact of SEC “penny stock” rules on trading of our shares of our common stock;
●	declines of and volatility in the market price of our common stock;
●	the potential issuance of a substantial number of shares of common stock upon exercise of warrants and options;
●	the potential impact of Rule 144 restrictions on our shares of common stock as a former shell company;

●	our intent to not pay any cash dividends for the foreseeable future; and
●	provisions of our corporate charter documents which could delay or prevent change of control.

We are also subject to general risks, which include, but are not limited to, risks related to:

●	a pandemic or outbreak of disease or similar public health threat, or fear of such an event;
●	a decline in general economic conditions, international trade, or consumer spending levels;
●	extreme or unseasonable weather conditions;
●	potential impairment of our trademarks and other intangible assets under accounting guidelines;
●	changes in our effective tax rates or adverse outcomes resulting from examination of our tax returns;
●	maintenance and security of our information technology systems;
●	changes in laws and regulations;
●	maintaining an effective system of internal control;
●	limitations on liabilities of our directors and executive officers;
●	resales of our common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall;
●	the number of shares being registered for resale is significant;
●	we have additional securities available;
●	investors who buy shares at different times will likely pay different prices; and
●	we do not expect to pay dividends in the foreseeable future.

Risks Related to Our Business

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability will likely be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of December 31, 2024, we had cash and cash equivalents of approximately $1.3 million, and during the year ended December 31, 2024, we used $4.7 million of cash in operating activities. On March 19, 2024, we closed on a public offering and private placement of our common stock, which resulted in aggregate net proceeds to us of approximately $2.0 million. In December 2024, we refinanced our debt by entering into a new loan agreement for an aggregate amount of $10.0 million of term loans, resulting in the net receipt of $2.8 million of cash after repayment of expenses and repayment of our prior loan agreement. In April 2025, we refinanced our debt with a new lender, resulting in the net receipt of approximately $3.0 million of cash after repayment of principal and payment of fees and expenses.

We may require significant additional cash to satisfy our working capital requirements, expand our operations, or acquire and develop additional brands. Our inability to finance our growth, either internally through our operations or externally, may limit our growth potential and our ability to execute our business strategy successfully. If we issue additional securities to raise capital to finance operations and/or pay down or restructure our debt, our existing stockholders may experience dilution. In addition, the new securities may have rights senior to those of our common stock.

Our financial statements have been prepared assuming that we will continue as a going concern.

We incurred net losses of approximately $22.6 million and $22.2 million during the years ended December 31, 2024 and 2023, respectively (which included non-cash expenses of approximately $20.3 million and $9.0 million, respectively), and had an accumulated deficit of approximately $76.2 million and $53.8 million as of December 31, 2024 and 2023, respectively. Net cash used in operating activities was $4.7 million in 2024 and $6.5 million in 2023. Our audited financial statements for the fiscal year ended December 31, 2024 were prepared under the assumption that we will continue as a going concern; however, we have incurred significant losses over the past several years and have used a significant amount of cash in operating activities. These factors raise significant uncertainties regarding our ability to meet our financial obligations and financing requirements. As such, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on executing our business plans and meeting our obligations as they come due within the next twelve months from the filing date of this Annual Report on Form 10-K. Accordingly, the accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and calculations of liabilities that might be necessary should the Company be unable to continue as a going concern.

Our auditor also included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2024 with respect to this uncertainty. Our auditor determined our ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding our available capital and the risk of bias in management’s judgments and assumptions in their determination. Although we intend to continue exploring strategic financing alternatives and operational efficiencies to improve liquidity, there can be no assurance that funding will be available on acceptable terms on a timely basis, or at all, or otherwise improve our liquidity. The various ways that we could raise capital carry potential risks. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct our business. As such, we cannot conclude that such plans will be effectively implemented within one year after the date that the financial statements included in this Annual Report are filed with the SEC and there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt about our ability to continue as a going concern.

Our debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations, we could lose ownership of our trademarks and/or other assets.

On December 12, 2024, we and certain of our subsidiaries entered into a loan and security agreement with FEAC Agent, LLC, as administrative agent and collateral agent, pursuant to which the lenders made term loans to the Company and agreed to make additional term loans to the Company upon the satisfaction of a condition precedent described in the loan agreement. The current outstanding loan balances are as follows: (1) Term Loan A in the amount of $3.75 million and (2) Term Loan B in the amount of $9.66 million.

These term loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The April 21, 2025 amendment also contains various financial covenants, including minimum liquid asset, minimum revenues, and minimum unrestricted cash covenants, and reporting requirements, as specified and defined therein.

As a result of our failure to satisfy the minimum revenues covenant for the three month periods ended June 30, 2025 and September 30, 2025, on November 18, 2025, we entered into a further amendment to the loan and security agreement to (i) amend certain financial covenants, (ii) waive our failure to satisfy the minimum revenues covenant for the three months ended June 30, 2025 and September 30, 2025, (iii) require a payment of $3.25 million of principal amount of Term Loan A by February 20, 2026, (iv) after such payment of Term Loan A, defer the quarterly installment payments of Term Loan A until December 31, 2026 and require a $500,000 principal payment of Term Loan A on that date, and (v) require us to pay an amendment fee of $450,000 (of which $125,000 is payable on December 5, 2025 and the remaining $325,000 will be due if the $3.25 million principal amount of Term Loan A is not repaid on or prior to February 20, 2026). Upon the payment of $3.25 million of principal of Term Loan A, $1.0 million of restricted cash shall be released from the blocked account, which would result in the Company funding a net amount of $2.25 million, together with the release of the $1.0 million from the restricted cash account to satisfy the repayment. The Company would also be required to fund all other obligations to FEAC Agent, LLC, including accrued interest, fees, and out-of-pocket costs.

Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

Our debt obligations:

●	could impair our liquidity;
●	could make it more difficult for us to satisfy our other obligations;
●	require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures, and other corporate requirements;
●	could impede us from obtaining additional financing in the future;
●	impose restrictions on us with respect to the use of our available cash, including in connection with future transactions;
●	could limit our ability to execute on any potential acquisitions in the future; and
●	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our sales and licensing channels.

In the event that we fail in the future to satisfy other obligations under the agreements governing our indebtedness, including meeting milestone obligations towards selling a portion of our assets or completing an alternative transaction to repay $3.25 million principal amount of Term Loan A (collectively, a “Refinancing Event”) by February 20, 2026, or complying with the minimum revenue covenant, the minimum liquid asset covenant, or the minimum unrestricted cash covenants, or if we have additional failures to comply with other covenants contained in those agreements, we would be in default with respect to that indebtedness and the lenders could declare such indebtedness to be immediately due and payable. Certain of the milestone obligations, such as entering into an engagement letter with an investment banker and receiving a letter of intent and completing a Refinancing Event are not within our control and there can be no assurance that we will be able to satisfy such milestone obligations. Moreover, the revenue targets for 2026 and thereafter will be significantly in excess of our current revenues if we do not make the $3.25 million Term Loan A repayment and we cannot assure you the lenders will amend or grant waivers to the loan agreement to adjust or eliminate covenants or waive our future non-compliance or breach of a financial or other covenant in the future. Failure to maintain our listing on Nasdaq would also result in a default under our term loan debt agreements. A debt default could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our indebtedness, or a renegotiation of our loan agreement with more onerous terms and/or additional equity dilution.

We have identified material weaknesses in our internal controls over financial reporting.

We are ultimately responsible for establishing and maintaining adequate internal controls over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified material weaknesses in our internal controls over financial reporting as of December 31, 2024 (see “Controls and Procedures” in Item 9A for further information). We are actively developing and plan to implement a remediation plan designed to address these material weaknesses. However, we cannot guarantee these steps will be sufficient to address the material weaknesses. If this remediation proves ineffective, if we fail to develop and maintain proper and effective internal controls over financial reporting, or if additional material weaknesses in our disclosure controls and internal control over financial reporting are discovered or occur in the future, our ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired and we could be required to restate our financial results.

If we identify any new material weaknesses in the future, or if our remediation measures are not effective, any such newly identified or existing material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding the timely filing of periodic reports, in addition to applicable stock exchange listing requirements. Investors may lose confidence in our financial reporting, and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

A substantial portion of our revenue is concentrated with a limited number of licensees such that the loss of any of such licensees could decrease our revenue and impair our cash flows.

A substantial portion of our revenue is generated from Qurate, through the respective agreements with Qurate through QVC and HSN, and from G-III Apparel Group, through our master license agreement relating to the Halston Brand. During the years ended December 31, 2024 and 2023, Qurate accounted for approximately 44% and 34%, respectively, of our total net revenue, while the Halston Master License represented approximately 31% and 9% of our total net revenue, respectively.

Because we are dependent on these agreements for a significant portion of our revenues, if Qurate or G-III were to have financial difficulties, or if Qurate and/or G-III decide not to renew or extend their existing agreements with us, our revenue and cash flows could be reduced substantially. Our cash flow would also be significantly impacted if there were significant delays in our collection of receivables from these licensees. Additionally, we have limited control over the programming that Qurate devotes to our brands or its promotional sales with our brands (such as “Today’s Special Value” sales). If Qurate reduces or modifies its programming or promotional sales related to our brands, our revenues and cash flows could be reduced substantially. In order to increase sales of a brand through Qurate, we generally require additional television programming time dedicated to the brand by Qurate. Qurate is not required to devote any minimum amount of programming time for any of our brands.

Our Qurate revenues have declined since 2021, and there can be no guarantee that our Qurate revenues will grow in the future or that they will not decline further. Additionally, there can be no assurance that our other licensees will be able to generate sales of products under our brands or grow their existing sales of products under our brands, and if they do generate sales, there is no guarantee that they will not cause a decline in sales of products being sold through Qurate.

Our agreements with Qurate restrict us from selling products under our brands with certain retailers, or branded products we sell on Qurate to any other retailer except certain interactive television channels in other territories approved by Qurate, and provides Qurate with a right to terminate the respective agreement if we breach these provisions.

Although most of our licenses and our Qurate Agreements prohibit the sale of products under our brands to retailers who are restricted by Qurate, and our license agreements with other interactive television companies prohibit such licensees from selling products to retailers restricted by Qurate under the brands we sell on Qurate outside of certain approved territories, one or more of our licensees could sell to a restricted retailer or territory, putting us in breach of our agreements with Qurate and exposing us to potential termination by Qurate. A breach of any of these agreements could also result in Qurate seeking monetary damages, seeking an injunction against us and our other licensees, reducing the programming time allocated to our brands, and/or terminating the respective agreement, which could have a material adverse effect on our net income and cash flows.

We conduct certain of our operations through joint ventures. Joint ventures could fail to meet our expectations or cease to deliver anticipated benefits. There could also be disagreements with our joint venture partners that could adversely affect our interest in a joint venture.

We currently hold a 17.5% interest in IM Topco, LLC and a 19% interest in ORME. We may enter into additional joint ventures in the future. Our operating results are, in part, dependent upon the performance of IM Topco, LLC and ORME, and, in the future, could also be dependent in part upon the performance of future joint ventures. Joint ventures involve numerous risks, and could fail to meet our initial or ongoing expectations. While we provide certain services to IM Topco, LLC and may provide services to future joint ventures, we do not control the day-to-day operations of IM Topco, LLC or ORME, and may not control the day-to-day operations of future joint ventures. The anticipated synergies or other benefits of a joint venture may fail to materialize due to changing business conditions or changes in our business priorities or those of our joint venture partners.

Our joint venture partners, as well as any future partners, may have interests that are different from our interests that may result in conflicting views as to the conduct of the business or future direction of the joint venture. In the event that we have a disagreement with a joint venture partner with respect to a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture, we may not be able to resolve such disagreement in our favor. Any such disagreement could have a material adverse effect on our interest in the joint venture, the business of the joint venture, or the portion of our growth strategy related to the joint venture.

We are dependent on our joint ventures to provide timely and accurate information about their sales and operations, which we rely upon to effectively manage their brands.

IM Topco, LLC and ORME are, and we expect any future joint ventures will be, contractually obligated to provide timely and accurate information regarding their sales and operations. We rely on this information to prepare our consolidated financial statements. Any delay in reporting reduces our visibility into the results of operations for our current and any future joint ventures, and our inability to collect timely and accurate information may affect our ability to timely complete our financial statements and timely file reports and other information with the SEC and may adversely affect our business and results of operations.

In connection with our fiscal year ended December 31, 2023, we were not able to complete the audit of IM Topco in a timely manner, which resulted in our late filing of our Annual Report on Form 10-K for the year ended December 31, 2023 and our late filing of such year’s audit of IM Topco. IM Topco information was not timely received for the fiscal year ended December 31, 2024, which contributed to our late filing of our Annual Report on Form 10-K for the year ended December 31, 2024. Effective the second quarter of 2025, our equity interest in IM Topco has decreased to the extent that our investment in IM Topco will no longer be accounted for under the equity method of accounting.

The failure of our licensees to adequately produce, market, source, and sell quality products bearing our brand names in their license categories or to pay their obligations under their license agreements could result in a decline in our results of operations.

Our revenues are dependent on payments made to us under our licensing agreements. Although the licensing agreements for our brands typically require the advance payment to us of a portion of the licensing fees and in many cases provide for guaranteed minimum royalty payments to us, the failure of our licensees to satisfy their obligations under these agreements or their inability to operate successfully or at all, could result in their breach and/or the early termination of such agreements, the non-renewal of such agreements, or our decision to amend such agreements to reduce the guaranteed minimums or sales royalties due thereunder, thereby eliminating some or all of that stream of revenue. Moreover, during the terms of the license agreements, we are substantially dependent upon the efforts and abilities of our licensees to maintain the quality and marketability of the products bearing our trademarks, as their failure to do so could materially tarnish our brands, thereby harming our future growth and prospects. In addition, the failure of our licensees to meet their production, manufacturing, sourcing, and distribution requirements or actively market the branded licensed products could cause a decline in their sales and potentially decrease the amount of royalty payments (over and above the guaranteed minimums) due to us. A weak economy or softness in the apparel and retail sectors could exacerbate this risk. This, in turn, could decrease our potential revenues. The concurrent failure by several of our material licensees to meet their financial obligations to us could adversely affect our business, results of operations, and cash flows.

If our retail customers change their buying patterns, request additional allowances, develop their own private label brands or enter into agreements with national brand manufacturers to sell their products on an exclusive basis, our sales to these customers could be materially adversely affected.

Our retail customers’ buying patterns, as well as the need to provide additional allowances to customers, could have a material adverse effect on our business, results of operations and financial condition. Customers’ strategic initiatives, including developing their own private label brands, selling national brands on an exclusive basis, reducing the number of vendors they purchase from, or reducing the floor space dedicated to our brands could also impact our sales to these customers. There is a trend among major retailers to concentrate purchasing among a narrowing group of vendors. To the extent that any key customer reduces the number of its vendors or allocates less floor space for our products and, as a result, reduces or eliminates purchases from us, there could be a material adverse effect on us.

Our business is dependent on continued market acceptance of our brands, our joint venture brands, and any future brands we may acquire directly or through a joint venture, and the products of our licensees.

Although certain of our licensees guarantee minimum net sales and minimum royalties to us, some of our licensees are not yet selling licensed products or currently have limited distribution of licensed products, and a failure of our brands or of our joint venture brands or of products bearing our brands or our joint venture brands to achieve or maintain broad market acceptance could cause a reduction of our licensing revenues, diminish the value of and generally affect the operating results of our joint ventures, and could further cause existing licensees not to renew their agreements. Such failure could also cause the devaluation of our trademarks, which are our primary assets and the primary assets of our joint ventures, making it more difficult for us or our joint ventures to renew our current licenses upon their expiration or enter into new or additional licenses for such trademarks. In addition, if such devaluation of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks, which had an aggregate carrying value of $34.8 million as of December 31, 2024, could also occur and be charged as an expense to our operating results. Continued market acceptance of our brands, our joint ventures’ brands, and our licensees’ products, as well as market acceptance of any future products bearing any future brands we may acquire, is subject to a high degree of uncertainty and constantly changing consumer tastes, preferences, and purchasing patterns. Creating and maintaining market acceptance of our licensees’ products and creating market acceptance of new products and categories of products bearing our marks may require substantial marketing efforts, which may, from time to time, also include our expenditure of significant additional funds to keep pace with changing consumer demands, which funds may or may not be available on a timely basis, on acceptable terms or at all. Additional marketing efforts and expenditures may not, however, result in either increased market acceptance of, or additional licenses for, our trademarks or increased market acceptance, or sales, of our licensees’ products. Furthermore, we do not actually design or manufacture all of the products bearing our marks, and therefore, have less control over such products’ quality and design than a traditional product manufacturer might have. The failure of our licensees and joint ventures to maintain the quality of their products could harm the reputation and marketability of our brands and our joint ventures’ brands, which would adversely impact our business and the business of our joint ventures.

Negative claims or publicity regarding Xcel, IM Topco, LLC, our brand co-developers, any future joint ventures, our or their brands, or products could adversely affect our reputation and sales regardless of whether such claims are accurate. Social media, which accelerates the dissemination of information, can increase the challenges of responding to negative claims. In the past, many apparel companies have experienced periods of rapid growth in sales and earnings followed by periods of declining sales and losses. Our businesses may be similarly affected in the future.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use and our joint ventures may use third-party social media platforms as, among other things, marketing tools. We also maintain, and our joint ventures may maintain, relationships with many social media influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we and our joint ventures must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we or our joint ventures are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we or our joint ventures use change their policies or algorithms, we or our joint ventures may not be able to fully optimize such platforms, and our and their ability to maintain and acquire customers and our financial condition may suffer.

Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us and our joint ventures to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the Federal Trade Commission has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser.

We do not prescribe what our influencers post, and if we were held responsible for the content of their posts or their actions, we could be fined or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our joint ventures or our or their products or influencers and other third parties who are affiliated with us or our joint ventures may also be posted on social media platforms and may be adverse to our or our joint ventures’ reputation or business. Influencers with whom we or our joint ventures maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our or our joint ventures’ brand and may be attributed to us or our joint ventures or otherwise adversely affect us or our joint ventures. It is not possible to prevent such behavior, and the precautions we and our joint ventures take to detect this activity may not be effective in all cases. Our and our joint ventures’ target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us and our joint ventures an opportunity for redress or correction.

If we are unable to anticipate and respond to changing customer preferences and shifts in fashion and industry trends in a timely manner, our business, financial condition, and operating results could be harmed.

Our success largely depends on our ability to consistently gauge tastes and trends and provide a diverse and balanced assortment of merchandise that satisfies customer demands in a timely manner. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in demand for our products or for products of our competitors, our failure to accurately forecast acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. We typically enter into agreements to manufacture and purchase our merchandise in advance of the applicable selling season and our failure to anticipate, identify or react appropriately, or in a timely manner to changes in customer preferences, tastes and trends or economic conditions could lead to, among other things, missed opportunities, excess inventory or inventory shortages, markdowns and write-offs, all of which could negatively impact our profitability and have a material adverse effect on our business, financial condition, and operating results. Failure to respond to changing customer preferences and fashion trends could also negatively impact the image of our brands with our customers and result in diminished brand loyalty.

If major department, mass merchant, and specialty store chains consolidate, continue to close stores, or cease to do business, our business could be negatively affected.

Certain of our licensees sell our branded products through major department, mass merchant, and specialty store chains. Continued consolidation in the retail industry, as well as store closures or retailers ceasing to do business, could negatively impact our business. Consolidation could also reduce the number of our customers and potential customers who can access our branded products. A store group could decide to close stores, decrease the amount of our branded product purchased from our licensees, modify the amount of floor space allocated to apparel in general or to our brands specifically, or focus on promoting private label products or national brand products for which it has exclusive rights rather than promoting our brands. Customers are also concentrating purchases among a narrowing group of vendors. These types of decisions could adversely affect our business.

We expect to achieve growth based upon our plans to expand our business under our existing brands and brands we may develop independently or through collaborations or acquire. If we fail to manage our expected future growth, our business and operating results could be materially harmed.

We expect to achieve growth in our existing brands and brands we may develop independently or through collaborations or acquire through expansion of our licensing activities and social media e-commerce platforms, including ORME. We continue to seek new opportunities and international expansion through interactive television and licensing arrangements, as well as joint ventures and collaborations. The success of our company, however, will remain largely dependent on our ability to build and maintain broad market acceptance of our brands, co-developed brands, and joint venture brands to contract with and retain key licensees and on our licensees’ and join venture partners’ ability to accurately predict upcoming fashion and design trends within customer bases and fulfill the product requirements of retail channels within the global marketplace.

Our ability to compete effectively and to manage future growth, if any, will depend on the sufficiency and adequacy of our current resources and infrastructure and our ability to continue to identify, attract and retain personnel to manage our brands and integrate any brands we may acquire into our operations. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our operations and properly oversee our brands. The failure to support our operations effectively and properly oversee our brands could cause harm to our brands and have a material adverse effect on the value of such brands and on our reputation, business, financial condition and results of operations. In addition, we may be unable to leverage our core competencies in managing apparel and jewelry brands to managing brands in new product categories.

Also, there can be no assurance that we will be able to achieve and sustain meaningful growth. Our growth may be limited by a number of factors including increased competition among branded products at brick-and-mortar, internet and interactive retailers, decreased airtime on QVC, HSN, and JTV, competition for retail licenses and brand acquisitions, joint ventures and collaborations, and insufficient capitalization for future transactions.

We are dependent upon our Chief Executive Officer and other key executives. If we lose the services of these individuals, we may not be able to fully implement our business plan and future growth strategy, which would harm our business and prospects.

Our success is largely dependent upon the efforts of Robert W. D’Loren, our Chief Executive Officer and Chairman of our board of directors. Our continued success is largely dependent upon his continued efforts and those of our other key executives. Although we entered into an employment agreement with Mr. D’Loren, as well as employment agreements with other executives and key employees, such persons can terminate their employment with us at their option, and there is no guarantee that we will not lose the services of our executive officers or key employees. To the extent that any of their services become unavailable to us, we will be required to hire other qualified executives, and we may not be successful in finding or hiring adequate replacements. This could impede our ability to fully implement our business plan and future growth strategy, which would harm our business and prospects.

If we are unable to identify and successfully acquire additional trademarks or enter into joint ventures or collaborations for brands, our growth may be limited and, even if additional trademarks are acquired or joint ventures and collaborations are formed, we may not realize anticipated benefits due to integration or licensing difficulties.

While we are focused on growing our existing brands, we intend to selectively seek to acquire additional intellectual property, either directly or through the formation of joint ventures or collaborations. However, as our competitors continue to pursue a brand management model, acquisitions, joint ventures, and collaborations may become more expensive and suitable candidates could become more difficult to find. In addition, even if we successfully acquire additional intellectual property or the rights to use additional intellectual property, we may not be able to achieve or maintain profitability levels that justify our investment in, or realize planned benefits with respect to, those additional brands.

Although we will seek to temper our acquisition, joint venture, and collaboration risks by following guidelines relating to purchase price and valuation, projected returns, existing strength of the brand, its diversification benefits to us, its potential licensing scale and creditworthiness of licensee base, acquisitions, joint ventures, and collaborations, whether they be of additional intellectual property assets or of the companies that own them, entail numerous risks, any of which could detrimentally affect our reputation, our results of operations, and/or the value of our common stock. These risks include, among others:

●	unanticipated costs associated with the target acquisition, joint venture, or collaboration, or its integration with our company;
●	our ability to identify or consummate additional quality business opportunities, including potential licenses and new product lines and markets;
●	negative effects on reported results of operations from acquisition related charges and costs, and amortization of acquired intangibles;
●	diversion of management’s attention from other business concerns;
●	the challenges of maintaining focus on, and continuing to execute, core strategies and business plans as our brand and license portfolio grows and becomes more diversified;
●	adverse effects on existing licensing and other relationships;
●	potential difficulties associated with the retention of key employees, and difficulties, delays and unanticipated costs associated with the assimilation of personnel, operations, systems and cultures, which may be retained by us in connection with or as a result of our acquisitions;
●	risks of entering new domestic and international markets (whether it be with respect to new licensed product categories or new licensed product distribution channels) or markets in which we have limited prior experience; and
●	increased concentration in our revenues with one or more customers in the event that the brand has distribution channels in which we currently distribute products under one or more of our brands.

When we acquire intellectual property assets or the companies that own them, or enter into joint ventures or collaborations, our due diligence reviews are subject to inherent uncertainties and may not reveal all potential risks. We may therefore fail to discover or inaccurately assess undisclosed or contingent liabilities, including liabilities for which we may have responsibility as a successor to the seller or the target company. As a successor, we may be responsible for any past or continuing violations of law by the seller or the target company. Although we will generally attempt to seek contractual protections through representations, warranties and indemnities, we cannot be sure that we will obtain such provisions or that such provisions will fully protect us from all unknown, contingent or other liabilities or costs. Finally, claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not, or may not be able to, indemnify us or that may exceed the scope, duration or amount of the seller’s indemnification obligations.

Acquiring additional intellectual property could also have a significant effect on our financial position and could cause substantial fluctuations in our quarterly and yearly operating results. Acquisitions and joint ventures could result in the recording of significant goodwill and intangible assets on our financial statements, the amortization or impairment of which would reduce our reported earnings in subsequent years. No assurance can be given with respect to the timing, likelihood or financial or business effect of any possible transaction. Moreover, our ability to grow through the acquisition of additional intellectual property, joint ventures and collaborations will also depend on the availability of capital to complete the necessary acquisition arrangements. In the event that we are unable to obtain debt financing on acceptable terms for a particular transaction, we may elect to pursue the transaction through the issuance by us of shares of our common stock (and, in certain cases, convertible securities) as equity consideration, which could dilute our common stock and reduce our earnings per share, and any such dilution could reduce the market price of our common stock unless and until we were able to achieve revenue growth or cost savings and other business economies sufficient to offset the effect of such an issuance. Acquisitions of additional brands may also involve challenges related to integration into our existing operations, merging diverse cultures, and retaining key employees. Any failure to integrate additional brands successfully in the future may adversely impact our reputation and business.

As a result, there is no guarantee that our stockholders will achieve greater returns as a result of any future acquisitions we complete.

Intense competition in the apparel, fashion, and jewelry industries could reduce our sales and profitability.

As a fashion company, we face intense competition from other domestic and foreign apparel, footwear, accessories, and jewelry manufacturers and retailers. Competition has and may continue to result in pricing pressures, reduced profit margins, lost market share, or failure to grow our market share, any of which could substantially harm our business and results of operations. Competition is based on many factors including, without limitation, the following:

●	establishing and maintaining favorable brand recognition;
●	developing products that appeal to consumers;
●	pricing products appropriately;
●	determining and maintaining product quality;
●	obtaining access to sufficient floor space in retail locations;
●	providing appropriate services and support to retailers;
●	maintaining and growing market share;
●	developing and maintaining a competitive e-commerce site;
●	hiring and retaining key employees; and
●	protecting intellectual property.

Competition in the apparel, fashion and jewelry industries is intense and is dominated by a number of very large brands, many of which have longer operating histories, larger customer bases, more established relationships with a broader set of potential licensees, greater brand recognition, and greater financial, research and development, marketing, distribution, and other resources than we do. These capabilities of our competitors may allow them to better withstand downturns in the economy or apparel, fashion and jewelry industries. Any increased competition, or our failure to adequately address any of these competitive factors which we have seen from time to time, could result in reduced sales, which could adversely affect our business, financial condition, and operating results.

Competition, along with such other factors as consolidation within the retail industry and changes in consumer spending patterns, could also result in significant pricing pressure and cause the sales environment to be more promotional, as it has been in recent years, impacting our financial results. If promotional pressure remains intense, either through actions of our competitors or through customer expectations, this may cause a further reduction in our sales and gross margins and could have a material adverse effect on our business, financial condition, and operating results.

Because of the intense competition within our existing and potential wholesale licensees’ markets and the strength of some of their competitors, we and our licensees may not be able to continue to compete successfully.

We expect our existing and future licenses to relate to products in the apparel, footwear, accessories, jewelry, home goods, and other consumer industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition, and service. In addition, various fashion trends and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing, and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our contractual arrangements.

If our competition for licenses increases, or any of our current licensees elect not to renew their licenses or renew on terms less favorable than today, our growth plans could be slowed and our business, financial condition and results of operations would be adversely affected.

To the extent we seek to acquire additional brands, we will face competition to retain licenses and to complete such acquisitions. The ownership, licensing, and management of brands is becoming a more widely utilized method of managing consumer brands as production continues to become commoditized and manufacturing capacity increases worldwide. We face competition from numerous direct competitors, both publicly and privately-held, including traditional apparel and consumer brand companies, other brand management companies and private equity groups. Companies that traditionally focused on wholesale manufacturing and sourcing models are now exploring licensing as a way of growing their businesses through strategic licensing partners and direct-to-retail contractual arrangements. Furthermore, our current or potential licensees may decide to develop or purchase brands rather than renew or enter into contractual agreements with us. In addition, this increased competition could result in lower sales of products offered by our licensees under our brands. If our competition for licenses increases, it may take us longer to procure additional licenses, which could slow our growth rate.

Difficulties with foreign sourcing may adversely affect our business.

Our licensees work with several manufacturers overseas, primarily located overseas, including in China and Thailand. A manufacturing contractor’s failure to ship products to our licensees in a timely manner or to meet the required quality standards could cause the licensee to miss the delivery date requirements of its customers for those items or not have seasonal product available for a selling season. The failure to make timely deliveries may cause their customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could reduce our licensing royalties, which could have a material adverse effect on us.

As a result of the magnitude of our licensees’ foreign sourcing, our business is subject to the following risks:

●	political and economic instability in countries or regions, especially Asia, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays with deliveries or impoundment of goods;
●	imposition of regulations, quotas and other trade restrictions relating to imports, including quotas imposed by bilateral textile agreements between the U.S. and foreign countries;

●	currency exchange rates;
●	imposition of increased duties, tariffs, taxes, and other charges on imports;
●	pandemics and disease outbreaks such as COVID-19;
●	labor union strikes at ports through which our products enter the U.S.;
●	labor shortages in countries where contractors and suppliers are located;
●	restrictions on the transfer of funds to or from foreign countries;
●	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;
●	the migration and development of manufacturing contractors, which could affect where our brands are or are planned to be produced;
●	increases in the costs of fuel, travel and transportation; and
●	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent our licensees from manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, the production and sale of our brands could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

Our failure to protect our proprietary rights could compromise our competitive position and decrease the value of our brands.

We own, through our wholly owned subsidiaries, various U.S. federal trademark registrations and foreign trademark registrations for our brands, together with pending applications for registration, which are vital to the success and further growth of our business and which we believe have significant value. We rely primarily upon a combination of trademarks, copyrights, and contractual restrictions to protect and enforce our intellectual property rights domestically and internationally. We believe that such measures afford only limited protection and, accordingly, there can be no assurance that the actions taken by us to establish, protect, and enforce our trademarks and other proprietary rights will prevent infringement of our intellectual property rights by others, or prevent the loss of licensing revenue or other damages caused therefrom.

For instance, despite our efforts to protect and enforce our intellectual property rights, unauthorized parties may attempt to copy aspects of our intellectual property, which could harm the reputation of our brands, decrease their value, and/or cause a decline in our licensees’ sales and thus our revenues. Further, we and our licensees may not be able to detect infringement of our intellectual property rights quickly or at all, and at times, we or our licensees may not be successful in combating counterfeit, infringing, or knockoff products, thereby damaging our competitive position. In addition, we depend upon the laws of the countries where our licensees’ products are sold to protect our intellectual property. Intellectual property rights may be unavailable or limited in some countries because standards of registration and ownership vary internationally. Consequently, in certain foreign jurisdictions, we have elected or may elect not to apply for trademark registrations.

While we generally apply for trademarks in most countries where we license or intend to license our trademarks, we may not accurately predict all of the countries where trademark protection will ultimately be desirable. If we fail to timely file a trademark application in any such country, we may be precluded from obtaining a trademark registration in such country at a later date. Failure to adequately pursue and enforce our trademark rights could damage our brands, enable others to compete with our brands and impair our ability to compete effectively.

In addition, in the future, we may be required to assert infringement claims against third parties or more third parties may assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. To the extent that any of our trademarks were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our contractual arrangements, and thus our revenue stream, with respect to those trademarks. Litigation could also result in a judgment or monetary damages being levied against us.

Risks Related to an Investment in Our Securities

Management exercises significant control over matters requiring shareholder approval, which may result in the delay or prevention of a change in our control.

Pursuant to voting agreements, certain shareholders agreed to appoint a person designated by our board of directors as their collective irrevocable proxy and attorney-in-fact with respect to the shares of the common stock received by them. The proxy holder will vote in favor of matters recommended or approved by the board of directors. The board of directors has designated Robert W. D’Loren as proxy. Also, pursuant to separate voting agreements, certain other stockholders have agreed to appoint Mr. D’Loren as their respective irrevocable proxy and attorney-in-fact with respect to the shares of the common stock issued to them by us. The proxy holder shall vote in favor of matters recommended or approved by the board of directors.

The combined voting power of the common stock ownership of our directors and executive officers was approximately 40% of our voting securities as of April 5, 2025. As a result, our management through such stock ownership will exercise significant influence over all matters requiring shareholder approval, including the election of our directors and approval of significant corporate transactions. This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than management. There is also a risk that our existing management and a limited number of stockholders may have interests which are different from certain stockholders and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our common stock, which could negatively impact the market price and liquidity of our common stock and our ability to access the capital markets.

On April 16, 2024, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) notifying us that the minimum bid price per share for our common stock fell below $1.00 for a period of 30 consecutive business days. Therefore, the Company did not meet the minimum bid price requirement set forth in the Nasdaq listing rules. On October 15, 2024, Nasdaq notified us that we would be provided an additional 180 days, or until April 14, 2025, to regain compliance with the minimum bid price requirement.

In order to assist in bringing us in compliance with the minimum bid price requirement, we effected a one-for-ten (1:10) reverse stock split of our outstanding shares of common stock effective March 24, 2025. On April 8, 2025, we received a letter from the Listing Qualifications Department of Nasdaq confirming that we had regained compliance with the applicable listing rules, and this matter was closed. As of May 2, 2025, the closing price of our common stock was $2.79.

However, there can be no assurance that the minimum bid price for our common stock will continue to stay above $1.00 per share in the future.

If our shares of common stock were to lose their status on Nasdaq, we believe that they would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by OTC Markets Group Inc., commonly referred to as the Pink Open Market and we may also qualify to be traded on their OTCQB market (The Venture Market). These markets are generally not considered to be as efficient as, and not as broad as, Nasdaq. Selling our shares on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock or even holding our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

Our common stock may be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which could make it more difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share, subject to a limited number of exceptions, including for having securities registered on certain national securities exchanges. If our common stock were delisted from the NASDAQ, market liquidity for our common stock could be severely and adversely affected.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

●	the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practices and disclosure requirements could impede the sale of our common stock even if and when our common stock becomes listed on the NASDAQ Capital Market. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock.

No assurance can be given that our stock will not be subject to these “penny stock” rules in the future.

Investors should be aware that, according to Commission Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our common stock has historically been thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Although our common stock is listed on the NASDAQ Capital Market, our common stock has historically been traded at relatively low volumes. As a result, the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small. This situation is attributable to a number of factors, including that we are currently a small company which is still relatively unknown to securities analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot provide any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

The market price of our common stock has declined over the past several years and may be volatile, which could reduce the market price of our common stock.

Currently the publicly traded shares of our common stock are not widely held, and do not have significant trading volume, and, therefore, may experience significant price and volume fluctuations. Although our common stock is quoted on the NASDAQ Capital Market, this does not assure that a meaningful, consistent trading market will develop or that the volatility will decline. This market volatility could reduce the market price of the common stock, regardless of our operating performance. In addition, the trading price of the common stock has been volatile over the past several years and could change significantly over short periods of time in response to actual or anticipated variations in our quarterly operating results, announcements by us, our licensees or our respective competitors, factors affecting our licensees’ markets generally and/or changes in national or regional economic conditions, making it more difficult for shares of the common stock to be sold at a favorable price or at all. The market price of the common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in the trademark licensing business or companies in the industries in which our licensees compete.

We may issue a substantial number of shares of common stock upon exercise of outstanding warrants and options.

As of December 31, 2024, we had outstanding warrants and options to purchase 736,349 shares of our common stock with a weighted average exercise price of $15.69. The holders of warrants and options will likely exercise such securities at a time when the market price of our common stock exceeds the exercise price. Therefore, exercises of warrants and options will result in a decrease in the net tangible book value per share of our common stock and such decrease could be material.

The issuance of shares upon exercise of outstanding warrants and options will dilute our then-existing stockholders’ percentage ownership of our company, and such dilution could be substantial. In addition, our growth strategy includes the acquisition of additional brands, and we may issue shares of our common stock as consideration for acquisitions. Sales or the potential for sale of a substantial number of such shares could adversely affect the market price of our common stock, particularly if our common stock remains thinly traded at such time.

As of December 31, 2024, we had an aggregate of 279,957 shares of common stock available for grants under our 2021 Equity Incentive Plan (the “2021 Plan”) to our directors, executive officers, employees, and consultants. Issuances of common stock pursuant to the exercise of stock options or other stock grants or awards which may be granted under our 2021 Plan will dilute your interest in us.

Holders of our common stock may be subject to restrictions on the use of Rule 144 by shell companies or former shell companies.

Historically, the SEC has taken the position that Rule 144 under the Securities Act, is not available for the resale of securities initially issued by companies that are, or previously were, shell companies (we were considered a shell company on and prior to September 29, 2011), to their promoters or affiliates despite technical compliance with the requirements of Rule 144. The SEC prohibits the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met: the issuer of the securities that was formerly a shell company has ceased to be a shell company; the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company. As such, due to the fact that we had been a shell company prior to September 2011, holders of “restricted securities” within the meaning of Rule 144, when reselling their shares pursuant to Rule 144, shall be subject to the conditions set forth herein.

We do not anticipate paying cash dividends on our common stock.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid dividends on our common stock, and we do not plan to pay any dividends in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing licensing operations, further develop our trademarks, and finance the acquisition of additional trademarks. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment. In addition, our credit facility limits the amount of cash dividends we may pay while amounts under the credit facility are outstanding.

Provisions of our corporate charter documents could delay or prevent change of control.

Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval, in one or more series, and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The designation of preferred stock in the future could make it difficult for third parties to gain control of our company, prevent or substantially delay a change in control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

General Risks

A pandemic outbreak of disease or similar public health threat, or fear of such an event, could have a material adverse impact on the Company’s business, operating results and financial condition.

A pandemic or outbreak of disease or similar public health threat, such as the COVID-19 pandemic, or fear of such an event, could have a material adverse impact on our business, operating results, and financial condition. The COVID-19 pandemic caused a disruption to our business, beginning in March 2020.

The impacts of the COVID-19 pandemic (including actions taken by national, state, and local governments in response to COVID-19) negatively impacted the U.S. and global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. The initial onset of the pandemic in 2020 resulted in a sudden decrease in sales for many of the Company’s products, from which we have yet to fully recover. The global pandemic affected the financial health of certain of our customers, and the bankruptcy of certain other customers; as a result, we may be required to make additional adjustments to our allowances for credit losses in future periods, which would increase our operating expenses and negatively impact our operating results.

In addition, the effects of the COVID-19 pandemic on the shipping industry negatively impacted our licensees’ ability to import products in a manner that allowed for timely delivery to customers. Congestion at ports of loading and ports of entry caused significant delays in deliveries and changes to the itineraries of steamship carriers. Truck driver shortages, shortages of truck equipment and the inability of ports to provide reliable pick up times, also negatively impacted our and our licensees’ ability to timely receive goods in the past. If our licensees are unable to mitigate any potential future supply chain disruptions, their ability to meet customer expectations, manage inventory and complete sales could be materially adversely affected, which could adversely affect our results of operations.

A decline in general economic conditions resulting in a decrease in consumer spending levels and an inability to access capital may adversely affect our business.

The success of our operations depends on consumer spending. Consumer spending is impacted by a number of factors which are beyond our control, including actual and perceived economic conditions affecting disposable consumer income (such as unemployment, wages, energy costs and consumer debt levels), customer traffic within shopping and selling environments, business conditions, interest rates and availability of credit and tax rates in the general economy and in the international, regional and local markets in which our products are sold and the impact of natural disasters and pandemics and disease outbreaks. Global economic conditions historically included significant recessionary pressures and declines in employment levels, disposable income and actual and/or perceived wealth and further declines in consumer confidence and economic growth. A depressed economic environment is often characterized by a decline in consumer discretionary spending and has disproportionately affected retailers and sellers of consumer goods, particularly those whose goods are viewed as discretionary or luxury purchases, including fashion apparel and accessories such as ours. Such factors as well as another shift towards recessionary conditions have in the past, and could in the future, devalue our brands, which could result in an impairment in its carrying value, which could be material, create downward pricing pressure on the products carrying our brands, and adversely impact our sales volumes and overall profitability. Further, economic and political volatility and declines in the value of foreign currencies could negatively impact the global economy as a whole and have a material adverse effect on the profitability and liquidity of our operations, as well as hinder our ability to grow through expansion in the international markets. In addition, domestic and international political situations also affect consumer confidence, including the threat, outbreak or escalation of terrorism, military conflicts or other hostilities around the world.

Furthermore, changes in the credit and capital markets, including market disruptions, limited liquidity, and interest rate fluctuations, may increase the cost of financing or restrict our access to potential sources of capital for future acquisitions.

The risks associated with our business are more acute during periods of economic slowdown or recession. Accordingly, any prolonged economic slowdown or a lengthy or severe recession with respect to either the U.S. or the global economy is likely to have a material adverse effect on our results of operations, financial condition, and business prospects.

Macroeconomic conditions and international trade conditions could adversely impact our business and results of operations.

Poor economic and market conditions, including a potential recession, may negatively impact market sentiment, decreasing the demand for apparel, footwear, accessories, fine jewelry, home goods, and other consumer products, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

Our business is also subject to risks associated with U.S. and foreign legislation, regulations and trade agreements (including those resulting from the transition to new political administrations) relating to the products and materials our licensees import, including quotas, duties, tariffs or taxes, and other charges or restrictions on imports on our branded and co-branded products. For example, the United States has recently enacted and proposed to enact significant new tariffs, including a 25% tariff on imports from Mexico and Canada into the United States. While these tariffs are currently suspended while negotiations take place for a long-term agreement, there continues to exist significant uncertainty about the future relationship between the U.S. and other countries (including China) with respect to trade policies, treaties and tariffs. These developments, or the perception that they could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted countries.

We cannot predict whether additional U.S. and foreign customs quotas, duties (including antidumping or countervailing duties), tariffs and any retaliatory counter measures, taxes or other charges or restrictions, requirements as to where raw materials and component parts must be purchased, additional workplace regulations or other restrictions on our imports will be imposed in the future or adversely modified, or what effect such actions would have on our revenues and costs of operations. Recently imposed or future quotas, duties or tariffs and any retaliatory counter measures may have a material adverse effect on the cost of our products and the related components and raw materials and our ability to sell products and services outside the United States. Future trade agreements or modifications to existing trade agreements could also provide our competitors with an advantage over us, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. The ultimate impact of any tariffs and any retaliatory counter measures will depend on various factors, including if any tariffs are ultimately implemented, the timing of implementation, and the amount, scope and nature of the tariffs.

Changes in U.S. and foreign government administrative policy, including the imposition of or increases in tariffs and changes to existing trade agreements could have a material adverse effect on us.

As a result of changes to U.S. and foreign government administrative policy, there may be changes to existing trade agreements, greater restrictions on free trade generally, the imposition of or significant increases in tariffs on goods imported into the U.S., including tariffs on products manufactured in China, Canada, or Mexico, and adverse responses by foreign governments to U.S. trade policies, among other possible changes. The U.S. administration has announced it intends to implement or increase tariffs, and it remains unclear what the U.S. administration or foreign governments will or will not do with respect to tariffs or trade agreements and policies. A trade war, other governmental action related to tariffs or trade agreements, changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where the products of our licensees are manufactured may have a negative impact on the wholesale sales of our licensees and retail sales of our retail partners, and any resulting negative sentiments towards the U.S. as a result of such changes, could have a material adverse effect on license revenues, our business, financial condition, results of operations, and cash flows.

Extreme or unseasonable weather conditions could adversely affect our business.

Extreme weather events and changes in weather patterns can influence customer trends and shopping habits. Extended periods of unseasonably warm temperatures during the fall and winter seasons, or cool weather during the summer season, may diminish demand for our seasonal merchandise. Heavy snowfall, hurricanes or other severe weather events in the areas in which our retail stores and the retail stores of our wholesale customers are located may decrease customer traffic in those stores and reduce our sales and profitability. If severe weather events were to force closure of or disrupt operations at the distribution centers we use for our merchandise, we could incur higher costs and experience longer lead times to distribute our products to our retail stores, wholesale customers or digital channel customers. If prolonged, such extreme or unseasonable weather conditions could adversely affect our business, financial condition, and results of operations.

Our trademarks and other intangible assets are subject to impairment charges under accounting guidelines.

Our intangible assets including our trademarks had a net carrying value of $34.8 million as of December 31, 2024 and represent a substantial portion of our assets. Under accounting principles generally accepted in the United States of America (“GAAP”), finite-lived intangible assets are amortized over their estimated useful lives, and reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Non-renewal of license agreements or other factors affecting our market segments or brands could result in significantly reduced revenue for a brand, which could result in a devaluation of the affected trademark. If such devaluations of our trademarks were to occur, a material impairment in the carrying value of one or more of our trademarks could also occur and be charged as a non-cash expense to our operating results, which could be material. Any write-down of intangible assets resulting from future periodic evaluations would, as applicable, either decrease our net income or increase our net loss and those decreases or increases could be material.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results.

Our future effective tax rates could be adversely affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or by a change in allocation of state and local jurisdictions, or interpretations thereof. The Company currently files U.S. federal tax returns and various state tax returns. Tax years that remain open for assessment for federal and state purposes include the years ended December 31, 2020 through December 31, 2024. We regularly assess the likelihood of recovering the amount of deferred tax assets recorded on the balance sheet and the likelihood of adverse outcomes resulting from examinations by various taxing authorities in order to determine the adequacy of our provision for income taxes. Although under the 2017 Tax Cuts and Jobs Act Federal tax rates are lower, certain expenses will be either reduced or eliminated, causing the Company to have increased taxable income, which may have an adverse effect on our future income tax obligations. We cannot guarantee that the outcomes of these evaluations and continuous examinations will not harm our reported operating results and financial condition.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, which subject us to inherent costs and risks associated with maintaining, upgrading, replacing, and changing these systems, including impairment of our information technology, potential disruption of our internal control systems, substantial capital expenditures, demands on management time, cyber security breaches and other risks of delays or difficulties in upgrading, transitioning to new systems, or of integrating new systems into our current systems.

System security risk issues as well as other major system failures could disrupt our internal operations or information technology services, and any such disruption could negatively impact our revenues, increase our expenses, and harm our reputation.

Consumers are increasingly concerned over the security of personal information transmitted over the internet, consumer identity theft, and user privacy, and any compromise of customer information could subject us to customer or government litigation and harm our reputation, which could adversely affect our business and growth. Moreover, we could incur significant expenses or disruptions of our operations in connection with system failures or breaches. In addition, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems. The costs to us to eliminate or alleviate security problems, viruses, and bugs, or any problems associated with our newly transitioned systems or outsourced services could be significant, and the efforts to address these problems could result in interruptions, delays or cessation of service that may impede our sales, distribution or other critical functions. In addition to taking the necessary precautions ourselves, we require that third-party service providers implement reasonable security measures to protect our customers’ identity and privacy as well as credit card information. We do not, however, control these third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future. We could also incur significant costs in complying with the multitude of state, federal, and foreign laws regarding the use and unauthorized disclosure of personal information, to the extent they are applicable. In the case of a disaster affecting our information technology systems, we may experience delays in recovery of data, inability to perform vital corporate functions, tardiness in required reporting and compliance, failures to adequately support our operations, and other breakdowns in normal communication and operating procedures that could materially and adversely affect our financial condition and results of operations.

We rely significantly on information technology systems and any failure, inadequacy, interruption, or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively and have a material adverse effect on our business, reputation, financial condition, and results of operations.

We rely significantly on our information technology systems to effectively manage and maintain our operations, and internal reports. Any failure, inadequacy, or interruption of that infrastructure or security lapse (whether intentional or inadvertent) of that technology, including cybersecurity incidents or attacks, could harm our ability to operate our business effectively. Our investment in ORME also leverages certain artificial intelligence (AI) technologies, which ORME’s technology partner licenses from several third parties including but not limited to Amazon and ChatGPT, and which technologies are nascent and rapidly evolving.

In addition, our technology systems, including our cloud technologies, continue to increase in multitude and complexity, making them potentially vulnerable to breakdown, cyberattack, and other disruptions. Potential problems and interruptions associated with the implementation of new or upgraded technology systems or with maintenance or adequate support of existing systems could disrupt or reduce the efficiency of our operations and expose us to greater risk of security breaches. Cybersecurity incidents resulting in the failure of our enterprise resource planning system, production management, or other systems to operate effectively or to integrate with other systems, or a breach in security or other unauthorized access or unavailability of these systems or those of any third parties on whom we depend, have occurred in the past and may affect our ability in the future to manage and maintain our operations, internal reports, and result in reduced efficiency of our operations.

As part of our business, we collect, store, and transmit large amounts of confidential information, proprietary data, intellectual property, and personal data. The information and data processed and stored in our technology systems, and those of our licensees, joint ventures, and other third parties on whom we depend to operate our business, may be vulnerable to loss, damage, denial-of-service, unauthorized access, or misappropriation. Data security incidents may be the result of unauthorized or unintended activity (or lack of activity) by our employees, contractors, or others with authorized access to our network or malware, hacking, business email compromise, phishing, ransomware, or other cyberattacks directed by third parties. While we have implemented measures to protect our information and data stored in our technology systems and those of the third parties that we rely on, our efforts may not be successful. In addition, employee error, malfeasance, or other errors in the storage, use, or transmission of any such information could result in a disclosure to third parties outside of our network. As a result, we could incur significant expenses addressing problems created by any such inadvertent disclosure or any security breaches of our network.

We have experienced and may continue to experience cybersecurity incidents, including an unsuccessful ransomware attack in February 2024, although to our knowledge we have not experienced any material incident or interruption to date. If such a significant event were to occur, it could result in a material disruption of our business and commercial operations, including due to a loss, corruption, or unauthorized disclosure of our trade secrets, personal data, or other proprietary or sensitive information. Further, these cybersecurity incidents can lead to the public disclosure of personal information (including sensitive personal information) of our employees, customers, and others and result in demands for ransom or other forms of blackmail. Such attacks, including phishing attacks and attempts to misappropriate or compromise confidential or proprietary information or sabotage enterprise information technology systems, are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including industrial espionage) and expertise, including by organized criminal groups, “hacktivists,” nation states, and others. Moreover, the costs to us to investigate and mitigate cybersecurity incidents could be significant. Any security breach that results in the unauthorized access, use, or disclosure of personal data may require us to notify individuals, governmental authorities, credit reporting agencies, or other parties pursuant to privacy and security laws and regulations or other obligations. Such a security compromise could harm our reputation, erode confidence in our information security measures, and lead to regulatory scrutiny. To the extent that any disruption or security breach resulted in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential, proprietary, or personal information, we could be exposed to a risk of loss, enforcement measures, penalties, fines, indemnification claims, litigation and potential civil or criminal liability, which could materially adversely affect our business, financial condition and results of operations.

Not all our contracts contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Further, the SEC has adopted new rules that require us to provide greater disclosures around proactive security protections that we employ and reactive issues (e.g., security incidents). Any such disclosures, including those under state data breach notification laws, can be costly, and the disclosures we make to comply with, or the failure to comply with, such requirements could lead to adverse consequences.

Changes in laws could make conducting our business more expensive or otherwise change the way we do business.

We are subject to numerous domestic and international regulations, including labor and employment, customs, truth-in-advertising, consumer protection, data protection, and zoning and occupancy laws and ordinances that regulate retailers generally or govern the importation, promotion and sale of merchandise and the operation of stores and warehouse facilities. If these regulations were to change or were violated by our management, employees, vendors, independent manufacturers or partners, the costs of certain goods could increase, or we could experience delays in shipments of our products, be subject to fines or penalties, or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of business more expensive or require us to change the way we do business. Laws related to employee benefits and treatment of employees, including laws related to limitations on employee hours, supervisory status, leaves of absence, mandated health benefits, overtime pay, unemployment tax rates and citizenship requirements, could negatively impact us, by increasing compensation and benefits costs, which would in turn reduce our profitability.

Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for certain merchandise, or additional labor costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws and future actions or payments related to such changes could be material to us.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud. In such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting. We have dedicated a significant amount of time and resources to comply with this legislation for the years ended December 31, 2024 and 2023, and will continue to do so for future fiscal periods. However, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2024 and 2023 due to material weaknesses. We cannot be certain that our internal controls will become effective or that future material changes to our internal control over financial reporting will be effective. If we cannot adequately obtain and maintain the effectiveness of our internal control over financial reporting, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock. Moreover, if we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until we are no longer a “smaller reporting company.” At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse or qualified in the event that they are not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness or significant deficiency in the future.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business and have an adverse effect on results of operations.

Risks Related to Our Stock and the Resale of Shares by the Selling Stockholders

It is not possible to predict the actual number of shares of Common Stock we may sell to White Lion under the Common Stock Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by White Lion for the shares of Common Stock that we may elect to sell to White Lion under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to White Lion pursuant to the Common Stock Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to White Lion under the Purchase Agreement, the purchase price per share that White Lion will pay for shares purchased from us under the Common Stock Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by White Lion under the Common Stock Purchase Agreement.

White Lion may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our Common Stock ultimately offered for sale by White Lion is dependent upon the number of shares of Common Stock, if any, we ultimately sell to White Lion under the Common Stock Purchase Agreement.

The terms of the Common Stock Purchase Agreement limit the amount of shares of Common Stock we may issue to White Lion, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Common Stock Purchase Agreement includes restrictions on our ability to sell shares of Common Stock to White Lion, including, subject to specified limitations, if a sale would cause White Lion and its affiliates to beneficially own in excess of 4.99% of the then total outstanding shares of Common Stock, provided that, White Lion may increase this beneficial ownership limitation up to 9.99% at its sole discretion upon 61 days prior written notice to the Company. In addition, under applicable rules of Nasdaq, in no event may we issue or sell to White Lion under the Common Stock Purchase Agreement shares of our Common Stock, including the Commitment Shares, in excess of 1,178,173 shares, which is equal to the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all shares of Common Stock issued to White Lion under the Common Stock Purchase Agreement (including the Commitment Shares) equals or exceeds $1.36 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement pursuant to the rules and regulations of Nasdaq.

Accordingly, we cannot guarantee that we will be able to sell all 15,000,000 Purchase Shares in this offering. If we cannot sell the full amount of the shares of Common Stock that White Lion has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of Common Stock.

The sale or issuance of our Common Stock to White Lion may cause dilution and the sale of the shares of Common Stock by White Lion that it acquires pursuant to the Common Stock Purchase Agreement, or the perception that such sales may occur, could cause the price of our Common Stock to decrease.

On January 21, 2026, we entered into the Common Stock Purchase Agreement with White Lion, pursuant to which White Lion has committed to purchase up to $15.0 million of our Common Stock. On the date hereof, we will issue up to 37,500 Commitment Shares to White Lion as a fee for its commitment to purchase shares of our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration. The shares of our Common Stock that may be issued under the Common Stock Purchase Agreement may be sold by us to White Lion at our sole discretion from time to time during the Commitment Period. The purchase price for the shares that we may sell to White Lion under the Common Stock Purchase Agreement will fluctuate based on the trading price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to White Lion. Additional sales of our Common Stock, if any, to White Lion will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to White Lion all, some or none of the shares of our Common Stock that are available for us to sell pursuant to the Common Stock Purchase Agreement. If and when we do sell shares to White Lion, after White Lion has acquired the shares, White Lion may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to White Lion by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to White Lion, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock, and the sale of such shares could cause the market price of Common Stock to decline significantly.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 231% of the total Common Stock outstanding as of January 30, 2026 which was 5,893,815 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

Resales of our common stock in the public market by our stockholders as a result of this offering may cause the market price of our common stock to fall.

We are registering common stock issuable upon the exercise of the Private Placement Warrants. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. The issuance of new shares of common stock could result in resales of our common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities exercisable or convertible into common stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of common stock.

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. In certain circumstances, shares of common stock and preferred stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our Board of Directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of common stock and preferred stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Our management will have broad discretion over the use of the proceeds from any cash exercise of the Warrants and Placement Agent Warrants, you may not agree with how we use the proceeds, and the proceeds may not be used in ways that may not enhance our operating results or the price of the common stock.

Our management will have broad discretion over the use of proceeds, if any, from this offering resulting from the sale of the Purchase Shares under the Common Stock Purchase Agreement and any cash exercise of Warrants, or Placement Agent Warrants, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds, if any, from the exercise of the Warrants and Placement Agent Warrants for working capital and general corporate purposes. See “Use of Proceeds” on page 29 of this prospectus for additional detail. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Moreover, the Warrants and Placement Agent Warrants permit the exercise of such warrants on a “Cashless” basis. If such warrants are exercised on a cashless basis, we will not receive any proceeds from such exercises.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We have never declared or paid cash dividends on the common stock and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors, subject to limitations under applicable law. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in common stock.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the Purchasers, which such Purchasers are not obligated to grant to us.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in this section of the prospectus titled “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference herein. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than as of the date of this prospectus or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

Use Of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants and Placement Agent Warrants. We may also receive up to $15.0 million aggregate gross proceeds under the Common Stock Purchase Agreement from any sales of shares of our Common Stock we make to White Lion pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation to sell to White Lion under the Common Stock Purchase Agreement. We currently intend to use the net proceeds from sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement and cash exercises of Warrants and Placement Agent Warrants for working capital and general corporate purposes. We have not determined the amount of net proceeds from such cash exercise, if any, to be used specifically for any particular purposes.

The expected use of net proceeds, if any, from the cash exercise of the Warrants, and Placement Agent Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from such cash exercise, if any. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies that are definitive or probable to close.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock or by negotiations between the Selling Stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this report are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words “believe,” “anticipate,” “expect,” “continue,” “estimate,” “appear,” “suggest,” “goal,” “potential,” “predicts,” “seek,” “will,” “confident,” “project,” “provide,” “plan,” “likely,” “future,” “ongoing,” “intend,” “may,” “should,” “would,” “could,” “guidance,” and similar expressions identify forward-looking statements.

Overview

We are a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Currently, our brand portfolio consists of the following:

●	the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●	the Tower Hill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●	the LB70 by Lloyd Boston brand, which is a new co-branded collaboration between Xcel and Lloyd Boston that launched in August 2024;
●	the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that we expect to launch in 2026;
●	GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which we expect to launch in 2026; and
●	Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel has the television rights and expects to launch in 2026.

We also currently own a 19% interest in ORME Live Inc., a short-form video and social commerce marketplace that launched in April 2024.

Xcel is pioneering a true omni-channel and social commerce sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels. Xcel currently operates in a working-capital light model, with our licensees and/or retail partners responsible for the procurement and sale of inventory. As such, our revenues primarily consist of royalty revenues, and we do not have risk of carrying aged inventory. As a result, fluctuations in product costs and tariffs do not have a direct impact on us, but do impact us indirectly as our royalty revenues are typically based on the net sales and success of our licensees.

Our objective is to build a diversified portfolio of lifestyle consumer products brands through organic growth and the strategic acquisition of new brands. To grow our brands, we are focused on the following primary strategies:

●	licensing of our brands for sale through interactive television (e.g., QVC, HSN, JTV, etc.);
●	licensing of our brands to retailers that sell to the end consumer;
●	licensing our brands to manufacturers and retailers for promotion and distribution through e-commerce, social commerce, live streaming, and traditional brick-and-mortar retail channels; and

●	acquiring additional consumer brands and integrating them into our operating platform, and leveraging our operating infrastructure and distribution relationships.

We believe that Xcel offers a unique value proposition to our retail partners and our licensees for the following reasons:

●	our management team, including our officers’ and directors’ experience in, and relationships within the industry;
●	our deep knowledge, expertise, and proprietary technology in live streaming and social commerce;
●	our design, sales, marketing, and technology platform that enables us to design trend-right product; and
●	our significant media and internet presence.

Business Model and Operations Restructuring

During 2023, we restructured our business operations by shifting our business from a more capital-intensive wholesale/licensing hybrid model to a capital-light “licensing plus” model. These efforts included entering into new structured contractual arrangements with best-in-class business partners (including G-III for the Halston Brand, JTV for the Ripka Brand, and One Jeanswear Group, LLC for wholesale production related to certain of our other brands) in order to more efficiently operate our wholesale and e-commerce businesses and reduce and better manage our exposure to operating risks. The restructuring initiatives, which were largely completed by June 30, 2023, provided us with approximately $15 million of cost savings on an annualized basis compared to our previous operating model.

During 2024, we took further actions to optimize our cost structure and manage our liquidity, including entering into a divestiture transaction (related to the Lori Goldstein Brand) which eliminated certain operating and compensation expenses, and relieved us of our contractual obligations to make certain future cash payments and as well as potential future contingent obligation to make future cash payments of up to approximately $11 million.

Based on these actions and initiatives taken by management over the past two years, we have reduced the Company’s direct operating costs on an annualized basis from approximately $8 million per quarter under our previous operating model to approximately $2.5 million to $3.0 million per quarter on a going-forward basis. This represents approximately $21 million of cost savings on an annualized basis compared to our cost structure in 2022. We believe that our current “licensing plus” operating model provides us with the appropriate level of resources and flexibility to execute our strategy and grow our business in light of the current economic environment and market/industry conditions.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that are the most important to the portrayal of our financial condition and results of operations, and that require our most difficult, subjective, and complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. Critical accounting estimates are those that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations. While our significant accounting policies and estimates are described in more detail in the notes to our consolidated financial statements, our most critical accounting policies and estimates, discussed below, pertain to revenue recognition, trademarks and other intangible assets, equity method investments, and income taxes. These include but are not limited to: the estimation of the useful lives of our trademarks, and the estimation of future cash flows related to our trademarks; the estimation of the fair value of our equity method investments, and judgment as to whether any declines in value are temporary; and the estimation of our future income projections and the likelihood that we will be able to realize our deferred tax assets. In applying such policies, we must use some amounts that are based upon our informed judgments and best estimates. Estimates, by their nature, are based upon judgments and available information. The estimates that we make are based upon historical factors, current circumstances, and the experience and judgment of management. We evaluate our assumptions and estimates on an ongoing basis.

Revenue Recognition

Licensing

In connection with our “licensing plus” business model, we follow Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606-10-55-65, by which we recognize licensing revenue at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales- or usage-based royalty has been allocated is satisfied (in whole or in part). More specifically, we separately identify:

(i)Contracts for which, based on experience, royalties are expected to exceed any applicable minimum guaranteed payments, and to which an output-based measure of progress based on the “right to invoice” practical expedient is applied because the royalties due for each period correlate directly with the value to the customer of our performance in each period (this approach is identified as “View A” by the FASB Revenue Recognition Transition Resource Group, “TRG”); and (ii)   Contracts for which revenue is recognized based on minimum guaranteed payments using an appropriate measure of progress, in which minimum guaranteed payments are straight-lined over the term of the contract and recognized ratably based on the passage of time, and to which the royalty recognition constraint to the sales-based royalties in excess of minimum guaranteed is applied and such sales-based royalties are recognized to the distinct period only when the minimum guaranteed is exceeded on a cumulative basis (this approach is identified as “View C” by the TRG).

Wholesale Sales

Prior to the restructuring of our business model and operations, we generated a portion of our revenue through sale of branded jewelry and apparel to both domestic and international customers who, in turn, sold the products to their consumers. We recognized revenue from such transactions within net sales in our consolidated statements of operations when performance obligations identified under the terms of contracts with our customers were satisfied, which occurred upon the transfer of control of the merchandise in accordance with the contractual terms and conditions of the sale. Shipping to customers was accounted for as a fulfillment activity and was recorded within other selling, general and administrative expenses.

Direct-to-Consumer Sales

Our revenue associated with our e-commerce jewelry operations and the Longaberger brand (prior to the restructuring of our business model and operations) was recognized within net sales in our consolidated statements of operations at the point in time when product is shipped to the customer. Shipping to customers was accounted for as a fulfillment activity and was recorded within other selling, general and administrative expenses.

Trademarks and Other Intangible Assets

Our finite-lived intangible assets (primarily trademarks, along with other intangible assets) are amortized over their estimated useful lives, which are estimated based principally on our expected use and strategic plans for each asset, our own historical experience with similar assets, and our expectations related to demand, competition, and other economic factors.

Our finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. To test our finite-lived intangible assets for impairment, we group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flows analysis or appraisals.

There were no impairment charges recorded for our intangible assets for the years ended December 31, 2024 and 2023.

Equity Method Investments

We account for our investments in entities over which we have the ability to exercise significant influence, but do not control, under the equity method of accounting, and we recognize our proportionate share of income or losses from the entity within other operating costs and expenses (income) in our consolidated statements of operations.

We initially measure our investment in an equity method investee at cost. In cases where we retain a noncontrolling interest in an investee which we had previously consolidated, we initially measure such retained interest at fair value. In estimating fair value in such cases, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Subsequent recognition of an investor’s proportionate share of income or losses of an equity method investee is generally determined based on the investor’s proportional ownership interest. However, in cases where contractual agreements specify allocation ratios for profits and losses, specified costs and expenses, and/or distributions of cash from operations, that differ from our ownership interest, we use such specified allocation ratios for purposes of determining our share of income or losses from the investee if the agreement is considered substantive.

In addition, we review our equity method investments whenever there are indicators that their carrying value may not be recoverable; if a decrease in value of the investment has occurred and such decrease is determined to be other than temporary in nature, we record an impairment charge to reduce the carrying amount of the investment to its fair value. During the year ended December 31, 2024, we recognized a $5.75 million non-cash charge for the other-than-temporary impairment of our investment in IM Topco, LLC, stemming from a decline in the fair value of the investment as a result of decreases in IM Topco, LLC’s revenues and cash flows. There were no such comparable impairment charges for the year ended December 31, 2023.

Income Taxes

Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Deferred income taxes are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities using enacted rates in effect during the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. We consider forecasted earnings, future taxable income, and prudent and feasible tax planning strategies in determined the need for these valuation allowances.

With respect to any uncertainties in income taxes recognized in our financial statements, tax positions are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that has a probability of fifty percent or greater of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts.

Summary of Operating Results

Three months ended September 30, 2025 (the “current quarter”) compared with the three months ended September 30, 2024 (the “prior year quarter”)

Revenues

Current quarter net revenue decreased by $0.79 million to $1.12 million from $1.91 million for the prior year quarter. This decrease was driven by the combination of (i) the fact that in the prior year quarter, we recognized $0.41 million of net product sales from the sale of all remaining inventory of the Longaberger Brand to a third party at cost, and (ii) declines in our licensing revenues. The declines in licensing revenue were primarily attributable to (i) lower service fees related to IM Topco (see Note 10 to the financial statements for additional details related to the services agreement with IM Topco) and (ii) lower sales of branded products by our licensees mainly due to more cautious consumer spending in the current economic environment.

Direct Operating Costs and Expenses

Direct operating costs and expenses decreased approximately $0.66 million, from $2.83 million in the prior year quarter to $2.17 million in the current quarter. This decrease was primarily attributable to the 2023 restructuring and transformation of our business operating model, along with additional cost reduction actions taken by management in 2024, which significantly reduced the Company’s payroll, operating, and overhead costs.

Management has continued to implement additional cost cutting measures throughout 2025 to further optimize the Company’s cost structure. Currently, the Company has reduced its direct operating expenses to an expected run rate of less than $10 million per annum.

Other Operating Costs and Expenses (Income)

Depreciation and amortization expense was reasonably consistent with the prior year, approximating $0.90 million in the current quarter and $0.91 million in the prior year quarter.

We recognized losses related to our equity investments in unconsolidated affiliates (IM Topco, LLC and ORME Live Inc.) of approximately $5.49 million and $6.85 million for the current quarter and prior year quarter, respectively. The current quarter loss was primarily attributable to a non-cash impairment charge related to the disposition of our remaining equity interest in IM Topco, which closed in October 2025. The prior year quarter amount was primarily attributable to the combination of (i) $0.60 million of equity method losses and (ii) a $6.25 million non-cash charge to recognize a contractual contingent obligation related to IM Topco, which was subsequently satisfied and discharged in April 2025.

Interest and Finance Expense

Interest and finance expense was approximately $0.52 million for the current quarter, compared with approximately $0.14 million for the prior year quarter. This increase was primarily attributable to the higher interest rate and higher principal balance on outstanding term loan debt in the current quarter as compared to the prior year quarter.

Income Taxes

The estimated annual effective income tax rate for the current quarter and the prior year quarter was approximately -0.3% and 0% respectively, resulting in an income tax provision (benefit) of $0.03 million and $0, respectively. The federal statutory rate differed from the effective tax rate due to the recording of a valuation allowance against the benefit that would have otherwise been recognized, as it was considered not more likely than not that the net operating losses generated during each period will be utilized in future periods.

Net Loss Attributable to Xcel Brands, Inc. Stockholders

We had a net loss of $7.90 million for the current quarter, compared with a net loss of $9.21 million for the prior year quarter, due to the combination of the factors outlined above.

Non-GAAP Net Income (Loss), Non-GAAP Diluted EPS, and Adjusted EBITDA

We had a non-GAAP net loss of approximately $1.34 million, or $(0.34) per diluted share (“non-GAAP diluted EPS”), for the current quarter and a non-GAAP net loss of $1.33 million, or $(0.57) per diluted share, for the prior year quarter. Non-GAAP net income (loss) is a non-GAAP unaudited term, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders, exclusive of amortization of trademarks, income (loss) from equity method investments, stock-based compensation and cost of licensee warrants, loss on early extinguishment of debt (if any), gains on sales of assets and investments (if any), asset impairment charges (if any), and income taxes (if any). Non-GAAP net income (loss) and non-GAAP diluted EPS measures do not include the tax effect of the aforementioned adjusting items, due to the nature of these items and the Company’s tax strategy.

We had Adjusted EBITDA of approximately $(0.65) million for the current quarter, compared with approximately $(1.05) million for the prior year quarter. Adjusted EBITDA is a non-GAAP unaudited measure, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders before interest and finance expense (including loss on extinguishment of debt, if any), accretion of lease liability for exited leases, income taxes, other state and local franchise taxes, depreciation and amortization, income (loss) from equity method investments, asset impairment charges (if any), stock-based compensation and cost of licensee warrants, gains on sales of assets and investments (if any), and costs associated with restructuring of operations.

Management uses non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company’s results of operations. Management believes non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA are also useful because these measures adjust for certain costs and other events that management believes are not representative of our core business operating results, and thus, these non-GAAP measures provide supplemental information to assist investors in evaluating the Company’s financial results.

Non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA should not be considered in isolation or as alternatives to net income, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP.

Given that non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA are financial measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA in a different manner than we calculate these measures.

In evaluating non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this report. Our presentation of non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any other unusual or non-recurring items. When evaluating our performance, you should consider non-GAAP net income (loss), non-GAAP diluted EPS, and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to non-GAAP net loss:

	Three Months Ended
	September 30,
($ in thousands)	2025	2024
Net loss attributable to Xcel Brands, Inc. stockholders	$(7,899)	$(9,213)
Amortization of trademarks	876	875
Loss from equity method investments	5,494	6,847
Stock-based compensation and cost of licensee warrants	161	158
Income tax provision (benefit)	25	—
Non-GAAP net loss	$(1,343)	$(1,333)

The following table is a reconciliation of diluted loss per share (our most directly comparable financial measure presented in accordance with GAAP) to non-GAAP diluted EPS:

	Three Months Ended
	September 30,
	2025	2024
Diluted loss per share	$(2.02)	$(3.92)
Amortization of trademarks	0.23	0.37
Loss from equity method investments	1.40	2.91
Stock-based compensation and cost of licensee warrants	0.04	0.07
Income tax provision (benefit)	0.01	—
Non-GAAP diluted EPS	$(0.34)	$(0.57)
Non-GAAP weighted average diluted shares	3,918,993	2,352,135

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA:

	Three Months Ended
	September 30,
($ in thousands)	2025	2024
Net loss attributable to Xcel Brands, Inc. stockholders	$(7,899)	$(9,213)
Interest and finance expense	522	142
Accretion of lease liability for exited lease	48	98
Income tax provision (benefit)	25	—
State and local franchise taxes	10	9
Depreciation and amortization	896	910
Loss from equity method investments	5,494	6,847
Stock-based compensation and cost of licensee warrants	161	158
Costs associated with restructuring of operations	90	—
Adjusted EBITDA	$(653)	$(1,049)

Nine months ended September 30, 2025 (the “current nine months”) compared with the nine months ended September 30, 2024 (the “prior year nine months”)

Revenues

Current nine months net revenue decreased $3.28 million to $3.77 million from $7.05 million for the prior year nine months. This decrease was primarily attributable to the June 30, 2024 divestiture of the Lori Goldstein brand and the loss of the licensing revenues associated with that brand. This decrease was also partially driven by the fact that in the prior year nine months we recognized $0.54 million of net product sales from the final sale of certain residual jewelry inventories and the sale of all remaining inventory related to the Longaberger brand.

Direct Operating Costs and Expenses

Direct operating costs and expenses decreased approximately $3.56 million, from $9.91 million in the prior year nine months to $6.35 million in the current nine months. This decrease was primarily attributable to the combination of (i) the 2023 restructuring and transformation of our business operating model, along with additional cost reduction actions taken by management in 2024, which significantly reduced the Company’s payroll, operating, and overhead costs, and (ii) the impact of the employee retention tax credit recognized in the current nine months.

Management has continued to implement additional cost cutting measures throughout 2025 to further optimize the Company’s cost structure. Currently, the Company has reduced its direct operating expenses to an expected run rate of less than $10 million per annum.

Other Operating Costs and Expenses (Income)

Depreciation and amortization expense decreased approximately $1.34 million, from $4.04 million in the prior year nine months to $2.70 million in the current nine months. This decrease is primarily attributable to the June 30, 2024 divestiture of the Lori Goldstein brand, which included trademarks related to that brand with a net book value of approximately $1.93 million at the time of the divestiture.

We recognized losses related to our equity investments in unconsolidated affiliates (IM Topco, LLC and ORME Live Inc.) of $6.01 million and $7.94 million for the current nine months and prior year nine months, respectively. The current nine months loss was primarily attributable to a $5.53 million non-cash impairment charge related to the disposition of our remaining equity interest in IM Topco, which closed in October 2025. The prior year nine months amount was composed of (i) $1.69 million of equity method losses and (ii) a $6.25 million non-cash charge to recognize a contractual contingent obligation related to IM Topco, which was subsequently satisfied and discharged in April 2025.

During the prior year nine months we recognized asset impairment charges of $3.48 million related to our exit from and sublease of our office space at 1333 Broadway, of which approximately $3.1 million related to the operating lease right-of-use asset and approximately $0.4 million related to leasehold improvements at that location. There were no similar asset impairment charges recognized during the current nine months.

Also during the prior year nine months, we recognized a $3.80 million gain on the divestiture of the Lori Goldstein Brand. The consideration received from this transaction was non-cash in nature, and consisted of approximately $6.08 million of relief from certain accrued earn-out payments and the release of contingent obligations under contractual agreements with the buyer. The net book value of the intangible assets sold was approximately $1.93 million, and we also incurred approximately $0.35 million of legal fees in connection with the sale.

Interest and Finance Expense

Interest and finance expense was approximately $3.42 million for the current nine months, representing an increase of approximately $2.98 million compared with interest and finance expense of approximately $0.44 million for the prior year nine months. This increase was primarily attributable to the combination of (i) the $1.85 million loss on early extinguishment of debt recognized during the current nine months as a result of the April 2025 refinancing of our term loan debt, and (ii) the higher interest rates and higher principal balance on outstanding term loan debt in the current nine months as compared to the prior year nine months.

Income Taxes

The estimated annual effective income tax rate for the current nine months and the prior year nine months was approximately -0.5% and 0% respectively, resulting in an income tax provision (benefit) of $0.08 million and $0, respectively. The federal statutory rate differed from the effective tax rate due to the recording of a valuation allowance against the benefit that would have otherwise been recognized, as it was considered not more likely than not that the net operating losses generated during each period will be utilized in future periods.

Net Loss Attributable to Xcel Brands, Inc. Stockholders

We had a net loss of $14.68 million for the current nine months, compared with a net loss of $15.31 million for the prior year nine months, due to the combination of the factors outlined above.

Non-GAAP Net Income (Loss), Non-GAAP Diluted EPS, and Adjusted EBITDA

We had a non-GAAP net loss of approximately $3.61 million, or $(1.24) per diluted share (“non-GAAP diluted EPS”), for the current nine months and a non-GAAP net loss of approximately $3.44 million, or $(1.53) per diluted share, for the prior year nine months.

We had Adjusted EBITDA of approximately $(1.65) million for the current nine months, compared with approximately $(2.66) million for the prior year nine months.

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to non-GAAP net loss:

	Nine Months Ended
	September 30,
($ in thousands)	2025	2024
Net loss attributable to Xcel Brands, Inc. stockholders	$(14,684)	$(15,312)
Amortization of trademarks	2,627	3,914
Loss from equity method investments	6,010	7,937
Stock-based compensation and cost of licensee warrants	513	344
Loss on early extinguishment of debt	1,850	—
Gains on sales of assets and investments	—	(3,801)
Asset impairment charges	—	3,483
Income tax provision (benefit)	75	—
Non-GAAP net loss	$(3,609)	$(3,435)

The following table is a reconciliation of diluted loss per share (our most directly comparable financial measure presented in accordance with GAAP) to non-GAAP diluted EPS:

	Nine Months Ended
	September 30,
	2025	2024
Diluted loss per share	$(5.06)	$(6.82)
Amortization of trademarks	0.90	1.74
Loss from equity method investments	2.07	3.54
Stock-based compensation and cost of licensee warrants	0.18	0.15
Loss on early extinguishment of debt	0.64	—
Gains on sales of assets and investments	—	(1.69)
Asset impairment charges	—	1.55
Income tax provision	0.03	—
Non-GAAP diluted EPS	$(1.24)	$(1.53)
Non-GAAP weighted average diluted shares	2,904,399	2,246,569

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA:

	Nine Months Ended
	September 30,
($ in thousands)	2025	2024
Net loss attributable to Xcel Brands, Inc. stockholders	$(14,684)	$(15,312)
Interest and finance expense	3,419	438
Accretion of lease liability for exited lease	168	174
Income tax provision (benefit)	75	—
State and local franchise taxes	24	33
Depreciation and amortization	2,695	4,044
Loss from equity method investments	6,010	7,937
Asset impairment charges	—	3,483
Stock-based compensation and cost of licensee warrants	513	344
Gains on sales of assets and investments	—	(3,801)
Costs associated with restructuring of operations	129	—
Adjusted EBITDA	$(1,651)	$(2,660)

Year ended December 31, 2024 (the “Current Year”) compared with the year ended December 31, 2023 (the “Prior Year”).

Revenues

Current Year net revenue decreased approximately $9.5 million to $8.3 million from $17.8 million for the Prior Year.

This decline was primarily attributable to the $8.25 million decrease in net product sales from $8.60 million in the Prior Year to $0.35 million in the Current Year, due to the exit from our wholesale apparel and fine jewelry sales operations and outsourcing of our Longaberger business as part of the restructuring and transformation of our business operating model in 2023. The only net product sales in the Current Year were related to the final sale of certain residual jewelry inventories and the sale of all remaining inventory related to the Longaberger brand; as of December 31, 2024, the Company has no remaining inventory.

Net licensing revenues decreased by approximately $1.25 million, from $9.16 million in the Prior Year to $7.91 million in the Current year. This decline was primarily attributable to the June 30, 2024 divestiture of the Lori Goldstein Brand, partially offset by licensing revenues from the new licensing agreements with best-in-class business partners that we entered into in 2023, most notably the Halston Master License with G-III Apparel Group, as well as increased revenues generated by the C Wonder brand and Judith Ripka brand and the recently launched TowerHill by Christie Brinkley brand.

Cost of Goods Sold and Gross Profit

Current Year cost of goods sold was $0.45 million, compared with $6.92 million for the Prior Year. This decrease was driven by the aforementioned exit from our wholesale and direct-to-consumer operations as part of the 2023 business model restructuring.

Gross profit margin from net product sales (net sales less cost of goods sold, divided by net sales) decreased from approximately 20% in the Prior Year to approximately negative 28% in the Current Year. The negative margin results for the Current Year reflect the fact that we sold all of our remaining inventory at cost, and also recognized a reduction to revenue for charge-backs.

Direct Operating Costs and Expenses

Direct operating costs and expenses decreased approximately $10.41 million from $23.17 million in the Prior Year to $12.76 million in the Current Year. This decrease was primarily attributable to the 2023 restructuring and transformation of our business operating model, which included reductions in staffing levels as well as related reductions in other overhead costs, as well as additional actions taken in 2024 to further optimize our cost structure (including the divestiture of the Lori Goldstein Brand, which eliminated certain operating and compensation expenses).

Other Operating Costs and Expenses (Income)

Depreciation and amortization expense decreased approximately $2.00 million, from $6.95 million in the Prior Year to $4.95 million in the Current Year. This decrease was primarily attributable to the June 30, 2024 divestiture of the Lori Goldstein Brand, which included trademarks related to that brand with a net book value of approximately $1.93 million at the time of the divestiture.

Equity method losses related to our equity investments in unconsolidated affiliates (IM Topco, LLC and Orme Live Inc.) were $1.73 million and $2.06 million for the Current Year and Prior Year, respectively, due to the operations of those businesses and the allocation and distribution provisions of the applicable operating agreements. The equity method losses for both 2024 and 2023 primarily consisted of our proportional share of the amortization expense of the Isaac Mizrahi intellectual property assets held by IM Topco, LLC.

We also recognized $9.96 million of non-cash charges in the Current Year related to our investment in IM Topco, LLC, including (i) a $4.21 million non-cash charge to recognize the estimated value of our contractual obligation to transfer a portion of our equity ownership interests in IM Topco, LLC to WHP in 2025, and (ii) a $5.75 million non-cash charge for the other-than-temporary impairment of our investment in IM Topco, LLC. The former item was recognized in 2024 to reflect the Company’s economic interest and represents a subsequent reduction of the previously-recognized gain from the 2022 sale of a majority interest in the Isaac Mizrahi Brand, while the latter item is reflective of the decrease in the fair value of our investment due to declines in the revenues and cash flows of IM Topco, LLC.

During the Current Year, we recognized a $3.80 million gain on the divestiture of the Lori Goldstein Brand. The consideration received from this transaction was non-cash in nature, and consisted of approximately $6.08 million of relief from certain accrued earn-out payments and the release of contingent obligations under contractual agreements with the buyer. The net book value of the intangible assets sold was approximately $1.93 million, and we also incurred approximately $0.35 million of legal fees in connection with the sale.

Also during the Current Year, we recognized asset impairment charges of approximately $3.48 million related to our exit from and sublease of our offices at 1333 Broadway, of which approximately $3.1 million related to the operating lease right-of-use asset and approximately $0.4 million related to leasehold improvements at that location.

During the Prior Year, we recognized a gain of $0.36 million related to the sale of a limited partner ownership interest in an unconsolidated affiliate, which was entered into in 2016, and a gain of $0.45 million related to a lease termination settlement with the landlord of our former retail store location.

Interest and Finance Expense

Interest and finance expense for the Current Year was $0.93 million, compared with $0.38 million for the Prior Year.

This $0.55 million increase was primarily attributable to the fact that during the Prior Year, we did not have any outstanding debt for most of the year, until we entered into a $5.0 million term loan in October 2023. That term loan debt remained outstanding for most of the Current Year, until we refinanced our debt and entered into a new $10.0 million term loan agreement in December 2024. Also in connection with the refinancing in the Current Year, we incurred a loss on the early extinguishment of $0.29 million.

Income Tax Provision

The estimated annual effective income tax rate for the Current Year was approximately -1%, resulting in an income tax provision of $0.22 million. During the Current Year, the effective tax rate differed from the federal statutory rate primarily due to the recording of a valuation allowance against the benefit that would have otherwise been recognized for the year, as it was considered not more likely than not that the net operating losses generated during the year will be utilized in future periods.

The effective income tax rate for the Prior Year was approximately -6%, resulting in a $1.21 million income tax provision. During the Prior Year, the federal statutory rate differed from the effective tax rate primarily due to the initial establishment of a valuation allowance against the Company’s cumulative net deferred tax assets, as it was determined that it was not more likely than not that the net operating losses generated by the Company will be utilized in future periods.

Net Loss Attributable to Xcel Brands, Inc. Stockholders

We had a net loss of approximately $22.4 million for the Current Year, compared with a net loss of approximately $21.1 million for the Prior Year, as a result of the factors discussed above.

Non-GAAP Net Income, Non-GAAP Diluted EPS, and Adjusted EBITDA

We had a non-GAAP net loss of $5.1 million or $(2.23) per share (“non-GAAP diluted EPS”) based on 2,275,332 weighted average shares outstanding for the Current Year, compared with a non-GAAP net loss of $12.2 million or $(6.17) per share based on 1,971,072 weighted average shares outstanding for the Prior Year. Non-GAAP net income is a non-GAAP unaudited term, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders, exclusive of asset impairment charges, amortization of trademarks, income (loss) from equity method investments, contingent reduction in equity ownership of IM Topco, LLC, stock-based compensation and cost of licensee warrants, loss on extinguishment of debt, gains on sales of assets and investments, gain on lease termination, and income taxes. Non-GAAP net income and non-GAAP diluted EPS measures do not include the tax effect of the aforementioned adjusting items, due to the nature of these items and the Company’s tax strategy.

We had Adjusted EBITDA of approximately $(3.5) million for the Current Year, compared with Adjusted EBITDA of approximately $(5.7) million for the Prior Year. Adjusted EBITDA is a non-GAAP unaudited measure, which we define as net income (loss) attributable to Xcel Brands, Inc. stockholders before interest and finance expenses (including loss on extinguishment of debt, if any), accretion of lease liability for exited leases, income taxes, other state and local franchise taxes, depreciation and amortization, income (loss) from equity method investments, contingent reduction in equity ownership of IM Topco, LLC, asset impairment charges, stock-based compensation and cost of licensee warrants, gains on sales of assets and investments, gain on lease termination, and costs associated with restructuring of operations. Costs associated with restructuring of operations include operating losses generated by certain of our businesses that have been restructured or discontinued (i.e., wholesale apparel and fine jewelry), as well as non-cash charges associated with the restructuring of certain contractual arrangements.

Management uses non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to identify business trends relating to the Company’s results of operations. Management believes non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are also useful because these measures adjust for certain costs and other events that management believes are not representative of our core business operating results, and thus these non-GAAP measures provide supplemental information to assist investors in evaluating the Company’s financial results.

Non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA should not be considered in isolation or as alternatives to net income, earnings per share, or any other measure of financial performance calculated and presented in accordance with GAAP. Given that non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA are financial measures not deemed to be in accordance with GAAP and are susceptible to varying calculations, our non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate these measures in a different manner than we do.

In evaluating non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA, you should be aware that in the future we may or may not incur expenses similar to some of the adjustments in this report. Our presentation of non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA does not imply that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider non-GAAP net income, non-GAAP diluted EPS, and Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP results, and not rely on any single financial measure.

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to non-GAAP net loss:

	Year Ended December 31,
($ in thousands)	2024	2023
Net loss attributable to Xcel Brands, Inc. stockholders	$(22,395)	$(21,052)
Asset impairment charges	3,483	100
Amortization of trademarks	4,790	6,085
Loss from equity method investments	7,623	2,060
Contingent reduction in equity ownership of IM Topco, LLC	4,213	—
Stock-based compensation and cost of licensee warrants	509	242
Loss on extinguishment of debt	287	—
Gains on sales of assets and investments	(3,801)	(359)
Gain on lease termination	—	(445)
Income tax provision	220	1,212
Non-GAAP net loss	$(5,071)	$(12,157)

The following table is a reconciliation of diluted loss per share to non-GAAP diluted EPS:

	Year Ended December 31,
	2024	2023
Diluted loss per share attributable to Xcel Brands, Inc. stockholders	$(9.84)	$(10.68)
Asset impairment charges	1.53	0.05
Amortization of trademarks	2.10	3.09
Loss from equity method investments	3.35	1.05
Contingent reduction in equity ownership of IM Topco, LLC	1.85	—
Stock-based compensation and cost of licensee warrants	0.22	0.12
Loss on extinguishment of debt	0.13	—
Gains on sales of assets and investments	(1.67)	(0.18)
Gain on lease termination	—	(0.23)
Income tax provision	0.10	0.61
Non-GAAP diluted EPS	$(2.23)	$(6.17)
Diluted weighted average shares outstanding	2,275,332	1,971,072

The following table is a reconciliation of net loss attributable to Xcel Brands, Inc. stockholders (our most directly comparable financial measure presented in accordance with GAAP) to Adjusted EBITDA:

	Year Ended December 31,
($ in thousands)	2024	2023
Net loss attributable to Xcel Brands, Inc. stockholders	$(22,395)	$(21,052)
Interest and finance expense	931	381
Accretion of lease liability for exited lease	240	—
Income tax provision	220	1,212
State and local franchise taxes	40	76
Depreciation and amortization	4,947	6,954
Loss from equity method investments	7,623	2,060
Contingent reduction in equity ownership of IM Topco, LLC	4,213	—
Asset impairment charges	3,483	100
Stock-based compensation and cost of licensee warrants	509	242
Gains on sales of assets and investments	(3,801)	(359)
Gain on lease termination	—	(445)
Costs associated with restructuring of operations	537	5,106
Adjusted EBITDA	$(3,453)	$(5,725)

Liquidity and Capital Resources

General

As of September 30, 2025 and December 31, 2024, our unrestricted cash and cash equivalents were approximately $1.5 million and $1.3 million, respectively.

Restricted cash at September 30, 2025 consisted of $0.7 million of cash deposited as collateral for a standby letter of credit associated with a real estate lease and $1.0 million of cash deposited in a bank account to satisfy a liquidity covenant in the Company’s term loan debt agreement. Restricted cash at December 31, 2024 consisted of $0.7 million of cash deposited as collateral for a standby letter of credit associated with a real estate lease.

Our principal capital requirements have generally been to fund working capital needs and acquire new brands. Our current “licensing plus” operating model is a working capital light business model, and generally does not require material capital expenditures. As of September 30, 2025, we have no significant commitments for future capital expenditures.

Working Capital

We had a working capital deficit (which we calculate in a non-GAAP manner as current assets less current liabilities, excluding the current portions of lease obligations, deferred revenue, and any contingent obligations payable in shares or via other non-cash means) of approximately $0.89 million as of September 30, 2025. This working capital deficit includes and is primarily reflective of the November 2025 amendment to our term loan debt, which resulted in the accelerated maturity of a significant portion of our Term Loan A debt and the associated reclassification of $1.0 million of restricted cash from non-current assets to current assets; absent these impacts of this amendment, our working capital at September 30, 2025 would have been approximately $0.61 million. We had working capital of approximately $0.76 million as of December 31, 2024.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As of September 30, 2025, we have incurred recurring losses, a history of cash flows used in operating activities, and an accumulated deficit. While we have undertaken significant restructuring efforts during 2023 and 2024, and have implemented additional measures during 2025 to further optimize its cost structure, management has determined that, absent additional funding, there is substantial doubt about the Company’s ability to meet its financial obligations as they become due within twelve months from the date these accompanying unaudited condensed consolidated financial statements are issued.

In April 2025, we restructured our outstanding debt and received net proceeds from financing activities. In August 2025, we closed on a public offering and private placement of our common stock, which provided us with additional net proceeds. While these transactions have significantly improved our liquidity position, the proceeds received may still be insufficient to fully address our liquidity needs.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to continue exploring strategic financing alternatives and operational efficiencies to improve liquidity. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Commentary on the components of our cash flows for the current nine months as compared with the prior year nine months is set forth below.

Operating Activities

Net cash used in operating activities was approximately $5.20 million in the current nine months, compared with approximately $3.31 million in the prior year nine months.

The current nine months net cash used in operating activities was primarily attributable to the combination of the net loss of $(14.78) million plus non-cash items of approximately $11.62 million and the net change in operating assets and liabilities of approximately $(2.04) million. Non-cash items were primarily comprised of $6.01 million of losses and impairment charges related to our equity method investments, $1.85 million from the loss on early extinguishment of debt, $2.70 million of depreciation and amortization expense, and $0.69 million of aggregate non-cash interest expenses. The net change in operating assets and liabilities was primarily driven by approximately $(2.05) million of payments of accounts payable, accrued expenses, accrued income taxes payable, and other current liabilities.

The prior year nine months net cash used in operating activities was primarily attributable to the combination of the net loss of $(15.40) million plus non-cash items of approximately $11.99 million and the net change in operating assets and liabilities of approximately $0.11 million. Non-cash items were primarily comprised of approximately $6.25 million for the change in value of contingent obligations related to our equity method investments, our $1.68 million undistributed proportional share of net losses from equity method investees, $4.04 million of depreciation and amortization expense, and $3.48 million of asset impairment charges, partially offset by a $(3.80) million gain on the divestiture of the Lori Goldstein Brand. The net change in operating assets and liabilities was primarily comprised of decreases in accounts receivable and inventory of approximately $0.59 million and $0.45 million, respectively, partially offset by a decrease in lease-related assets and liabilities of $(0.71) million.

Net cash used in operating activities was approximately $4.7 million and $6.5 million in the Current Year and Prior Year, respectively.

Current Year’s cash used in operating activities was primarily attributable to the combination of the net loss of $(22.6) million, partially offset by non-cash items of approximately $17.3 million and a net change in operating assets and liabilities of approximately $0.6 million. Non-cash items were primarily comprised of, but not limited to, undistributed losses and other charges related to equity method investees totaling $11.8 million, $4.9 million of depreciation and amortization, $3.5 million of asset impairment charges, and $0.4 million of stock-based compensation and cost of licensee warrants, partially offset by a $(3.8) million gain on the divestiture of the Lori Goldstein Brand. The net change in operating assets and liabilities was less significant, as the positive cash flow impacts from decreases in accounts receivable ($1.2 million) and inventory ($0.5 million) were largely offset by changes in deferred revenue and other current liabilities, along with changes in lease-related assets and liabilities.

The Prior Year’s cash used in operating activities was primarily attributable to the combination of the net loss of $(22.2) million, partially offset by non-cash items of approximately $9.8 million and a net change in operating assets and liabilities of approximately $5.9 million. Non-cash items were primarily comprised of, but not limited to, $7.0 million of depreciation and amortization, the $2.1 million undistributed proportional share of net loss of equity method investee, and $1.1 million of deferred taxes, partially offset by a $(0.4) million gain on the sale of a financial asset and a $(0.4) million gain on the settlement of a lease liability. The net change in operating assets and liabilities was primarily comprised of (i) an increase in deferred revenue of approximately $4.4 million, which was mainly attributable to the upfront payment received for the Halston Master License agreement entered into during the Current Year, (ii) a decrease in inventory of approximately $2.4 million, driven by the sale of all of our C Wonder apparel inventory to HSN and the sale of all of our Judith Ripka fine jewelry inventory to JTV, as part of the restructuring and transformation of our business operating model. Partially offsetting these net changes in operating assets and liabilities were decreases in various operating liabilities of approximately $(2.9) million.

Investing Activities

Net cash used in investing activities in the current nine months was comprised of purchases of equipment totaling approximately $0.01 million. Net cash used in investing activities in the prior year nine months was comprised of purchases of furniture and fixtures totaling approximately $0.11 million

Net cash used in investing activities for the Current Year was comprised of purchases of furniture and fixtures totaling approximately $0.1 million.

Net cash provided by investing activities for the Prior Year was approximately $0.2 million, primarily driven by $0.5 million of proceeds received from the sale of a limited partner ownership interest in an unconsolidated affiliate, partially offset by approximately $0.2 million capital contributions made to our equity investee ORME.

Financing Activities

Net cash provided by financing activities in the current nine months was primarily attributable to $2.05 million of proceeds received from the delayed draw portion of the Company’s December 2024 term loan agreement, $3.62 million of proceeds received from the April 2025 refinancing of our term loan debt, and $1.97 million of proceeds generated by equity offerings undertaken in August 2025.

These items were partially offset by $0.57 million of deferred finance costs paid in connection with debt refinancing, and $0.50 million of principal payments made on the Company’s term loan debt.

Net cash provided by financing activities in the prior year nine months was primarily attributable to $1.90 million of net proceeds generated by equity offerings undertaken during the first quarter of 2024, partially offset by $0.50 million of scheduled principal payments made on our term loan debt.

Net cash provided by financing activities for the Current Year was approximately $3.8 million. This was primarily attributable to approximately $2.8 million of net cash proceeds generated from the December 2024 refinancing of our term loan debt ($8.0 million of gross cash proceeds, less $4.25 million repayment of our previous term loan debt and the payment of $0.9 million of debt issuance costs) and $1.9 million of net proceeds generated by equity issuance transactions undertaken during the first quarter of 2024. Also during the Current Year, we made $0.75 million of scheduled principal payments on term loan debt.

Net cash provided by financing activities for the Prior Year was approximately $4.7 million, which primarily consisted of $5.0 million of proceeds from borrowings incurred under a new term loan debt agreement in October 2023, partially offset by the payment of $0.3 million of debt issuance costs.

Equity Financing Transactions – Public Offering and Private Placement

On March 19, 2024, the Company closed on a public offering of 328,427 shares of common stock at an offering price of $6.50 per share and a private placement of 29,462 shares of common stock at an offering price of $9.80 per share. In connection with the public offering, Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; an affiliate of Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company, purchased 14,625, 14,625, and 3,250 shares of common stock, respectively. Robert W. D’Loren, an affiliate of Mark DiSanto, and Seth Burroughs also purchased 13,258, 13,258, and 2,946 shares of common stock, respectively, in the private placement. The aggregate number of shares of common stock issued from the public offering and the private placement was 357,889 shares and the total net proceeds received was approximately $1.9 million.

Debt Transactions – December 2024 Refinancing

On December 12, 2024, the Company and certain of its subsidiaries entered into a new loan and security agreement with FEAC Agent, LLC, as administrative agent and collateral agent, FEF Distributors, LLC, as lead arranger, and Restore Capital, LLC, as agent for certain lenders, pursuant to which the lenders made term loans to the Company and agreed to make additional term loans to the Company upon the satisfaction of a condition precedent described in the loan agreement. The term loans under the loan agreement are as follows: (1) a term loan in the amount of $3.95 million (“Term Loan A”) was made on the closing date, (2) a term loan in the amount of $4.0 million (“Term Loan B”) was made on the closing date, and (3) a term loan in the amount of $2.05 million (“Delayed Draw Term Loan”; Term Loan A, Term Loan B and Delayed Draw Term Loan are referred to as “Term Loans”) which will be made upon the satisfaction of a condition precedent described in the loan agreement. The proceeds from Term Loan A and Term Loan B were used to repay the remaining balance of the Company’s October 2023 term loan with IDB, as well as to pay fees, costs, and expenses incurred in connection with entering into the new loan agreement, and the balance may be used for working capital purposes. The proceeds from the Delayed Draw Term Loan will be deposited in a bank account to satisfy a liquidity covenant in the loan agreement.

Principal amounts on Term Loans are payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due at the maturity date of December 12, 2028.

Interest on Term Loans accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus (i) 8.5% for Term Loan A and Delayed Draw Term Loan and (ii) 13.5% for Term Loan B. Interest on amounts outstanding under the Term Loans accrues daily and is payable at the end of each calendar month.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the asset of the Company and such subsidiaries. The loan agreement contains various customary financial covenants and reporting requirements, as specified and defined in the loan agreement.

Also in connection with the loan agreement, the Company issued warrants to purchase an aggregate of 145,664 shares of the Company’s common stock. These warrants have an exercise price of $6.32 per share, are immediately exercisable, and expire on December 12, 2034.

Further, IPX Capital, LLC, a company controlled by Mr. D’Loren, purchased a 12.5% undivided, last-out, subordinated participation interest in Term Loan B for a purchase price of $500,000; IPX also received 15,333 of the aforementioned warrants, which is the pro rata share of the Term B Lenders’ warrants that were issued by the Company. Also, in October 2024, IPX made a $250,000 non-interest-bearing advance to one of the Company’s subsidiaries, of which $200,000 was repaid to IPX upon the closing of the December 12, 2024 debt refinancing transaction.

April 2025 Debt Refinancing

On April 21, 2025, the Company and its lenders and FEAC Agent, LLC entered into an amendment of the December 12, 2024 loan and security agreement, which provided for $1.5 million repayment of the $3.95 million Term Loan A and an additional Term Loan B in the amount of $5.12 million. The term loans outstanding after giving effect to the April 21, 2025 amendment and the application of the proceeds of the additional Term Loan B are as follows: (1) Term Loan A in the amount of $4.50 million, and (2) Term Loan B in the amount of $9.12 million. The proceeds from the additional Term Loan B were used to repay a portion of Term Loan A, as well as to pay fees, costs, and expenses incurred in connection with entering into the April 21, 2025 amendment, and the balance will be used for working capital purposes.

In connection with the April 21, 2025 amendment and refinancing transaction, UTG Capital, Inc., a Delaware corporation (“UTG”), purchased a 100% undivided, participation interest in Term Loan B for a purchase price of $9.12 million. Also in connection with this refinancing transaction, IPX’s participation in Term Loan B was repaid and IPX purchased a $0.50 million undivided, last-out, subordinated participation interest in Term Loan A.

On May 15, 2025, the Company repaid $0.50 million of the outstanding principal amount of Term Loan A.

Principal on the Term Loan A is payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

From and after April 21, 2025, interest on each Term Loan A accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 8.5%. From and after April 21, 2025, interest on each Term Loan B accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 6.5%. From and after April 21, 2025 through March 31, 2027, interest on the Term Loan B will be paid in-kind by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The April 21, 2025 amendment contains various customary financial covenants and reporting requirements, as specified and defined therein; the Company is currently in compliance with all applicable covenants.

On October 7, 2025, the Company and certain of its subsidiaries and its lenders and FEAC Agent, LLC entered into a further amendment of the December 12, 2024 loan and security agreement, pursuant to which the (i) the agents and lenders (as defined in the loan and security agreement) consented to the transfer and the release of the termination of the pledge agreement and the release of the agents’ liens on the equity interests of IM Topco, LLC; (ii) the liquid asset covenant requirement was reduced to $1,000,000; and (iii) Xcel made a prepayment of $250,000 against the outstanding principal amount of Term Loan A, of which $140,000 was paid from the blocked account.

On November 18, 2025, the Company and certain of its subsidiaries and its lenders and FEAC Agent, LLC entered into the fourth amendment of the December 12, 2024 loan and security agreement, pursuant to which (i) the agents and lenders (as defined in the loan and security agreement) provided the Company with a limited waiver with respect to certain specified events of default, and also amended certain financial covenants related to the term loan agreement; (ii) the Company committed to make a prepayment of $3,250,000 on Term Loan A by February 20, 2026, along with the payment of an amendment fee of $450,000 (of which $125,000 is payable on December 5, 2025 and the remaining $325,000 will be due if the $3,250,000 principal amount of Term Loan A is not repaid on or prior to February 20, 2026); and (iii) the payment of the remaining principal balance on Term Loan A of $500,000 was changed to be due on December 31, 2026 which shall be held by a related party. In addition, upon the repayment of the $3.25 million of Term Loan A, the Company will have revised financial covenants. The minimum revenue requirement for the rolling 12 months ending December 31, 2025 will be $3.9 million and $1.7 million for the Included Subsidiaries and Halston, respectively, each as defined in the loan agreements. And after the Term Loan A payment is made, the minimum revenue requirement covenants shall remain at these levels for the duration of the loans and the minimum liquidity requirement shall be zero, which includes the lenders’ release of $1.0 million of restricted cash within the blocked account back to the Company.

August 2025 Public Offering and Private Placement Transactions

On August 1, 2025, the Company entered into a placement agency agreement with Maxim Group LLC (the “Placement Agent”), as lead placement agent, relating to a best efforts public offering (the “August 2025 Offering”) of 2,181,818 shares of the Company’s common stock at a price to the public of $1.10 per share.

The closing of the August 2025 Offering occurred on August 4, 2025. The net proceeds to the Company from the sale of the shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $1.8 million.

In connection with the August 2025 Offering, on August 1, 2025, the Company entered into subscription agreements with each of Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, and Mark DiSanto, a director of the Company, to purchase 82,159 and 60,883 shares, respectively, at a price of $1.38 per share. The total number of shares purchased was 143,042. Net proceeds after payment of agent fees were approximately $0.2 million. The purchase of such shares closed concurrently with the 2025 Offering.

The aggregate number of shares of common stock issued from the August 2025 Offering and Private Placement Transactions was 2,324,860 shares and the total net proceeds received was approximately $2.0 million.

Third Amendment and Consent to Loan and Security Agreement

On October 7, 2025, Xcel entered into the Third Amendment and Consent to Loan and Security Agreement (the “Third Amendment”), by and among Xcel, the other parties thereto, each Lender party thereto under the loan and security agreement, and FEAC Agent, LLC, as administrative agent and collateral agent for the Lenders. Pursuant to the Third Amendment, (i) the Agents (as defined in the loan and security agreement) and the Lenders consented to the Transfer and the release of the termination of the pledge agreement and the release of the Agents’ liens on the equity interests of IM Topco, LLC; (ii) the liquid asset covenant requirement was reduced to $1,000,000 and (iii) Xcel made a prepayment of $250,000, of which $140,000 was paid from the blocked account.

December 2025 Private Placement

On December 17, 2025, we entered into a securities purchase agreement with several institutional and accredited investors for the issuance and sale in a private placement of securities for gross proceeds of $2.05 million. The securities purchase agreement provides for the issuance and sale of: (i) 896,126 shares of common stock, (ii) pre-funded warrants to purchase from the Company a total of 773,929 shares of common stock, at an exercise price per share equal to $0.001, and (iii) warrants to purchase from the Company a total of 835,023 shares of common stock, at an exercise price per share equal to $3.00. Also on this date, we entered into the placement agency agreement with Wellington, pursuant to which Wellington received (i) a fee equal to up to 8% of the gross proceeds from the shares and pre-funded warrants sold in the Private Placement, (ii) placement agent warrants to purchase 4% of the aggregate number of shares and pre-funded warrants sold in the private placement, for an aggregate of up to 66,802 shares of common stock, at an exercise price per share equal to $1.165 per share, and (iii) $50,000 for expenses incurred in the private placement.

Obligations and Commitments

Term Loan Debt

Refer to information outlined under ‘Debt Transactions – December 2024 Refinancing,’ ‘Debt Transactions – April 2025 Refinancing’ and “Third Amendment and Consent to Loan and Security Agreement” above.

Contingent Obligation – Lori Goldstein Earn-Out

In connection with the April 1, 2021 purchase of the Lori Goldstein trademarks, we had agreed to pay the seller additional cash consideration (the “Lori Goldstein Earn-Out”) of up to $12.5 million, based on royalties earned during the six calendar year period commencing in 2021. The Lori Goldstein Earn-Out of was initially recorded as a liability of $6.6 million, based on the difference between the fair value of the acquired assets of the Lori Goldstein Brand and the total consideration paid.

As of January 1, 2023, based on the performance of the Lori Goldstein Brand to date, approximately $0.2 million of additional consideration was earned by the seller, and thus $0.2 million of the balance was paid to the seller during 2023. Based on the performance of the Lori Goldstein Brand through December 31, 2023, approximately $1.0 million of incremental additional consideration was earned by the seller, which would have been paid out in 2024. Accordingly, as of December 31, 2023, $1.0 million of the remaining balance was recorded as a current liability and approximately $5.4 million was recorded as a long-term liability.

During the first quarter of 2024, the Company paid approximately $0.3 million of the $1.0 million earned. However, as a result of the June 30, 2024 divestiture of the Lori Goldstein Brand, the seller waived its rights with respect to the Lori Goldstein Earn-Out amounts that had been previously earned and had not yet been paid, and terminated its rights to any future payments under the Lori Goldstein Earn-Out. As a result, the Company de-recognized approximately $1.03 million of accrued Lori Goldstein Earn-Out payments and the remaining balance of approximately $5.05 million of contingent obligations recorded on the Company’s balance sheet. As of December 31, 2024, there are no liability amounts remaining on the Company’s balance sheet related to the Lori Goldstein Earn-Out.

Contingent Obligation – Isaac Mizrahi Transaction

In connection with the May 31, 2022 transaction related to the sale of a majority interest in the Isaac Mizrahi brand, we agreed with WHP (the buyer) that, in the event that IM Topco, LLC receives less than $13.3 million in aggregate royalties for any four consecutive calendar quarters over a three-year period ending on May 31, 2025, WHP would be entitled to receive from us up to $16 million, less all amounts of net cash flow distributed to WHP on an accumulated basis, as an adjustment to the purchase price previously paid by WHP. Such amount would be payable by us in either cash or equity interests in IM Topco held by us.

In November 2023, this agreement was initially amended such that the purchase price adjustment provision was waived until the measurement period ending March 31, 2024.

On April 12, 2024, this agreement was further amended such that the purchase price adjustment provision within the membership purchase agreement was waived until the measurement period ending September 30, 2025. This amendment also provided that if (i) IM Topco royalties are less than $13.5 million for the twelve-month period ending March 31, 2025 or (ii) IM Topco royalties are less than $18.0 million for the year ending December 31, 2025 or (iii) Xcel fails to make certain payments to IM Topco under the terms of a certain license agreement between Xcel and IM Topco on or before January 30, 2025, then Xcel shall transfer equity interests in IM Topco to WHP equal to 12.5% of the total outstanding equity interests of IM Topco, such that Xcel’s ownership interest in IM Topco would decrease from 30% to 17.5%, and WHP’s ownership interest in IM Topco would increase from 70% to 82.5%.

Prior to the Current Year, no amount was recorded on the Company’s consolidated balance sheets related to this contingent obligation.

During the Current Year, management concluded that, based on current trends in and projections of IM Topco’s royalty revenues as well as the Company’s decision to not make the remaining royalty payments to IM Topco, it was virtually certain that the Company would be required to make such transfer of equity interests to WHP in 2025. As such, the Company estimated and recorded a contingent obligation of $4.2 million in the accompanying consolidated balance sheets, and recognized a corresponding non-cash charge in the consolidated statements of operations for the Current Year.

On January 31, 2025, in accordance with the terms of the amended membership purchase agreement between Xcel and WHP, WHP became contractually entitled to receive from Xcel equity interests in IM Topco equal to 12.5% of the total outstanding equity interests of IM Topco. On April 15, 2025, such equity interests were transferred to WHP.

Real Estate Leases

We are currently party to a lease (as lessee) for approximately 29,600 square feet of office space at 1333 Broadway, 10th floor, New York, New York. This location represented our former corporate offices and operations facility, and our lease for this location expires on October 30, 2027. Future payments under this lease are expected to be approximately $1.55 million for the year ending December 31, 2025, $1.55 million for the year ending December 31, 2026, and $1.29 million for the year ending December 31, 2027. We have subleased this office space to a third-party subtenant through October 30, 2027.

We are also currently party to a lease (as lessee) for approximately 12,000 square feet of office space at 550 Seventh Avenue, 11th floor, New York, New York. This location represents our current corporate offices and operations facility, and our lease for this location expires in 2032. Future payments under this lease are expected to be approximately $0.37 million for the year ending December 31, 2025, $0.51 million for the year ending December 31, 2026, $0.55 million for the year ending December 31, 2027, $0.57 million for the year ending December 31, 2028, $0.58 million for the year ending December 31, 2029, and $1.42 million thereafter.

Employment Contracts

We have entered into contracts with certain executives and key employees. The future minimum payments under these contracts is approximately $2.1 million, which is expected to be paid in 2025.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations or liquidity.

Other Factors

We continue to seek to expand and diversify the types of licensed products being produced under our brands. We plan to continue to diversify the distribution channels and product categories within which licensed products are sold, in an effort to reduce dependence on any particular retailer, consumer, or market sector within each of our brands. The Halston brand, C Wonder brand, TowerHill by Christie Brinkley brand, and the LB70 by Lloyd Boston brand, which together currently represent a majority of our revenues, have a core business in fashion apparel and accessories. Our other brands – including the Judith Ripka brand, which is a fine jewelry brand; the Longaberger brand, which focuses on home good products; GemmaMade and Mesa Mia, which focus on cooking and baking related products; and Trust, Respect, Love, which focuses on pet-related products – help to diversify our industry focus while at the same time complement our business operations and relationships.

While the 2022 sale of a majority interest in the Isaac Mizrahi brand and the 2024 divestiture of the LOGO by Lori Goldstein brand resulted in significant decreases in our licensing revenues, we have taken and continue to take actions to replace those revenues with new strategic business initiatives, as we concentrate our resources on growing our brands, launching new brands, and entering into new business partnerships. We continue to seek new opportunities, including expansion through interactive television, live streaming, and additional domestic and international licensing arrangements, and acquiring and collaborating with additional brands, including the TowerHill by Christie Brinkley brand and LB70 by Lloyd Boston brand, both of which launched in 2024. We plan to launch three new brands in the fourth quarter of 2025, including Trust, Respect, Love by Cesar Millan, GemmaMade, and Mesa Mia.

During 2023 and throughout 2024, we have restructured our business operations into a leaner, more focused “licensing plus” business model. We have entered into structured contractual arrangements with best-in-class business partners in order to more efficiently operate our former wholesale and e-commerce businesses while reducing and better managing our exposure to operating risks, and taken additional actions to generate cost savings. Based on all of these actions taken to date, plus additional measures implemented during the current year to further optimize the Company’s cost structure, the Company’s direct operating costs on an annualized basis have been reduced from approximately $8 million per quarter under our previous operating model to less than $2.5 million per quarter on a going-forward basis. This represents more than $22 million of cost savings on an annualized basis compared to our cost structure in 2022.

In April 2025, we restructured our outstanding term debt and received additional net proceeds, which improved our liquidity position. The higher outstanding principal balance under our refinanced term loan debt will result in higher interest payments over the term of the debt, although a substantial portion of that interest will be paid in-kind through March 2027 by being capitalized and added to the principal amount of the debt.

Nonetheless, we continue to face a number of headwinds in the current macroeconomic environment. Poor economic and market conditions, including the impacts of inflation and rising consumer debt levels, may negatively impact market sentiment, decreasing the demand for apparel, footwear, accessories, fine jewelry, home goods, and other consumer products, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of inflation and/or a potential recession, our business, financial condition, and results of operations could be adversely affected.

Our long-term success, however, will still remain largely dependent on our ability to build and maintain our brands’ awareness and continue to attract wholesale and direct-to-consumer customers, and contract with and retain key licensees and business partners, as well as our and our licensees’ ability to accurately predict upcoming fashion and design trends within their respective customer bases and fulfill the product requirements of the particular retail channels within the global marketplace. Unanticipated changes in consumer fashion preferences and purchasing patterns, slowdowns in the U.S. economy, changes in the prices of supplies, consolidation of retail establishments, and other factors noted in Item 1A of our most recent Annual Report on Form 10-K could adversely affect our licensees’ ability to meet and/or exceed their contractual commitments to us and thereby adversely affect our future operating results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, or liquidity.

Critical Accounting Policies and Estimates

The preparation of our unaudited condensed consolidated financial statements in conformity with GAAP requires management to exercise judgment. We exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of our assets and liabilities, our recognition of revenues and expenses, and disclosure of commitments and contingencies at the date of the financial statements. We evaluate our estimates and judgments on an on-going basis. We base our estimates and judgments on a variety of factors, including our historical experience, knowledge of our business and industry, and current and expected economic conditions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We periodically re-evaluate our estimates and assumptions with respect to these judgments and modify our approach when circumstances indicate that modifications are necessary. While we believe that the factors we evaluate provide us with a meaningful basis for establishing and applying sound accounting policies, we cannot guarantee that the results will always be accurate. Because the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on May 28, 2025, for a discussion of our critical accounting policies and estimates. During the three months ended September 30, 2025, there were no material changes to our critical accounting policies or estimates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 15, 2025, the Audit Committee of the Board of Directors of Xcel Brands, Inc. (the “Company”) dismissed CBIZ CPAs P.C. (“CBIZ CPAs”) as the Company’s independent registered accounting firm. The Company informed CBIZ CPAs of its termination on September 16, 2025.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on May 29, 2025, on May 27, 2025 Marcum LLP was dismissed, and CBIZ CPAs was appointed, as the Company’s independent registered public accounting firm. CBIZ CPAs did not issue an audit report on the Company’s financial statements.

From May 27, 2025 through the date of CBIZ CPAs’ dismissal, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with CBIZ CPAs on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to CBIZ CPA’s satisfaction, would have caused CBIZ CPAs to make reference to the subject matter of the disagreement in connection with its reports, if CBIZ CPAs had issued such a report and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K., except for the material weakness relating to fact that the Company was unable to file its Annual Report on Form 10-K and Quarterly Report on Form 10-Q within the time specified in SEC rules and forms, as management did not maintain appropriately designed entity-level controls impacting Information and Communication and Monitoring, related to a material asset. The Company is dependent on a third party to report financial information related to an investment in an unconsolidated affiliate. The timing of the receipt of information from the third party did not permit adequate time to meet SEC deadlines for the Company’s required filings, and CBIZ CPAs did not issue any audit report during the period of its engagement.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided CBIZ CPAs with a copy of this Current Report on Form 8-K prior to its filing with the SEC and requested that CBIZ CPAs furnish it with a letter addressed to the SEC stating whether it agrees with the above statements in this Item 4.01(a). A copy of CBIZ CPAs’ letter, dated September 19, 2025, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on September 19, 2025.

On September 15, 2025, Audit Committee approved the engagement of Wolf & Company, PC (“Wolf”) as the Company’s independent registered public accounting firm and formally engaged Wolf on September 16, 2025. Wolf’s appointment will be for the Company’s fiscal year ending December 31, 2025, and related interim period ending September 30, 2025.

During the Company’s two most recent fiscal years ended December 31, 2024 and December 31, 2023, and for the subsequent interim period through September 16, 2025, neither the Company nor anyone on its behalf consulted Wolf regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, in connection with which neither a written report nor oral advice was provided to the Company that Wolf concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

BUSINESS

Overview

We are a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Currently, our brand portfolio consists of the following:

●	the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●	the Tower Hill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●	the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that we expect to launch in 2026;
●	GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which we expect to launch in 2026; and
●	Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel has the television rights and expects to launch in 2026.

We also currently own a 19% interest in ORME Live Inc., a short-form video and social commerce marketplace that launched in April 2024.

Xcel is pioneering a true omni-channel and social commerce sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels. Xcel currently operates in a working-capital light model, with our licensees and/or retail partners responsible for the procurement and sale of inventory. As such, our revenues primarily consist of royalty revenues, and we do not have risk of carrying aged inventory. As a result, fluctuations in product costs and tariffs do not have a direct impact on us, but do impact us indirectly as our royalty revenues are typically based on the net sales and success of our licensees.

Our objective is to build a diversified portfolio of lifestyle consumer products brands through organic growth and the strategic acquisition of new brands. To grow our brands, we are focused on the following primary strategies:

●	licensing of our brands for sale through interactive television (e.g., QVC, HSN, JTV, etc.);
●	licensing of our brands to retailers that sell to the end consumer;
●	licensing our brands to manufacturers and retailers for promotion and distribution through e-commerce, social commerce, live streaming, and traditional brick-and-mortar retail channels; and
●	acquiring additional consumer brands and integrating them into our operating platform, and leveraging our operating infrastructure and distribution relationships.

We believe that Xcel offers a unique value proposition to our retail partners and our licensees for the following reasons:

●	our management team, including our officers’ and directors’ experience in, and relationships within the industry;
●	our deep knowledge, expertise, and proprietary technology in live streaming and social commerce;
●	our design, sales, marketing, and technology platform that enables us to design trend-right product; and
●	our significant media and internet presence.

Prior to 2023, the Company engaged in certain wholesale and direct-to-consumer sales of products under its brands. In 2023, we signed master license agreements for our Halston Brand and Ripka Brand, and license agreements for the supply of products under certain of our brands to HSN, that enabled us to outsource a majority of our wholesale and direct-to-consumer operations and revert to a working capital light business model. In addition to licensing out the brands described above, we outsourced the operations of Longaberger through a license agreement with a third party to operate and manage the Longaberger e-commerce website in the fourth quarter of 2023.

In 2024, we launched the Longaberger Brand on ORME, a short-form video and social commerce marketplace, and launched the new TowerHill by Christie Brinkley brand as well as the LB70 by Lloyd Boston brand on HSN. On June 30, 2024, we divested the LOGO by Lori Goldstein brand (the “Lori Goldstein Brand”), which was a wholly owned brand from April 1, 2021 through June 30, 2024.

On March 24, 2025, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a one-for-ten (1:10) reverse stock split of the shares of the Company’s common stock. As a result of this reverse stock split, effective March 24, 2025, every ten (10) shares of our issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share or number of shares authorized. No fractional shares were issued, and the shares of common stock underlying the Company’s outstanding stock options and warrants were also proportionately adjusted along with corresponding adjustments to their exercise prices. The reverse stock split was primarily intended to bring the Company in compliance with the minimum bid requirement to maintain listing of its common stock on the NASDAQ Capital Market. We have reflected the reverse split on a retroactive basis to all applicable amounts contained in this Annual Report on Form 10-K.

Our Brand Portfolio

Currently, our brand portfolio consists of the Halston, Ripka, C Wonder, CB, LB, Longaberger, and Isaac Mizrahi Brands, and other proprietary brands, including the various labels under these brands.

Halston

The Halston brand was founded by Roy Halston Frowick in the 1960s, and quickly became one of the most important American fashion brands in the world, becoming synonymous with glamour, sophistication, and femininity. Halston’s groundbreaking designs and visionary style still influence designers around the world today. We acquired the H Halston brands in December 2014, and since our acquisition of the Halston Heritage brands in February 2019, we own all Halston labels under our brands. The Halston brand is available across various distribution channels – including premium and better department stores, e-commerce, interactive television, and national specialty retailers – through our long-term master license agreement with G-III Apparel Group.

Judith Ripka

Judith Ripka is a luxury jewelry brand founded by Judith Ripka in 1977. This brand has become known worldwide for its distinctive designs featuring intricate metalwork, vibrant colors, and distinctive use of texture. The Judith Ripka Fine Jewelry collection consists of pieces in 18 karat gold and sterling silver with precious colored jewels and diamonds, and is currently available in fine jewelry stores, luxury retailers, and via e-commerce. We acquired the Ripka brand in April 2014. In 2017 and 2018, we launched our Judith Ripka Fine Jewelry e-commerce operations and wholesale operations; these businesses were subsequently licensed to JTV in the first quarter of 2023.

C Wonder

The C Wonder brand was founded by J. Christopher Burch in 2011. This brand is built upon a foundation of bold, vibrant colors and exceptional, eye-catching prints that celebrate the art of everyday dressing. C Wonder offers women’s clothing, footwear, jewelry and accessories, and delightful surprises at every turn. We acquired the C Wonder Brand in July 2015. The brand is currently available through HSN.

TowerHill by Christie Brinkley

TowerHill by Christie Brinkley is a new co-branded collaboration between Xcel Brands, Inc. and Christie Lee Brinkley, an iconic American supermodel with over one million followers on social media. The brand launched on HSN in May 2024, with plans to license and launch products outside of HSN starting in 2025.

LB70 by Lloyd Boston

LB70 by Lloyd Boston is a new co-branded collaboration between Xcel Brands, Inc. and Lloyd Boston, a 30-year veteran of the fashion industry and former Vice President of the multibillion-dollar Tommy Hilfiger brand, as well as a best-selling author. The brand launched on HSN in August 2024, with plans to launch accessories on HSN in 2025 and additional retail distribution in Fall 2025.

Longaberger

Longaberger is an iconic American heritage home and collectibles brand that began making baskets in 1896 and launched a direct sales company in 1973 by the Longaberger family. The brand is best known for its distinctive handwoven baskets. We acquired a 50% ownership interest in this brand through a business venture with Hilco Global in November 2019, and are actively managing this brand to build on its history and bring it into the future as a digital first live-streaming and social commerce business. We launched our Longaberger e-commerce and live-streaming operations in February 2020. In the fourth quarter of 2023, we outsourced the operations and management of the brand’s e-commerce business to a third party.

Growth Strategy

We plan to continue to grow our brands and business through three primary strategies:

●	organic growth in our existing brands;
●	developing new brands that are well positioned in social commerce; and
●	the acquisition of brands and businesses that fit our long-term strategy.

With respect to organic growth in our existing brands, we entered into master license agreements for our Halston Brand and Judith Ripka Brand in 2023, and launched the C Wonder Brand on HSN.

●	The Halston master license agreement is with G-III Apparel Group (“G-III”), which is one of the largest designers and suppliers of wholesale apparel and accessories in the world, with annual revenues of over $3 billion. With G-III’s successful launch of Halston apparel in the third quarter of 2024, and their anticipated launch of Halston footwear and handbags in Spring 2025, we expect that the business and corresponding royalty revenues to Xcel will increase in 2025 and beyond.
●	The master license agreement for our Judith Ripka Brand is with America’s Collectible Network, Inc. d/b/a JTV (“JTV”) and covers both interactive television and e-commerce operations. Since JTV’s successful launch of the Ripka Brand on JTV’s television channel in October 2023, the Ripka Brand has become one of the core brands on the JTV network, and has shown continual quarterly sequential and year-over-year revenue
●	The C Wonder Brand launched on HSN in mid-2023, performed well in its launch year, and has continued to show strong performance throughout 2024. We expect retail sales volume for the brand to continue to increase in 2025 and beyond.

With respect to developing new brands, we recently developed and successfully launched the TowerHill by Christie Brinkley and LB70 by Lloyd Boston brands in 2024. While these are both new brands for Xcel, they represent brands that we co-developed with low up-front costs and for which we were able to leverage our unique experience, relationships, and social commerce knowledge to launch. Based on the performance of the brands launched in 2024, we believe this is a viable strategy that will help drive short-term and long-term growth for our company.

With respect to acquisitions of brands and/or businesses, we have a proven track record of acquiring brands and businesses that are strategically important to and synergistic with our business, and are consistently reviewing potential acquisition targets. Potential acquisitions may include established or newer brands that do or would perform well in live streaming or social commerce, direct-to-consumer brands or platforms with significant consumer following, or established media companies which could benefit from our expertise in direct-response television, live streaming, and social commerce. While our overall long-term business strategy is not dependent on such acquisitions, we carefully consider potential acquisitions as a means to leverage our infrastructure and expertise and accelerate our growth.

Finally, in December 2023, Xcel acquired a noncontrolling equity interest in ORME, which is a brand new short-form video social commerce marketplace that launched in April 2024. While we do not consolidate ORME’s financial results of operations with our own (given our minority noncontrolling position in the company) and do not anticipate receiving regular dividends or other distributions from ORME in the near future, we believe that ORME has significant growth potential and will add significant value to Xcel, both through our equity interest in ORME as well as our ability to leverage ORME in order to grow additional direct-to-consumer brands that would perform well in social commerce pursuant to our aforementioned brand development and acquisition strategies. In 2024 we launched our initial brand, the Longaberger brand, on ORME.

Licensing

Our working-capital-light “licensing plus” business model allows us to focus on our core competencies of design, marketing, and brand management without the investment requirements in inventory associated with traditional consumer product companies.

Qurate Agreements

Qurate Retail Group (“Qurate”) is an important strategic partner in our interactive television business. Qurate’s business model is to promote and sell products through its interactive television programs, reaching more than 200 million homes worldwide via 15 television channels (including QVC and HSN), as well as millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations.

Qurate is the largest licensee for our C Wonder, Towerhill by Christie Brinkley, and LB70 by Lloyd Boston brands. We employ and manage on-air spokespersons under each of these brands in order to promote products under our brands on QVC and HSN.

Through our wholly owned subsidiaries and joint ventures, we have entered into direct-to-retail license agreements with Qurate, collectively referred to as the Qurate Agreements (individually, each a “Qurate Agreement”), pursuant to which we design, and Qurate sources and sells, various products under the C Wonder Brand, the CB Brand, the LB Brand, and the Longaberger Brand. We were also previously party to similar agreements with Qurate related to the IsaacMizrahiLIVE brand, the Judith Ripka brand, and the LOGO by Lori Goldstein brand. Qurate owns the rights to all designs produced under these agreements, and the agreements include the sale of products across various categories through Qurate’s television media and related internet sites.

Pursuant to these agreements, we have granted to Qurate and its affiliates the exclusive, worldwide right to promote our branded products, and the right to use and publish the related trademarks, service marks, copyrights, designs, logos, and other intellectual property rights owned, used, licensed and/or developed by us, for varying terms as set forth below. In connection with the Qurate Agreements and during the same periods, Qurate and its subsidiaries have the exclusive, worldwide right to use the names, likenesses, images, voices, and performances of our spokespersons to promote the respective products.

Agreement	Current Term Expiry	Automatic Renewal	Product Launch
C Wonder Qurate Agreement (HSN)	December 31, 2026	two-year period	March 2023
TowerHill by Christie Brinkley Qurate Agreement (HSN)	May 30, 2027	three-year period	May 2024
LB70 by Lloyd Boston Qurate Agreement (HSN)	December 31, 2025	two-year period	August 2024
Longaberger Qurate Agreement (QVC)	October 31, 2025	two-year period	November 2019

●	On June 30, 2024, in connection with the divestiture of the Lori Goldstein Brand, the agreement with Qurate related to the LOGO by Lori Goldstein brand was assigned to assumed by the counterparties to the divestiture transaction.
●	On August 30, 2022, Qurate and Xcel amended the licensing agreement for the Judith Ripka brand to terminate the license period effective December 31, 2021. Effective January 1, 2022, the agreement entered a sell-off period, under which Qurate was allowed to continue to license the Ripka brand on a non-exclusive basis for as long as necessary to sell off any of its remaining inventory. The sell-off period ended in 2023.
●	On May 31, 2022, in connection with our sale of a majority interest in the Isaac Mizrahi brand to a third party, the agreement with Qurate related to the IsaacMizrahiLIVE brand was assigned to IM Topco, LLC.

Under the Qurate Agreements, Qurate is obligated to make payments to us on a quarterly basis, based upon the net retail sales of the specified branded products. Net retail sales are defined as the aggregate amount of all revenue generated through the sale of the specified branded products by Qurate and its subsidiaries under the Qurate Agreements, net of customer returns, and excluding freight, shipping and handling charges, and sales, use, or other taxes.

The Qurate Agreements generally prohibit us from selling products under the specified respective brands to a direct competitor of Qurate without Qurate’s consent. Under certain of the Qurate Agreements, we may, with the permission of Qurate, sell the respective branded products via certain specified sales channels in exchange for making reverse royalty payments to Qurate based on the net retail sales of such products through such channels. However, we are generally restricted from selling products under the specified respective brands or trademarks to certain mass merchants.

For the years ended December 31, 2024 and 2023, net licensing revenue from Qurate collectively accounted for approximately 44% and 34%, respectively, of the total net revenue of the Company.

Halston Master License

On May 15, 2023, the Company, through our wholly owned subsidiaries, H Halston, LLC and H Heritage Licensing, LLC (collectively, the “Licensor”), entered into a master license agreement relating to the Halston Brand (the “Halston Master License”) with G-III (as licensee) for men’s and women’s apparel, men’s and women’s fashion accessories, children’s apparel and accessories, home, airline amenity and amenity kits, and such other product categories as mutually agreed upon. The Halston Master License provides for an upfront cash payment and royalties payable to the Company (including certain guaranteed minimum royalties), includes significant annual minimum net sales requirements, and has a twenty-five-year term (consisting of an initial five-year period, followed by a twenty-year period), subject to G-III’s right to terminate with at least 120 days’ notice prior to the end of each five-year period during the term. G-III has an option to purchase the Halston Brand for $5.0 million at the end of the twenty-five-year term, which right may be accelerated under certain conditions associated with an uncured material breach of the Halston Master License in accordance with the terms of the Halston Master License. The Licensor granted G-III a security interest in the Halston trademarks to secure the Licensor’s obligations under the Halston Master License, including to honor the obligations under the purchase option.

As a result of the upfront cash payment and guaranteed minimum royalties discussed above, the Company has recognized deferred revenue contract liabilities on its consolidated balance sheet as of December 31, 2024 and 2023 of $3.56 million and $4.44 million, respectively, of which $0.89 million was classified as a current liability at each balance sheet date and the remainder was classified as a long-term liability. These deferred revenue contract liabilities are being recognized ratably as revenue through December 31, 2028.

For the year ended December 31, 2024 and 2023, net licensing revenue from the Halston Master License accounted for approximately 31% and 9%, respectively, of the total net revenue of the Company.

Other Licensing Agreements

We have entered into certain other licensing agreements for sales and distribution through e-commerce and traditional brick-and-mortar retailers. Authorized distribution channels include department stores, mass merchant retailers, clubs, and national specialty retailers. Under our other licenses, a supplier is granted rights, typically on an exclusive basis, to a single or small group of related product categories for sale to multiple accounts within an approved channel of distribution and territory. Our other license agreements typically provide the licensee with the exclusive rights for a certain product category in a specified territory and/or distribution channel under a specific brand or brands. Our other license agreements cover various categories, including but not limited to women’s apparel, footwear, and accessories; bath and body; jewelry; home products; men’s apparel and accessories; children’s and infant apparel, footwear, and accessories; and electronics cases and accessories. The terms of the agreements generally range from three to six years with renewal options.

We are in discussions with other potential licensees and strategic partners to license and/or co-brand our brand portfolio for additional categories. In certain cases, we have engaged licensing agents to assist in the procurement of such licenses for which we or our licensees pay such agents’ fees based upon a percentage of the net sales of licensed products by such licensees, or a percentage of the royalty payments that we receive from such licensees. While many of the new and proposed licensing agreements will likely require us to provide seasonal design services, most of our new and prospective licensing partners have their own design staff, and we therefore expect low incremental overhead costs related to expanding our licensing business. We will endeavor, where possible, to require licensees to provide guaranteed minimum royalties under their license agreements.

Our licensees currently sell our branded licensed products through brick-and-mortar retailers, e-commerce, and in certain cases supply products to interactive television companies for sale through their television programs and/or through their internet websites. We generally recognize revenues from our other licenses based on a percentage of the sales of products under our brands, but excluding (i) sales of products to interactive television networks, where we receive a retail royalty directly from the interactive television licensee, and (ii) sales of products through e-commerce sites operated by us. Additionally, based upon guaranteed minimum royalty provisions required under many of the license agreements, we are able to recognize revenue related to certain other licenses based on the greater of the sales-based royalty or the guaranteed minimum royalty.

Marketing

Marketing is a critical element to maximize brand value to our licensees and our Company. We employ live streaming, social media, and other marketing and public relations support for our brands.

Given our true omni-channel retail sales strategy focusing on the sale of branded products through various distribution channels (including live-streaming, e-commerce, interactive television, and traditional brick-and-mortar sales channels), our marketing efforts currently focus on leveraging micro- and mega-influencers, entertainment tie-ins, PR and editorial, social media campaigns, personal appearances, and digital content in order to drive retail sales of product and consumer awareness across our various sales distribution channels. We seek to create the intersection where shopping, entertainment, and social media meet. As such, our marketing is currently conducted primarily through live-streaming and social media, videos, images, and other digital content that are all updated regularly and are amplified by micro- and mega-influencers and entertainment tie-ins. Our efforts also include promoting namesakes of our brands and our personalities through various media including live-streaming, television, design for performances, and other events. We also work with our retail partners to leverage their marketing resources, including e-commerce platforms and related digital marketing campaigns, social media platforms, direct mail pieces, and public relations efforts.

We also market Halston Brand through www.halston.com, the Judith Ripka brand through www.judithripka.com, the C Wonder brand through www.cwonder.com, and the Longaberger brand through www.longaberger.com. Through our websites, we are able to present the products under our brands to customers with branding that reflects each brand’s heritage and unique point of view.

Competition

Each of our current brands has and any future acquired brand will likely have many competitors within each of its specific distribution channels that span a broad variety of product categories, including the apparel, footwear, accessories, jewelry, home furnishings and décor, food products, and sporting goods industries. These competitors have the ability to compete with the Company and our licensees in terms of fashion, quality, price, products, and/or marketing, and ultimately retail floor space and consumer spending.

Because many of our competitors have significantly greater cash, revenues, and resources than we do, we must work to differentiate ourselves from our direct and indirect competitors to successfully compete for market share with the brands we own and for future acquisitions. We believe that the following factors help differentiate our Company in an increasingly crowded competitive landscape:

●	our management team, including our officers’ and directors’ historical track records and relationships within the industry;
●	our brand management platform, which has a strong focus on design, product, marketing, and technology; and
●	our operating strategies of licensing brands with significant media presence and driving sales through our true omni-channel retail sales strategy across interactive television, live streaming, and e-commerce distribution channels.

We expect our existing and future licenses to relate to products in the apparel, footwear, accessories, jewelry, home goods, and other consumer products industries, in which our licensees face intense competition, including from our other brands and licensees. In general, competitive factors include quality, price, style, name recognition, and service. In addition, various fashion trends and the limited availability of shelf space could affect competition for our licensees’ products. Many of our licensees’ competitors have greater financial, distribution, marketing, and other resources than our licensees and have achieved significant name recognition for their brand names. Our licensees may be unable to successfully compete in the markets for their products, and we may not be able to continue to compete successfully with respect to our licensing arrangements.

Trademarks

The Company, through its wholly owned subsidiaries, owns and exploits the Halston brands, which include the trademarks and brands Halston, Halston Heritage, Roy Frowick, H by Halston, and H Halston; the Ripka brands, which include the trademarks and brands Judith Ripka LTD, Judith Ripka Collection, Judith Ripka Legacy, Judith Ripka, and Judith Ripka Sterling; the C Wonder brands, which include the trademarks and brands C Wonder and C Wonder Limited, the TowerHill brand, and the LB70 brand. We manage and have a 50% ownership interest in the brands and trademarks of the Longaberger brand through our business venture with Hilco Global. We also have a 17.5% ownership interest in IM Topco, which owns the Mizrahi brands, including the trademarks and brands Isaac Mizrahi, Isaac Mizrahi New York, IMNYC Isaac Mizrahi, and IsaacMizrahiLIVE.

Where laws limit our ability to record in our name trademarks that we have purchased, we have obtained by way of license all necessary rights to operate our business. Certain of these trademarks and associated marks are registered or pending registration with the U.S. Patent and Trademark Office in block letter and/or logo formats, as well as in combination with a variety of ancillary designs for use in connection with a variety of product categories, such as apparel, footwear and various other goods and services including, in some cases, home furnishings and decor. The Company intends to renew and maintain registrations as appropriate prior to expiration and it makes efforts to diligently prosecute all pending applications consistent with the Company’s business goals. In addition, the Company registers its trademarks in certain other countries and regions around the world as it deems appropriate.

The Company and its licensees do not presently earn a material amount of revenue from either the licensing of our trademarks internationally or the sale of products under our trademarks internationally. However, the Company has registered its trademarks in certain territories where it expects that it may do business in the foreseeable future. If the Company or a licensee intends to make use of the trademarks in international territories, the Company will seek to register its trademarks in such international territories as it deems appropriate based upon factors including the revenue potential, prospective market, and trademark laws in such territory or territories.

Generally, the Company is primarily responsible for monitoring and protecting its trademarks around the world. The Company seeks to require its licensing partners to advise the Company of any violations of its trademark rights of which its licensing partners become aware and relies primarily upon a combination of federal, state, and local laws, as well as contractual restrictions to protect its intellectual property rights both domestically and internationally.

Human Capital

Our employees’ knowledge, social, and personality attributes enable our company to achieve its goals, develop our business, and remain innovative. As of December 31, 2024, we had 21 employees. We value our employees and are committed to providing a healthy and safe work environment. For certain key employees, including our executives, brand ambassadors, and spokespersons, we typically enter into multi-year employment agreements. Overall, we believe that our relationship with our employees is good. None of our employees are represented by a labor union.

Government Regulation

We are subject to federal, state, and local laws and regulations affecting our business, including those promulgated under the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, the rules and regulations of the Consumer Product Safety Commission, and various environmental laws and regulations. We believe that we are in compliance in all material respects with all applicable governmental regulations.

MANAGEMENT

The following table sets forth the names, ages, and positions of our executive officers and directors as of the date hereof. Executive officers are appointed by our board of directors. Each executive officer holds office until resignation, is removed by the Board, or a successor is elected and qualified. Each director holds office until a successor is elected and qualified or earlier resignation or removal.

NAME	AGE	POSITION
Robert W. D’Loren	67	Chairman of the Board of Directors and Chief Executive Officer and President
James F. Haran	64	Chief Financial Officer and Assistant Secretary, and Principal Financial and Accounting Officer
Seth Burroughs	45	Executive Vice President of Business Development and Treasury and Secretary
Mark DiSanto	63	Director
James Fielding	60	Director
Howard Liebman	82	Director
Deborah Weinswig	54	Director

Below are the biographies of each of our officers and directors as of December 31, 2024.

Robert W. D’Loren has been the Chairman of our Board and our Chief Executive Officer and President since September 2011. Mr. D’Loren has been an entrepreneur, innovator, and pioneer of the consumer branded products industry for over 35 years. Mr. D’Loren has spearheaded the Company’s omni-channel platform, connecting the channels of digital, brick-and-mortar, social media, and direct-response television to create a single customer view and brand experience for Xcel’s brands. He served as Chairman and CEO of IPX Capital, LLC and its subsidiaries, a consumer products investment company, from 2009 to 2011. He continues to serve as IPX Capital LLC’s Chairman.

Prior to founding the Company, from June 2006 to July 2008, Mr. D’Loren was a director, President and CEO of NexCen Brands, Inc., a global brand acquisition and management company with holdings that included The Athlete’s Foot, Waverly Home, Bill Blass, MaggieMoo’s, Marble Slab Creamery, Pretzel Time, Pretzelmaker, Great American Cookies, and The Shoe Box.

From 2002 to 2006, Mr. D’Loren’s work among consumer brands continued as President and CEO of UCC Capital Corporation, an intellectual property investment company where he invested in the consumer branded products, media, and entertainment sectors. From 1997 to 2002, Mr. D’Loren founded and acted as President and Chief Operating Officer of CAK Universal Credit Corporation, an intellectual property finance company. Mr. D’Loren’s total career debt and equity investments in over 30 entertainment and consumer branded products companies have exceeded $1.0 billion. In 1985, he founded and served as President and CEO of the D’Loren Organization, an investment and restructuring firm responsible for over $2 billion of transactions. Mr. D’Loren has also served as an asset manager for Fosterlane Management, as well as a manager with Deloitte.

Mr. D’Loren has served on the Board of Directors for Iconix Brand Group, Longaberger Company, Business Loan Center, and as a board advisor to The Athletes Foot and Bill Blass, Ltd. He also serves on the board of directors for the Achilles Track Club International. Mr. D’Loren is a Certified Public Accountant and holds an M.S. degree from Columbia University and a B.S. degree from New York University.

James F. Haran has been our Chief Financial Officer since September 2011. Mr. Haran served as CFO of IPX Capital, LLC and its related subsidiaries, from June 2008 to September 2011. Mr. Haran was the Executive Vice President, Capital Markets for NexCen Brands, Inc. from 2006 to May 2008 and Chief Financial Officer and Chief Credit Officer for UCC Capital Corporation, and its predecessor company, CAK Universal Credit Corp., from 1998 to 2006. Prior to joining UCC, Mr. Haran was a partner at Sidney Yoskowitz and Company P.C., a registered diversified certified public accounting firm. During his tenure, which began in 1987, his focus was on real estate and financial services companies. Mr. Haran is a Certified Public Accountant and holds a B.S. degree from State University of New York at Plattsburgh.

Seth Burroughs has been our Executive Vice President of Business Development and Treasury since September 2011. From June 2006 to October 2010, Mr. Burroughs served as Vice President of NexCen Brands, Inc. Prior to his role at NexCen, from 2003 to 2006, Mr. Burroughs served as Director of M&A Advisory and Investor Relations at UCC Capital Corporation, an intellectual property investment company, where he worked on $500 million in acquisitions and $300 million in specialty financing as an advisor to consumer branded products companies in the franchising and apparel industries. From 2001 to 2003, Mr. Burroughs worked as a Senior Financial Analyst at The Pullman Group where he was involved with structuring the first securitizations of music royalties, including the Bowie Bonds, and as a Financial Analyst at Merrill Lynch’s private client group. Mr. Burroughs received a B.S. degree in economics from The Wharton School of Business at the University of Pennsylvania.

Mark DiSanto has served as a member of our Board since October 2011. Since 1988, Mr. DiSanto has served as the Chief Executive Officer of Triple Crown Corporation, a regional real estate development and investment company with commercial and residential development projects exceeding 1.5 million square feet. Mr. DiSanto received a degree in business administration from Villanova University’s College of Commerce and Finance, a J.D. degree from the University of Toledo College of Law, and an M.S. degree in real estate development from Columbia University.

James Fielding was appointed as a member of our Board in July 2018. He is a 25-year veteran in the consumer retail space, and previously served as the Global Head of Consumer Products for Dreamworks Animation and Awesomeness TV. Prior to that, Mr. Fielding served as the CEO of Claire’s Stores Inc., where he oversaw strategic growth and international development for the retail chain’s 3,000-plus stores worldwide. From May 2008 to 2012 Mr. Fielding served as the President of Disney Stores Worldwide.

Howard Liebman has served as a member of our Board since October 2011. He was President, Chief Operating Officer and a director of Hobart West Group, a provider of national court reporting and litigation support services, from 2007 until the sale of the business in 2008. Mr. Liebman served as a consultant to Hobart from 2006 to 2007. Mr. Liebman was President, Chief Financial Officer, and a director of Shorewood Packaging Corporation, a multinational manufacturer of high-end value-added paper and paperboard packaging for the entertainment, tobacco, cosmetics and other consumer products markets. Mr. Liebman joined Shorewood in 1994 as Executive Vice President and Chief Financial Officer, and served as its President from 1999 until Shorewood was acquired by International Paper in 2000. Mr. Liebman continued as Executive Vice President of Shorewood until his retirement in 2005. Mr. Liebman is a Certified Public Accountant and was an audit partner with Deloitte and Touche, LLP (and its predecessors) from 1974 to 1994.

Deborah Weinswig was appointed as a member of our Board in January 2018. She is a Managing Director of Funding Global Retail & Technology (“FGRT”), the think tank for the Hong Kong-based Fung Group, since April 2014 where she is responsible for building the team’s research capabilities and providing insights into the disruptive technologies that are reshaping today’s global retail landscape. Prior to leading FGRT, Weinswig served as Chief Customer Officer for Profitect Inc., a predictive analytics and big data software provider. From March 2002 to October 2013, Ms. Weinswig was employed by Citigroup, Inc., most recently where she was Managing Director and Head of the Global Staples & Consumer Discretionary team at Citi Research. Ms. Weinswig also serves as an e-commerce expert for the International Council of Shopping Centers’ Research Task Force and was a founding member of the Oracle Retail Industry Strategy Council. Lastly, she is a member of the Board of Directors of Kiabi (affiliated with the Auchan Group). Ms. Weinswig is a Certified Public Accountant and holds an MBA from the University of Chicago.

Directors’ Qualifications

In furtherance of our corporate governance principles, each of our directors brings unique qualities and qualifications to our Board. We believe that all of our directors have a reputation for honesty, integrity, and adherence to high ethical standards. They each have demonstrated business acumen, leadership, and an ability to exercise sound judgment, as well as a commitment to serve the Company and our Board. The following descriptions demonstrate the qualifications of each director:

Robert W. D’Loren has extensive experience in and knowledge of the licensing and commercial business industries and financial markets. This knowledge and experience, including his experience as director, president, and chief executive officer of a global brand management company, provide us with valuable insight to formulate and create our acquisition strategy and how to manage and license acquired brands.

Mark DiSanto has considerable experience in building and running businesses and brings his strong business acumen to the Board.

James Fielding brings extensive senior level experience in the consumer retail space, as well as strong relationships in the media and retail industries.

Howard Liebman brings comprehensive knowledge of accounting, the capital markets, mergers and acquisitions, financial reporting, and financial strategies from his extensive public accounting experience and prior service as Chief Financial Officer of a public company.

Deborah Weinswig brings thought leadership in the retail and licensing industries, particularly in the areas of sourcing and logistics.

Board Nominee Agreement

On April 21, 2025, Xcel and UTG Capital, Inc., or UTG, entered into a Board Nomination Agreement pursuant to which Xcel granted UTG the right to nominate one individual to serve as a member of the Company’s board of directors, provided the individual is reasonably satisfactory to the Company’s board of directors (and/or board committee with authority over nominations of individuals to serve as directors of the Company) during the Nomination Period. The term “Nomination Period” means the period commencing on the date of the Board Nomination Agreement and ending on the earlier of (i) the date all of the loans under the December 12, 2024 loan agreement (as amended) have been repaid and (ii) the date UTG no longer holds a participation of at least $1,000,000 principal amount in the Term Loan B; provided, however, that if prior to the earlier of such dates, UTG and/or its affiliates exercise certain warrants issued to UTG for at least 300,000 shares of common stock, the Nomination Period shall continue for so long as UTG and/or its affiliate continue to hold 300,000 shares of common stock issued upon exercise of such warrants.

Employment Agreements with Executives

Robert W. D’Loren

On February 28, 2019, and effective as of January 1, 2019, the Company entered into a three-year employment agreement with Robert W. D’Loren for him to continue to serve as Chief Executive Officer of the Company, referred to as the D’Loren Employment Agreement. Following the initial three-year term, the agreement has automatically renewed for successive one-year terms, and will be automatically renewed for one-year terms thereafter unless either party gives written notice of intent to terminate at least 90 days prior to the termination of the then current term. Pursuant to the D’Loren Employment Agreement, Mr. D’Loren’s annual base salary is $0.89 million. The Company’s board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial three-year term, Mr. D’Loren’s base salary will be reviewed at least annually. Mr. D’Loren also receives an allowance for an automobile appropriate for his level of position and the Company pays (in addition to monthly lease or other payments) all of the related expenses for gasoline, insurance, maintenance, repairs, or any other costs with Mr. D’Loren’s automobile.

On July 30, 2024, the Company entered into an amendment of the D’Loren Employment Agreement. Pursuant to this amendment, the Company agreed with Mr. D’Loren that commencing July 16, 2024 and ending December 31, 2025, Mr. D’Loren shall accept and the Company shall pay for each month 40% of Mr. D’Loren’s pro rata portion of base salary for each such month through the issuance of shares of the Company’s common stock. The shares of common stock will be issued on the last day of each month, and the number of shares issuable for each month to Mr. D’Loren shall be determined by dividing 40% of his pro-rated base salary for such month by the closing sale price of the Company’s common stock on the last trading day of such month. Mr. D’Loren is permitted to pay the withholding tax through the exchange of a portion of the shares.

Bonus

Mr. D’Loren will be eligible to receive an annual cash bonus in an amount equal to (i) 2.5% of all income generated from the sales of the Company’s products and by the trademarks and other intellectual property owned, operated or managed by us (“IP Income”), in excess of $8.0 million earned and received by us in such fiscal year: provided that any IP income generated through net sales shall be multiplied by (x) 7% in the case of net sales from wholesale sales, and private label sales and (y) 3% in the case of net sales from e-commerce sales through the Company’s web sites and (ii) 5% of the Company’s adjusted EBITDA (as defined in the D’Loren Employment Agreement) for such fiscal year. Mr. D’Loren shall have the right to elect to receive the cash bonus through the issuance of shares of the Company’s common stock.

Pursuant to the D’Loren Agreement, Mr. D’Loren was granted an option to purchase up to 257,895 shares of the Company’s common stock at an exercise price of $17.20 per share. The option is exercisable until February 28, 2029 and shall vest, subject to Mr. D’Loren remaining employed by the Company and based upon the Company’s common stock achieving the following target prices:

Target Prices	Number of Option Shares Vesting
$30.00	73,684
$50.00	62,632
$70.00	51,579
$90.00	40,526
$110.00	29,474

Severance

If Mr. D’Loren’s employment is terminated by the Company without cause, or if Mr. D’Loren resigns with good reason, or if the Company fails to renew the term, then Mr. D’Loren will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to the base salary in effect on the termination date for the longer of two years from the termination date or the remainder of the then-current term. Additionally, Mr. D’Loren would be entitled to two hundred times the average annual cash bonuses paid in the preceding 12 months. Mr. D’Loren would also be entitled to continue to participate in the Company’s group medical plan or receive reimbursement for premiums paid for other medical insurance in an amount not to exceed the cost to participate in the Company’s plan, subject to certain conditions, for a period of 36 months from the termination date.

Change of Control

In the event Mr. D’Loren’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. D’Loren with good reason, he would be entitled to a lump sum payment equal to two times (i) his base salary in effect on the termination date for the longer of two years from the termination date or the remainder of the then-current term and (ii) two times the average annual cash bonuses paid in the preceding 12 months, minus $100. “Change of control,” as defined in Mr. D’Loren’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions or, if during any twelve consecutive month period, the individuals who at the beginning of such period, constitute the board of directors of the Company (the “Incumbent Directors”) cease (other than due to death) to constitute a majority of the members of the board at the end of such period; provided that directors elected by or on the recommendation of a majority of the directors who so qualify as Incumbent Directors shall be deemed to be Incumbent Directors. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. D’Loren and the Company, all unvested stock options, shares of restricted stock and other equity awards granted by the Company to Mr. D’Loren pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment (unless Mr. D’Loren’s employment was terminated without cause or was terminated by him for good reason, in which case only for his term of employment and a six-month period after the termination of such employment), Mr. D’Loren may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of his employment. Also, during his employment and for a one-year period after the termination of such employment, Mr. D’Loren may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager, or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee, or business relation and the Company or any of its subsidiaries.

James Haran

On February 28, 2019, and effective as of January 1, 2019, the Company entered into a two-year employment agreement with James Haran for him to continue to serve as the Company’s Chief Financial Officer, referred to as the Haran Employment Agreement. Following the initial two-year term, the agreement has automatically renewed for successive one-year terms, and will be automatically renewed for one-year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Pursuant to the Haran Employment Agreement, Mr. Haran’s annual base salary is $0.37 million per annum. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two-year term, the base salary shall be reviewed at least annually. In addition, Mr. Haran receives a car allowance of $1,500 per month.

Bonus

Mr. Haran will be eligible to receive a performance cash bonus in an amount equal to (i) 0.23% of all IP Income in excess of $12.0 million earned and received by us in such fiscal year; provided that any IP income generated through net sales shall be multiplied by (x) 7% in the case of net sales from wholesale sales, and private label sales and (y) 3% in the case of net sales from e-commerce sales through the Company’s web sites plus (ii) 0.375% of the Company’s adjusted EBITDA (as defined in the Haran Employment Agreement) for such fiscal year. Notwithstanding the foregoing, for (i) 2019, $0.04 million of Mr. Haran’s bonus was guaranteed, of which $0.01 million was paid to Mr. Haran upon execution of the Haran Employment Agreement and $0.03 million was paid prior to June 30, 2019, and (ii) for 2020, $0.03 million of Mr. Haran’s bonus was guaranteed and paid prior to June 30, 2020, in each case.

Pursuant to the Haran Employment Agreement, Mr. Haran was granted an option to purchase up to 55,263 shares of the Company’s common stock at an exercise price of $17.20 per share. The option is exercisable until February 28, 2029 and shall vest, subject to Mr. Haran remaining employed with the Company and based upon the Company’s common stock achieving target prices as follows:

Target Prices	Number of Option Shares Vesting
$30.00	15,790
$50.00	13,421
$70.00	11,052
$90.00	8,684
$110.00	6,316

Severance

If Mr. Haran’s employment is terminated by the Company without cause, or if Mr. Haran resigns with good reason, or if the Company fails to renew the term, then Mr. Haran will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to his base salary in effect on the termination date for 12 months. Mr. Haran would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control

In the event Mr. Haran’s employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Haran with good reason, Mr. Haran would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Haran’s employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Haran and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Haran pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Haran may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of such employment. Also, during his employment and for a one-year period after the termination of his employment, Mr. Haran may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Seth Burroughs

On February 28, 2019, and effective as of January 1, 2019, the Company entered into a two-year employment agreement with Seth Burroughs for him to continue to serve as the Company’s Executive Vice President – Business Development and Treasury, referred to as the Burroughs Employment Agreement. Following the initial two-year term, the agreement has automatically renewed for successive one-year terms, and will be automatically renewed for one-year terms thereafter unless either party gives written notice of intent to terminate at least 30 days prior to the expiration of the then current term. Pursuant to the Burroughs Employment Agreement, Mr. Burroughs’ annual base salary is $0.34 million per annum. The board of directors or the compensation committee may approve increases (but not decreases) from time to time. Following the initial two-year term, the base salary shall be reviewed at least annually.

On July 30, 2024, the Company entered into an amendment of the Burroughs Employment Agreement. Pursuant to this amendment, the Company agreed with Mr. Burroughs that commencing July 16, 2024 and ending December 31, 2025, Mr. Burroughs shall accept and the Company shall pay for each month 40% of Mr. Burroughs’ pro rata portion of base salary for each such month through the issuance of shares of the Company’s common stock. The shares of common stock will be issued on the last day of each month, and the number of shares issuable for each month to Mr. Burroughs shall be determined by dividing 40% of his pro-rated base salary for such month by the closing sale price of the Company’s common stock on the last trading day of such month. Mr. Burroughs is permitted to pay the withholding tax through the exchange of a portion of the shares.

Bonus

Mr. Burroughs will be eligible to receive a performance cash bonus in an amount equal to (i) 0.23% of all IP Income in excess of $12.0 million earned and received by us in such fiscal year; provided that any IP income generated through net sales shall be multiplied by (x) 7% in the case of net sales from wholesale sales, and private label sales and (y) 3% in the case of net sales from e-commerce sales through the Company’s web sites plus (ii) 0.375% of the Company’s adjusted EBITDA (as defined in the Haran Employment Agreement) for such fiscal year.

Pursuant to the Burroughs Employment Agreement, Mr. Burroughs was granted an option to purchase up to 36,842 shares of the Company’s common stock at an exercise price of $17.20 per share. The option is exercisable until February 28, 2029 and shall vest, subject to Mr. Burroughs remaining employed with the Company and based upon the Company’s common stock achieving target prices as follows:

Target Prices	Number of Option Shares Vesting
$30.00	10,526
$50.00	8,947
$70.00	7,369
$90.00	5,790
$110.00	4,210

Severance

If Mr. Burrough’s employment is terminated by the Company without cause, or if Mr. Burroughs resigns with good reason, or if the Company fails to renew the term, then Mr. Burroughs will be entitled to receive his unpaid base salary and cash bonuses through the termination date and a lump sum payment equal to his base salary in effect on the termination date for 12 months. Mr. Burroughs would also be entitled to continue to participate in our group medical plan, subject to certain conditions, for a period of 12 months from the termination date.

Change of Control

In the event Mr. Burroughs’ employment is terminated within 12 months following a change of control by the Company without cause or by Mr. Burroughs with good reason, Mr. Burroughs would be entitled to a lump sum payment equal to his base salary in effect on the termination date for 12 months following such termination. “Change of control,” as defined in Mr. Burroughs’ employment agreement, means a merger or consolidation to which we are a party, a sale, lease or other transfer, exclusive license or other disposition of all or substantially all of our assets, or a sale or transfer by our stockholders of voting control, in a single transaction or a series of transactions. Upon a change of control, notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between Mr. Burroughs and us, all unvested stock options, shares of restricted stock and other equity awards granted by us to Mr. Burroughs pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and remain exercisable for the lesser of 180 days after the date the change of control occurs or the remaining term of the applicable option.

Non-Competition and Non-Solicitation

During the term of his employment by the Company and for a one-year period after the termination of such employment, Mr. Burroughs may not permit his name to be used by or participate in any business or enterprise (other than the mere passive ownership of not more than 5% of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) that engages or proposes to engage in our business in the United States, its territories and possessions and any foreign country in which we do business as of the date of termination of such employment. Also, during his employment and for a one-year period after the termination of his employment, Mr. Burroughs may not, directly or indirectly, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries; or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its subsidiaries, to terminate such employee’s employment with the Company or any of its subsidiaries; or hire any such person unless such person’s employment was terminated by the Company or any of its subsidiaries; or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its subsidiaries.

Family Relationships

There are no family relationships among our directors or officers.

Independence of the Board of Directors

The board has determined that Messrs. Howard Liebman, Mark DiSanto, James Fielding, and Ms. Deborah Weinswig meet the director independence requirements under the applicable listing rule of the NASDAQ Stock Market LLC (“NASDAQ”). Each current member of the Audit Committee, Compensation Committee, and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in the applicable NASDAQ rules, and each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, based solely on a review of Forms 3 and 4 and any amendments thereto furnished to our Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of more than 10% of our equity securities were timely filed, except that (i) Robert W. D’Loren filed a late Form 4 for a transaction on two occasions, and (ii) Seth Burroughs filed a late Form 4 for a transaction on two occasions.

Code of Ethics

On September 29, 2011, we adopted a code of ethics that applies to our officers, employees, and directors, including our Chief Executive Officer, Chief Financial Officer, and senior executives. Our Code of Ethics can be accessed on our website, www.xcelbrands.com.

Insider Trading Policy

We have adopted an insider trading policy (the “Trading Policy”) that is designed to promote compliance with federal securities laws, rules, and regulations, as well as the rules and regulations of the NASDAQ Stock Market. The Trading Policy provides Xcel’s standards on trading and causing the trading of our securities or securities of other publicly traded companies while in possession of confidential information. It prohibits trading in certain circumstances and applies to all of our directors, officers, and employees, as well as independent contractors or consultants who have access to material nonpublic information of Xcel. Additionally, our Trading Policy imposes special additional trading restrictions applicable to all of our directors and executive officers. The Trading Policy is annexed to this Annual Report as an exhibit and the full text of the Trading Policy is available on our website at www.xcelbrands.com.

Audit Committee and Audit Committee Financial Expert

Our board of directors has appointed an Audit Committee which consists of Mr. Liebman, Mr. DiSanto, and Ms. Weinswig. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ and SEC rules, which is the independence standard that was adopted by our board of directors. The board of directors has determined that Mr. Liebman meets the requirements to serve as the Audit Committee Financial Expert by our board of directors. The Audit Committee operates under a written charter adopted by our board of directors. The Audit Committee assists the board of directors by providing oversight of our accounting and financial reporting processes, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Compensation Committee

Our board of directors has appointed a Compensation Committee consisting of Messrs. DiSanto and Fielding. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ rules. Our board of directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities. The committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Nominating Committee

Our board of directors has appointed a Nominating Committee consisting of Messrs. DiSanto and Liebman. Each of such persons has been determined to be an “independent director” under the applicable NASDAQ rules. Our board of directors has adopted a written Nominating Committee Charter that sets forth the committee’s responsibilities.

EXECUTIVE COMPENSATION

The following table sets forth information regarding all cash and non-cash compensation earned, during the years ended December 31, 2025 and 2024, by our principal executive officer and our two other most highly compensated executive officers, which we refer to collectively as the named executive officers, for services in all capacities to the Company:

Summary Compensation Table

			Salary		Stock		All Other
Name	Title	Year	(1), (2)	Bonus (3)	Award	Option	Compensation	Total
Robert W. D’Loren (4)	CEO and Chairman	2025	$888,500		$46,531		$24,283	$1,080,811
		2024	$888,500	$33,382			$14,374	$936,256

James F. Haran (5)	CFO	2025	$366,000	—	$22,864	$22,864	$1,154	$390,018
		2024	$366,000	—			$769	$366,769

Seth Burroughs (6)	EVP – Business Development and Treasury	2025	$340,600	—	$6,580	$19,471	$44	$366,695
		2024	$340,600	—				$340,600

(1)In accordance with the July 30, 2024 amendment of the employment agreements with Robert W. D’Loren’s and Seth Burroughs (see “Employment Agreements with Executives” in Item 10), commencing July 16, 2024, 40% of each of Mr. D’Loren’s and Mr. Burrough’s salary was paid in shares of the Company’s common stock rather than in cash. Salary compensation paid to Mr. D’Loren in stock in 2025 was $325,783, which amounted to 216,724 shares on a gross basis (114,064 shares issued on a net basis, after the exchange of shares for withholding taxes). Salary compensation paid to Mr. D’Loren in stock in 2024 was $162,892, which amounted to 24,037 shares on a gross basis (12,933 shares issued on a net basis, after the exchange of shares for withholding taxes). Salary compensation paid to Mr. Burroughs in stock in 2025 was $90,827, which amounted to 45,219 shares on a gross basis (20,994 shares issued on a net basis, after the exchange of shares for withholding taxes). Salary compensation paid to Mr. Burroughs in stock in 2024 was $62,443, which amounted to 9,213 shares on a gross basis (4,569 shares issued on a net basis, after the exchange of shares for withholding taxes).

(2)Mr. D’Loren’s salary amount for 2024 includes the amount of a voluntary temporary deferral of salary of $125,000, which was earned by Mr. D’Loren and accrued at December 31, 2024 and was paid to Mr. D’Loren in 2025.

(3)Bonuses include amounts paid in accordance with the executives’ respective employment agreements (see “Employment Agreements with Executives” in Item 10).

(4)During 2025, Robert D’Loren was granted several stock awards pursuant to the terms and conditions of the 2021 Equity Incentive Plan. On May 28, 2025, Robert D’Loren was granted 8,750 shares of restricted stock. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Mr. D’Loren may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $2.63 per share. Also on May 28, 2025, Mr. D’Loren was granted options to purchase 8,750 shares of common stock. Such options will vest immediately. The exercise price of the options is $2.63 per share, and the grant date fair value per share was $1.69. On December 3, 2025, Mr. D’Loren was granted 25,000 shares of restricted stock. Such shares of restricted stock vest immediately. The grant date fair value of the shares was $0.94 per share. Also on December 3, 2025, Mr. D’Loren was granted options to purchase 250,674 shares of stock. Such options will vest based on certain stock performance targets. The exercise price of the options is $0.94 per share, and the grant date fair value per share was $0.43. The total 2025 value of stock awards to Mr. D’Loren was $168,028.

(5)On December 3, 2025, James Haran was granted options to purchase 53,716 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest based on certain stock performance targets. The exercise price of the options is $0.94 per share, and the grant date fair value per share was $0.43, a value of $22,864.

(6)During 2025, Seth Burroughs was granted several stock awards pursuant to the terms and conditions of the 2021 Equity Incentive Plan. On May 28, 2025, Mr. Burroughs was granted 2,500 shares of restricted stock. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Mr. Burroughs may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $2.63 per share. Also on May 28, 2025, Mr. Burroughs was granted options to purchase 2,500 shares of common stock. Such options will vest immediately. The exercise price of the options is $2.63 per share, and the grant date fair value per share was $1.69. On December 3, 2025, Mr. Burroughs was granted options to purchase 35,811 shares of stock. Such options will vest based on certain stock performance targets. The exercise price of the options is $0.94 per share, and the grant date fair value per share was $0.43. The total 2025 value of stock awards to Mr. Burroughs was $26,051.

Outstanding Equity Awards as of December 31, 2025

		Options and Warrant Awards					Stock Awards
		Number of	Number of
		Securities	Securities					Market
		Underlying	Underlying				Number of	Value of
		Unexercised	Unexercised			Option or	Shares of	Shares of
		Options &	Options &			Warrant	Stock that	Stock that
		Warrants,	Warrants,		Exercise	Expiration	Have Not	Have Not
Name	Title	Exercisable	Unexercisable		Price	Date	Vested	Vested
Robert W. D’Loren	CEO, Chairman	—	257,895	(1)	$17.20	2/28/2029	—	$—
			250,674	(2)	$0.94	12/3/2030

James F. Haran	CFO	—	55,263	(1)	$17.20	2/28/2029	—	$—
			53,716	(2)	$0.94	12/3/2030

Seth Burroughs	EVP - Bus. Development	—	36,842	(1)	$17.20	2/28/2029	—	$—
			35,811	(2)	$0.94	12/3/2030
	& Treasury
(1)

These options shall become exercisable based upon the Company’s common stock achieving specified target prices as outlined in the executive’s employment agreement, and expire on February 28, 2029. See “Executive Compensation - Employment Agreements with Executives.”

(2)

These options shall become exercisable based upon the Company’s common stock achieving specified target prices as outlined in the executive’s employment agreement, and expire on December 3, 2030. See “Executive Compensation - Employment Agreements with Executives.”

Clawback Policy

The Board has adopted a clawback policy which allows us to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event of an Accounting Restatement. The clawback policy defines an Accounting Restatement as an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws. Under such policy, we may recoup incentive-based compensation previously received by an executive officer that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in the Accounting Restatement.

The Board has the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture, and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy are in addition to, and not in lieu of, any legal and equitable claims available to the Company. The clawback policy is annexed to this Annual Report as an exhibit.

Director Compensation

We generally pay our non-employee directors $3,000 for each board of directors and committee meeting attended, up to a maximum of $12,000 per year for board of directors’ meetings and up to a maximum of $12,000 per year for committee meetings, except that the chairman of each committee receives $4,000 for each such committee meeting attended, up to a maximum of $16,000 per year.

The following table sets forth information with respect to each non-employee director’s compensation for the year ended December 31, 2025. The dollar amounts shown for Stock Awards represent the grant date fair value of the restricted stock awards or stock options granted during the fiscal year calculated in accordance with ASC Topic 718.

	Fees Earned
	or Paid	Stock	Option
Name	in Cash	Awards	Awards	Total
Mark DiSanto (1) (2)(3)(4)(5)	$9,000	$52,140	$32,209	$93,349
Howard Liebman (1) (2)(6)	$26,000	$13,552	$21,640	$61,192
Deborah Weinswig (1) (2)(7)	$9,000	$9,024	$13,572	$31,596
James Fielding (1) (2)(8)	$6,000	$8,272	$12,227	$26,499

(1)On May 28, 2025, each non-employee director was granted 1,000 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock will vest evenly over two years, whereby 50% shall vest on April 1, 2026 and 50% shall vest on April 1, 2027. Notwithstanding the foregoing, each grantee may extend the vesting date of all or a portion of the restricted shares by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted shares until the next following October 1 or April 1, as the case may be. The grant date fair value of the shares was $2.63 per share.

(2)On May 28, 2025, each non-employee director was granted options to purchase 2,500 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest evenly over two years, whereby 50% shall vest on April 1, 2026 and 50% shall vest on April 1, 2027. The exercise price of the options is $2.63 per share.

(3)On May 28, 2025, Mark DiSanto was granted options to purchase 6,250 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest immediately. The exercise price of the options is $2.63 per share.

(4)On May 28, 2025, Mark DiSanto was granted 6,250 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock vested immediately. The grant date fair value of the shares was $2.63 per share.

(5)On December 3, 2025, Mark DiSanto was granted 15,167 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Mr. Disanto may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $0.94 per share. In addition, on December 3, 2025, Mr. DiSanto was granted options to purchase 36,500 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest immediately. The exercise price of the options is $0.94 per share.

(6)On December 3, 2025, Howard Liebman was granted 11,617 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Mr. Liebman may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $0.94 per share. In addition, on December 3, 2025, Mr. Liebman was granted options to purchase 36,500 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest immediately. The exercise price of the options is $0.94 per share.

(7)On December 3, 2025, Deborah Weinswig was granted 6,800 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Ms. Weinswig may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $0.94 per share. In addition, on December 3, 2025, Ms. Weinswig was granted options to purchase 21,500 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest immediately. The exercise price of the options is $0.94 per share.

(8)On December 3, 2025, James Fielding was granted 6,000 shares of restricted stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such shares of restricted stock vest on March 31, 2026. Notwithstanding the foregoing, Mr. Fielding may extend the vesting date of all or a portion of the restricted shares by six months intervals. The grant date fair value of the shares was $0.94 per share. In addition, on December 3, 2025, Mr. Fielding was granted options to purchase 19,000 shares of stock pursuant to the terms and conditions of the 2021 Equity Incentive Plan. Such options will vest immediately. The exercise price of the options is $0.94 per share.

2021 Equity Incentive Plan

Our 2021 Equity Incentive Plan, which we refer to as the 2021 Plan, is designed and utilized to enable the Company to offer its employees, officers, directors, consultants, and others whose past, present, and/or potential contributions to the Company have been, are, or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.

The 2021 Plan provides for the grant of stock options, restricted stock, restricted stock units, performance awards, or cash awards. The stock options may be incentive stock options or non-qualified stock options. A total of 400,000 shares of common stock are eligible for issuance under the 2021 Plan. The 2021 Plan may be administered by the board of directors or a committee consisting of two or more members of the board of directors appointed by the board of directors.

Officers and other employees of Xcel or any parent or subsidiary of Xcel who are at the time of the grant of an award employed by us or any parent or subsidiary of Xcel are eligible to be granted options or other awards under the 2021 Plan. In addition, non-qualified stock options and other awards may be granted under the 2021 Plan to any person, including, but not limited to, directors, independent agents, consultants, and attorneys who the board of directors or the committee, as the case may be, believes has contributed or will contribute to our success.

Cash awards may be issued under the 2021 Plan either alone or in addition to or in tandem with other awards granted under the 2021 Plan or other payments made to a participant not under the 2021 Plan. The board or committee, as the case may be, shall determine the eligible persons to whom, and the time or times at which, cash awards will be made, the amount that is subject to the cash award, the circumstances and conditions under which such amount shall be paid, in whole or in part, the time of payment, and all other terms and conditions of the awards.

With respect to incentive stock options granted to an eligible employee owning stock possessing more than 10% of the total combined voting power of all classes of our stock or the stock of a parent or subsidiary of our Company immediately before the grant, such incentive stock option shall not be exercisable more than 5 years from the date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the shares underlying the option on the date the option is granted, provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of such fair market value. The exercise price of a non-qualified stock option may not be less than fair market value of the shares of common stock underlying the option on the date the option is granted.

Restricted stock awards give the recipient the right to receive a specified number of shares of common stock, subject to such terms, conditions and restrictions as the board or the committee, as the case may be, deems appropriate. Restrictions may include limitations on the right to transfer the stock until the expiration of a specified period of time and forfeiture of the stock upon the occurrence of certain events such as the termination of employment prior to expiration of a specified period of time. Restricted stock unit (“RSU”) awards will be settled in cash or shares of common stock, in an amount based on the fair market value of our common stock on the settlement date. The RSUs will be subject to forfeiture and restrictions on transferability as set forth in the 2021 Plan and the applicable award agreement and as may be otherwise determined by the board or the committee. There were no RSUs outstanding as of December 31, 2024.

Certain awards made under the 2021 Plan may be granted so that they qualify as “performance-based compensation” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder) and are exempt from the deduction limitation imposed by Code Section 162(m). Under Internal Revenue Code Section 162(m), our tax deduction may be limited to the extent total compensation paid to the chief executive officer, or any of the four most highly compensated executive officers (other than the chief executive officer) exceeds $1 million in any one tax year. Among other criteria, awards only qualify as performance-based awards if at the time of grant the compensation committee is comprised solely of two or more “outside directors” (as this term is used in Internal Revenue Code Section 162(m) and the regulations thereunder). In addition, we must obtain stockholder approval of material terms of performance goals for such performance-based compensation.

All stock options and certain stock awards, performance awards, and stock units granted under the 2021 Plan, and the compensation attributable to such awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Internal Revenue Code Section 162(m). No awards may be granted on or after the fifth anniversary of the effective date of the 2021 Plan.

The 2021 Equity Incentive Plan became effective April 19, 2022. Prior to the effectiveness of the 2021 Plan, the Company made awards under our Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”), the key terms and provisions of which were substantially similar to the 2021 Plan described above, with the major difference being the number of shares of common stock eligible for issuance. Stock-based awards (including options, warrants, and restricted stock) previously granted under our 2011 Plan remain outstanding, and shares of common stock may be issued to satisfy options or warrants previously granted under the 2011 Plan, although no new awards may be granted under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

IM Topco, LLC

The Company holds a noncontrolling interest in IM Topco, LLC (“IM Topco”), which is accounted for under the equity method of accounting.

Services Agreement

On May 31, 2022, the Company entered into a services agreement with IM Topco, pursuant to which the Company provides certain design and support services (including assistance with the operations of the interactive television business and related talent support) to IM Topco in exchange for payments of $300,000 per year.

In November 2023, the services agreement was amended such that the Company agreed to provide IM Topco with a $600,000 reduction of future service fees over the next eighteen months, beginning on July 1, 2023.

In April 2024, the services agreement was further amended to set the service fees at $150,000 per year beginning with the fiscal year ending December 31, 2024. In addition, under the April 2024 amendment, IM Topco is required to prepay the service fees for the year ending December 31, 2025; as of December 31, 2024, IM Topco has prepaid $62,500 of such service fees.

The Company recognized service fee income related to this agreement of $150,000 for each of the years ended December 31, 2024 and 2023.

License Agreement

On May 31, 2022, the Company entered into a license agreement with IM Topco, pursuant to which IM Topco granted the Company a license to use certain Isaac Mizrahi trademarks on and in connection with the design, manufacture, distribution, sale, and promotion of women’s sportswear products in the United States and Canada during the term of the agreement, in exchange for the payment of royalties in connection therewith. The initial term of this agreement was set to end on December 31, 2026, and provided guaranteed minimum royalties to IM Topco of $400,000 per year.

Effective December 16, 2022, the license agreement between IM Topco and Xcel was terminated in favor of a new similar license agreement between IM Topco and an unrelated third party. However, as part of the termination of the May 31, 2022 license agreement, Xcel provided a guarantee to IM Topco for the payment of any difference between (i) the royalties received by IM Topco from the unrelated third party under the new agreement and (ii) the amount of guaranteed royalties that IM Topco would have received from Xcel under the May 31, 2022 agreement. For the year ended December 31, 2023, the estimated amount of such shortfall was approximately $325,000, which the Company recognized as royalty expense in the consolidated statements of operations.

In November 2023, the Company, WHP, and IM Topco entered into an amendment of the May 2022 membership purchase agreement, under Xcel agreed to make additional royalty payments to IM Topco totaling $450,000 the following 11 months. As a result of this amendment, the Company recognized a $450,000 increase to the carrying value basis of its equity method investment in IM Topco and a corresponding increase in current liabilities. The Company paid $75,000 of the additional royalty payments to IM Topco during the year ended December 31, 2023, and paid $237,500 during the year ended December 31, 2024. As of December 31, 2024, the remaining payments due totaled $137,500, and are reflected with accounts payable, accrued expenses and other current liabilities in the consolidated balance sheet. As of the date of this Annual Report on Form 10-K, this amount has not been paid to IM Topco.

Public Offerings and Private Placement Transactions

In connection with a public offering of 328,427 shares of the Company’s common stock at a price to the public of $6.50 per share which was consummated on March 19, 2024, Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; an affiliate of Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company, purchased 14,625, 14,625, and 3,250 shares, respectively, at $6.50 per share, the same price at which the shares were sold to other purchasers in the Offering.

Also in connection with the public offering, on March 14, 2024, the Company entered into subscription agreements with each of Mr. D’Loren, Mr. DiSanto, and Mr. Burroughs to purchase 13,258, 13,258, and 2,946 shares, respectively (collectively, the “Private

Placement Shares”), at a price of $9.80 per Private Placement Share. The total number of Private Placement Shares purchased was 29,462. Net proceeds after payment of agent fees to the Representative were approximately $0.3 million. The purchase of the Private Placement Shares closed concurrently with the public offering.

In connection with a public offering of 2,181,818 shares of the Company’s common stock at a price to the public of $1.10 per share which was consummated on August 4, 2025 Mr. D’Loren and Mark DiSanto purchased 124,200 and 91,800 shares, respectively, at $1.10 per share, the same price at which the shares were sold to other purchasers in the offering.

In connection with the public offering, on August 1, 2025, the Company entered into subscription agreements with each of Mr. D’Loren and Mr. DiSanto, to purchase 82,159 and 60,883 shares, respectively, at a price of $1.38 per share. The purchase of such shares closed concurrently with the public offering.

In connection with a private placement that closed on December 18, 2025. Mr. D’Loren purchased 81,466 shares of common stock and 40,733 warrants for a total purchase price of $100,000.

Debt Refinancing

In connection with the December 2024 refinancing of the Company’s term loan debt (see Note 6 of the financial statements in Item 8 for additional details), Clear Markets Capital, LLC (“IPX”), a company controlled by Mr. D’Loren, made a $250,000 advance to one of the Company’s subsidiaries, of which $200,000 was repaid to IPX upon the closing of the debt refinancing transaction. Additionally, IPX purchased a 12.5% undivided, last-out, subordinated participation interest in a portion of the new term loan debt for a purchase price of $500,000, and received a pro rata share of warrants received by the Term B Lenders to purchase shares of the Company’s common stock.

On April 21, 2025 (the “Second Amendment Effective Date”), we and certain of our subsidiaries entered into the Second Amendment to Loan and Security Agreement (the “Second Amendment”) with each lender party thereto and FEAC Agent, LLC, as administrative agent and collateral agent for the lenders, or the Agent,  pursuant to which the original Loan and Security Agreement (the “Original Loan Agreement”), dated as of December 12, 2024, by and among us, certain of our subsidiaries, the Agent, FEF Distributors, LLC, as lead arranger and Restore Capital (XELB), LLC as agent for certain lenders, was amended to provide, among other things, for $1.5 million repayment of the $3.95 million term loan made on December 12, 2024 (“Term Loan A”) and an additional term loan in the amount of $5.12 million on the Second Amendment Effective Date (“Term Loan B”). The loans outstanding after giving effect to the Second Amendment and the application of the proceeds of the additional Term Loan B are as follows:  (1) Term Loan A in the amount of $2.45 million, (2) Term Loan B in the amount of $9.12 million and (3) Delayed Draw Term Loan in the amount of $2.05 million (collectively, the “Term Loans”).

The proceeds from the additional Term Loan B were used to repay a portion of Term Loan A, as well as to pay fees, costs, and expenses incurred in connection with entering into the Second Amendment, and the balance will be used for working capital purposes.

On May 15, 2025, the $500,000 of the outstanding principal amount of the Term Loan A was repaid. Principal on the Term Loan A is payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

From and after the Second Amendment Effective Date, interest on each Term Loan A accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 8.5%. From and after the Second Amendment Effective Date, interest on each Term Loan B accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 6.5%.

From and after the Second Amendment Effective Date through March 31, 2027, interest on the Term Loan B will be paid in-kind by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month.

The Term Loans are guaranteed by certain our direct and indirect subsidiaries, and are secured by all of our assets and such subsidiaries. The Second Amendment contains various customary financial covenants and reporting requirements, as specified and defined therein.

The Second Amendment provides that, among other things, (i) the outstanding principal amount of the Term Loan A shall be repaid in certain amounts within a certain amount of days after the Second Amendment Effective Date; (ii) Company is required to maintain a class or series of capital stock that is traded on the New York Stock Exchange or the NASDAQ; and (iii) Company is required to file a Form S-1 Registration Statement with applicable governmental authorities.

In connection with the Second Amendment, UTG Capital, Inc., a Delaware corporation (“UTG”), purchased a 100% undivided, participation interest in Term Loan B for a purchase price of $9.12 million.

In connection with the Original Loan Agreement, Clear Markets Capital, LLC (“IPX”), a company controlled by Robert W. D’Loren, our Chairman and Chief Executive Officer purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan B made on December 12, 2024. In connection with the Second Amendment, IPX purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan A.

In connection with the Second Amendment, we issued warrants to purchase an aggregate of 1,107,455 shares of the common stock (the “UTG Warrants”) to UTG.

The UTG Warrants are exercisable for a period of seven years from the date of issuance at the following exercise prices:

131,100 shares at $6.60 per share

195,271 shares at $7.50 per share

195,271 shares at $10.00 per share

195,271 shares at $12.50 per share

195,271 shares at $15.00 per share

195,271 shares at $17.50 per share

On April 21, 2025, Xcel and UTG entered into a Board Nomination Agreement pursuant to which Xcel granted UTG the right to nominate one individual to serve as a member of our board of directors, provided the individual is reasonably satisfactory to our board of directors (and/or board committee with authority over nominations of individuals to serve as directors during the Nomination Period. The term “Nomination Period” means the period commencing on the date of the Board Nomination Agreement and ending on the earlier of (i) the date all of the Loans under the Loan Agreement have been repaid and (ii) the date UTG no longer holds a participation of at least $1,000,000 principal amount in the Term Loan B; provided however, that if prior to the earlier of such dates, UTG and/or its affiliates exercise UTG Warrants to purchase at least 300,000 shares of common stock, the Nomination Period shall continue for so long as UTG and/or its affiliate continue to hold 300,000 shares of common stock issued upon exercise of the UTG Warrants.

Support Agreement

On April 21, 2025, each of Robert D’Loren, Chairman of the Board and Chief Executive Officer of the Company, Seth Burroughs, Executive Vice President of the Company, and Mark D. Santo, a director of the Company, entered into a Support Agreement whereby each individual agreed to vote in favor of any proposal to approve the issuance of the shares of common stock issuable upon exercise of the warrants issued to UTG and other lenders and warrants amended in connection with the April 21, 2025 debt refinancing transaction, in accordance with applicable Nasdaq rules.

Board Nominee Agreement

On April 21, 2025, Xcel and UTG Capital, Inc., or UTG, entered into a Board Nomination Agreement pursuant to which Xcel granted UTG the right to nominate one individual to serve as a member of the Company’s board of directors, provided the individual is reasonably satisfactory to the Company’s board of directors (and/or board committee with authority over nominations of individuals to serve as directors of the Company) during the Nomination Period. The term “Nomination Period” means the period commencing on the date of the Board Nomination Agreement and ending on the earlier of (i) the date all of the loans under the December 12, 2024 loan agreement (as amended) have been repaid and (ii) the date UTG no longer holds a participation of at least $1,000,000 principal amount in the Term Loan B; provided, however, that if prior to the earlier of such dates, UTG and/or its affiliates exercise certain warrants issued to UTG for at least 300,000 shares of common stock, the Nomination Period shall continue for so long as UTG and/or its affiliate continue to hold 300,000 shares of common stock issued upon exercise of such warrants.

Guarantee

In October 2024, in connection with a required increase to a standby letter of credit associated with the Company’s real estate lease for offices located at 1333 Broadway, Mr. D’Loren provided a personal guarantee to the financial institution providing such letter of credit, in order to satisfy a portion of the associated collateral requirements for the letter of credit.

ORME

On December 4, 2023, the Company acquired a noncontrolling equity ownership interest in ORME, a short-form video and social commerce marketplace, for a purchase price of $150,000. ORME licenses the technology utilized by its marketplace from KonnectBio Inc., in which Robert W. D’Loren, the Company’s Chairman of the Board, Chief Executive Officer, and President, owns an approximate 20% non-controlling interest.

DESCRIPTION OF THE WHITE LION TRANSACTION

Common Stock Purchase Agreement

On January 21, 2026, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with White Lion Capital, LLC (the “Investor”), pursuant to which White Lion has committed to purchase up to $15.0 million of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and satisfaction of the conditions set forth in the Common Stock Purchase Agreement.

Under the terms and subject to the conditions set forth in the Common Stock Purchase Agreement, the Company has the right, but not the obligation, to sell to White Lion, and White Lion is obligated to purchase, up to $15.0 million of the Company’s Common Stock (the “Purchase Shares”). Such sales of Common Stock by the Company, if any, will be subject to certain limitations specified in the Common Stock Purchase Agreement and may occur from time to time, at the Company’s sole discretion, during the 24-month period beginning on the date of the Common Stock Purchase Agreement (the “Commitment Period”).

Regular Purchases

During the Commitment Period, the Company may, by written notice (each, a “Regular Purchase Notice”), direct White Lion to purchase shares of Common Stock (each such purchase, a “Regular Purchase” and, the Regular Purchase Date (defined below)), subject to the Regular Purchase share limit. The Regular Purchase share limit shall be equal to 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the Regular Purchase Notice. A Regular Purchase Notice shall be deemed delivered on the business day (i) a Regular Purchase Notice is received by 9:00 a.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time (the “Regular Purchase Notice Date”). If the applicable Regular Purchase Notice is received after 9:00 a.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time, then the next Business Day shall be the Regular Purchase Notice Date, unless waived by Investor in writing. The purchase price for each Regular Purchase shall mean the average of the three (3) lowest traded prices of the Common Stock on the Regular Purchase Notice Date.

Rapid Purchases

Subject to the terms and conditions of the Common Stock Purchase Agreement, in addition to directing purchases of Purchase Shares pursuant to a Regular Notice, during the Commitment Period, the Company shall also have the right, but not the obligation, to direct White Lion to purchase a number of Purchase Shares by delivering a written notice to White Lion (each, a “Rapid Purchase Notice”). A Rapid Purchase Notice shall be deemed delivered on the business day (i) a Rapid Purchase Notice is received by 1:00 p.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 1:00 p.m. New York time (the “Rapid Purchase Notice Date”). If the applicable Rapid Purchase Notice is received after 1:00 p.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 1:00 p.m. New York time, then the next business day shall be the Rapid Purchase Notice Date, unless waived by Investor in writing. Each Rapid Purchase Notice may direct White Lion to purchase a number of Purchase Shares not to exceed 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the Rapid Purchase Notice (the “Rapid Purchase Share Amount”). The purchase price for each Rapid Purchase (the “Rapid Purchase Price,” and each such purchase, a “Rapid Purchase”) shall be equal to the average of the two lowest traded prices of the Common Stock during the three hour period following White Lion’s written consent of the acceptance of the applicable Rapid Purchase Notice Form by Investor.

VWAP Purchases

In addition to purchases of Purchase Shares as described above, during the Commitment Period, the Company may, by written notice (each, a “VWAP Purchase Notice”), direct White Lion to purchase shares of Common Stock (each such purchase, a “VWAP Purchase” and, the VWAP Date (as defined below)), subject to the VWAP Purchase share limit. The VWAP Purchase share limit shall be equal to 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the VWAP Purchase Notice. A VWAP Purchase Notice shall be deemed delivered on the business day (i) that an applicable VWAP Purchase Notice is received by 9:00 a.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time (the “VWAP Purchase Notice Date”). If the applicable VWAP Purchase Notice is received after 9:00 a.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time, then the next business day shall be the VWAP Purchase Notice Date, unless waived by Investor in writing. The purchase price for each VWAP Purchase (the “VWAP Purchase Price”) shall be equal to the product of (i) the lowest daily volume weighted average price (“VWAP”) of the Common Stock during the two (2) consecutive business days commencing on and including the VWAP Purchase Notice Date and (ii) 97%. For the avoidance of doubt, the VWAP Purchase Notice Date shall be the first business day in the VWAP Purchase Valuation Period.

Other Terms

The Company will control the timing and amount of any sales of Common Stock to White Lion pursuant to the Common Stock Purchase Agreement. White Lion does not have the right to require the Company to sell any shares of Common Stock, but is obligated to purchase shares as directed by the Company, subject to the conditions set forth in the Common Stock Purchase Agreement.

The actual amount and timing of any sales of Common Stock will be determined by the Company at its discretion and will depend on various factors, including, among others, general market conditions, the trading price of the Common Stock, and the Company’s assessment of appropriate funding sources for its operations. The net proceeds that the Company may receive under the Common Stock Purchase Agreement will vary based on the frequency of sales and the prices at which shares are sold to White Lion. The Company currently intends to use any proceeds from such sales for working capital and general corporate purposes.

In the case of Regular Purchases, Rapid Purchases and VWAP Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The aggregate number of shares that the Company can sell to White Lion under the Common Stock Purchase Agreement together with the number of Commitment Shares (defined below) is limited to and may not exceed (i) 1,178,173 shares (subject to adjustment as described above), which is equal to 19.99% of the total shares of the Common Stock outstanding immediately prior to the execution of the Common Stock Purchase Agreement (the “Exchange Cap”), unless either of the following conditions is satisfied: (i) the Company obtains stockholder approval to issue Purchase Shares in excess of the Exchange Cap; or (ii) the average price paid for all shares of Common Stock issued under the Purchase Agreement equals or exceeds the lower of: (A) the Nasdaq official closing price of the Common Stock on the trading day immediately preceding the date of the Common Stock Purchase Agreement; and (B) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Common Stock Purchase Agreement.

In all cases, the Common Stock Purchase Agreement also prohibits the Company from directing White Lion to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by White Lion (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in White Lion beneficially owning more than 4.99% of the then total outstanding shares of Common Stock, provided that, White Lion may increase this beneficial ownership limitation up to 9.99% at its sole discretion upon 61 days prior written notice to the Company.

The Common Stock Purchase Agreement and the related Registration Rights Agreement impose no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages, except that while the Common Stock Purchase Agreement remains in effect, the Company is prohibited, without the prior approval of White Lion, from entering into any “equity line” or substantially similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Company at a price based on the market price of the Common Stock at the time of such purchase; provided, however, that this restriction does not prohibit the issuance of shares of Common Stock pursuant to (i) an “at-the-market offering” by the Company through a registered broker-dealer acting as agent of the Company pursuant to a written agreement between the Company and such registered broker-dealer or (ii) the conversion or exercise of derivative securities where the conversion or exercise price varies based on the market price of the Common Stock. White Lion has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock during the term of the Common Stock Purchase Agreement.

In consideration for White Lion’s execution and delivery of the Common Stock Purchase Agreement, the Company will issue to White Lion shares of Common Stock valued in an aggregate amount of $37,500 (the “Commitment Shares”). The amount of shares to be issued shall be determined by dividing $37,500 by the closing price of the Common Stock on the business day immediately preceding the day on which the Registration Statement is declared effective by the Securities and Exchange Commission (the “SEC”), provided, however, that the Company shall not issue a number of Commitment Shares in excess of the Exchange Cap. The Commitment Fee will be fully earned and payable on the Commencement Date, regardless of whether White Lion purchases any shares under the Common Stock

Purchase Agreement or whether the agreement is later terminated. White Lion shall not resell, on any single business day, an amount of Commitment Shares exceeding 10% of the average daily trading volume of the Common Stock.

The Company has agreed to pay Maxim Group LLC a cash fee equal to 4.0% of the gross proceeds received by the Company from sales of securities to White Lion pursuant to any Regular Purchase, Add-On Purchase, or Intraday Purchase, under an advisory agreement between the Company and Maxim Group LLC.

The Common Stock Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of both parties. The Company may terminate the Common Stock Purchase Agreement at any time upon written notice without cost or penalty.

Registration Rights Agreement

In connection with the execution of the Common Stock Purchase Agreement, the Company and White Lion entered into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to: (a) file a registration statement on Form S-1 (the “Registration Statement”) with the SEC on or prior to the earlier to occur of (i) 60 days after the date of the agreement, or (ii) the date upon which the Company files the resale registration statement required by the Purchase Agreement entered into by the Company and certain investors on December 17, 2025 covering any shares of Common Stock issued as part of the Commitment Fee and the maximum number of Purchase Shares issuable pursuant to the Common Stock Purchase Agreement (collectively, the “Registrable Securities”); (b) use its commercially reasonable best efforts to have the Registration Statement and any amendment thereto declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as soon as practicable after such filing and (c) use its commercially reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act pursuant to Rule 415 promulgated under the Securities Act and available for the resale by White Lion of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which White Lion shall have resold all the Registrable Securities covered thereby (ii) the date of termination of the Common Stock Purchase Agreement if as of such termination date White Lion holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Common Stock Purchase Agreement) and (iii) all such securities cease to be Registrable Securities.

DESCRIPTION OF The Private Placement

On December 17, 2025, we entered into the Purchase Agreement with the Purchasers for gross proceeds of approximately $2.05 million. The Purchase Agreement provides for the issuance and sale of: (i) 896,126 shares of the Company’s Common Stock, (ii) Pre-Funded Warrants to purchase from the Company a total of 773,929 shares of Common Stock, at an exercise price per share equal to $0.001, and (iii) Warrants to purchase from the Company a total of 835,023 shares of Common Stock, at an exercise price per share equal to $3.00.

The closing of the Private Placement occurred on December 18, 2025 (the “Closing Date”). Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, agreed to purchase 81,466 Shares and 40,733 Warrants for a total purchase price of $100,000. The aggregate net proceeds to the Company from the sale of the Private Placement Shares and Pre-Funded Warrants, after deducting the placement agent fees and other estimated offering expenses payable by the Company, are estimated to be approximately $1.75 million.

Pursuant to the Placement Agency Agreement, dated December 17, 2025, by and between the Company and the Placement Agent, the Placement Agent served as the exclusive placement agent in connection with the Private Placement and received (i) a fee equal to up to 8% of the gross proceeds from the Private Placement Shares and Pre-Funded Warrants sold in the Private Placement, (ii) Placement Agent Warrants to purchase 4% of the aggregate number of Private Placement Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock, at an exercise price per share equal to $1.165 per share, and (iii) $50,000 for expenses incurred in the Private Placement.

Pursuant to the terms of the Purchase Agreement, we agreed, subject to certain exceptions, not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) for a period of 60 days after December 17, 2025, the date the Purchase Agreement was signed.

In addition, pursuant to the Purchase Agreement, we agreed to file the Registration Statement with the Commission within 30 days of the Closing Date registering for resale the Private Placement Shares, Warrant Shares, and Pre-Funded Warrant Shares. We will use commercially reasonable efforts to have such Registration Statement declared effective by the Commission no later than the 60 days following the Closing Date (or, in the event of a review by the Commission, the later of (i) 90 days following the Closing Date and (ii) 20 days following the date on which the Company files its Annual Report on Form 10-K for the year ending December 31, 2025) and use commercially reasonable efforts to keep such Registration Statement effective at all times until the earlier of (i) such time as no Purchaser owns any Shares, Warrant Shares, or Pre-Funded Warrant Shares issuable upon exercise thereof and (ii) such time as all Purchasers are eligible to resell all Shares, Warrant Shares, and Pre-Funded Warrant Shares pursuant to Rule 144 without compliance by the Company with the current public information requirement of Rule 144.

Warrants

The Warrants have an exercise price of $3.00 per share. The Warrants are exercisable immediately upon issuance and expire on December 18, 2030.

The exercise price of the Warrants, and the number of Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction, as described in the Warrants.

Holders of the Warrants may not exercise any portion of the Warrants to the extent they would own more than 4.99% (or, or 9.99%, as elected by the holder) of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the Warrants up to 19.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

In the event of a Fundamental Transaction (as such term is defined in the Warrants), the holder has the right to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrant (including any Distributions or Purchase Rights then held in abeyance pursuant to Sections 9(b) or 9(c) in the Warrants) without regard to any limitations on exercise contained herein (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the Alternate Consideration it received upon any exercise of the Warrant following such Fundamental Transaction. The Company will not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another person unless (i) the Alternate Consideration is solely in the form of cash and the Company provides for the simultaneous “cashless exercise” of the Warrants pursuant to Section 10 of the Warrants or

(ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Warrant. These provisions will similarly apply to subsequent transactions analogous to a Fundamental Transaction type. If the Company undertakes a Fundamental Transaction in which the Company is not the surviving entity and the Alternate Consideration includes securities of another person, then the Company will provide that, prior to or simultaneously with the consummation of such Fundamental Transaction, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) will assume the obligation to deliver to the holder such Alternate Consideration as the holder is entitled to receive in accordance with the foregoing provisions, and to assume the other obligations under the Warrant. These provisions similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of common stock, the holder of a Warrant will not have the rights or privileges of a holder of common stock, including any voting rights, until the holder exercises such warrant.

The foregoing does not purport to be a complete description of the Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Pre-Funded Warrants

The Pre-Funded Warrants have an exercise price of $0.001 per share. The Pre-Funded Warrants are exercisable immediately upon issuance and will not expire.

The exercise price of the Pre-Funded Warrants, and the number of Pre-Funded Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants.

The holder may, in its sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrants.

Holders of the Pre-Funded Warrants may not exercise any portion of the Pre-Funded Warrants to the extent they would own more than 4.99% (or 9.99%, as elected by the holder) of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the Pre-Funded Warrants up to 19.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

In the event of a Fundamental Transaction (as such term is defined in the Pre-Funded Warrants), the holder has the right to receive, upon exercise of the Pre-Funded Warrant, the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the Alternate Consideration it received upon any exercise of the Pre-Funded Warrant following such Fundamental Transaction. The Company will not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another person unless (i) the Alternate Consideration is solely in the form of cash and the Company provides for the simultaneous “cashless exercise” of the Pre-Funded Warrant pursuant to Section 10 of the Pre-Funded Warrant or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Pre-Funded Warrant. These provisions will similarly apply to subsequent transactions analogous to a Fundamental Transaction type. If the Company undertakes a Fundamental Transaction in which the Company is not the surviving entity and the Alternate Consideration includes securities of another person, then the Company will provide that, prior to or simultaneously with the consummation of such Fundamental Transaction, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as the holder is entitled to receive in accordance with the foregoing provisions, and to assume the other obligations under the Pre-Funded Warrant. These provisions similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of common stock, the holder of a Pre-Funded Warrant will not have the rights or privileges of a holder of common stock, including any voting rights, until the holder exercises such warrant.

The foregoing does not purport to be a complete description of the Pre-Funded Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Placement Agent Warrants

The Placement Agent Warrants have an exercise price of $1.165 per share and are otherwise identical to the Warrants

DESCRIPTION OF OUR CAPITAL STOCK

We are registering for resale 13,628,865 shares of our common stock.

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of January 30, 2026, 5,893,815 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes certain applicable provisions of Delaware law and the material terms of our capital stock. The description of our capital stock is qualified by reference to our certificate of incorporation and our bylaws.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available, therefore.

Liquidation Rights. Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all remaining assets available for distribution to such holders, after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Holders of our common stock have no preemptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Merger or Consolidation: In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Reverse Stock Split

We effected a reverse stock split of our outstanding common stock at a ratio of 1-for-10 shares, effected on March 25, 2025.

Unless otherwise indicated, the share amounts and per share prices, and the conversion or exercise prices of and the number of shares issuable under our outstanding securities exercisable for common stock, in this prospectus have been adjusted to reflect the Reverse Stock Split.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

●	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
●	any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;
●	any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage, delay or prevent mergers or other takeover or change of control attempts of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be elected at each annual meeting of our stockholders. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our certificate of incorporation, as amended, authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our board of directors is able to determine the designations, powers, and relative rights, privileges, preferences and other terms, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights on, a series of preferred stock.

Our bylaws provide that any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws also provide that special meetings may be called by a majority of the whole board or by any officer instructed by a majority of the whole board to call the meeting.

Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must comply with the notice provisions set forth in the bylaws, including, but not limited to, providing timely notice in proper written form to the Secretary.

Our bylaws provide that, except as otherwise provided by the General Corporate Law or the certificate of incorporation, any amendment to, repeal of, or adoption of any provisions inconsistent with these Bylaws, which has not previously received the approval of the Board, shall require for adoption the affirmative vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereat. Our bylaws further provide that many of the provisions require for adoption the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004 and the transfer agent’s telephone number is (800) 509-5586.

Listing on Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “XELB.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Private Placement Warrants. For additional information regarding the issuances of the Private Placement Warrants, see “Description of Securities We Are Offering” elsewhere in this prospectus. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time. Except for the entry into the Common Stock Purchase Agreement, in the case of White Lion, and the entry into the Purchase Agreement, acquisition of shares of Common Stock, Pre-Funded Warrants and Warrants in the Private Placement and ownership of the other securities listed in the table below, in the case of the Purchasers neither White Lion nor any of the Purchasers (other than Robert D’Loren) have had any material relationship with us within the past three (3) years. During the past three (3) years, Wellington has not had any relationship with us other than acting as our placement agent and/or underwriter in various offerings, including in the Private Placement. Howard Brous, the designee of Wellington, has not had any relationship with us during the past three years other than through their affiliation with Wellington. Robert D’Loren is our Chairman and Chief Executive Officer and has engaged in the related party transactions described under the captions “Certain Relationships and Related Transactions and Director Independence” in our Annual report on Form 10-K for the year ended December 31, 2024 and “Certain Relationships and Related Transactions” in our definitive proxy statement on Schedule 14A filed with the SEC on October 17, 2025 and purchased shares in the Private Placement as described herein.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock or if a person has the right to acquire beneficial ownership of our Common Stock within 60 days. Such table has been prepared based upon information furnished to us by the Selling Stockholders. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

Unless otherwise indicated below, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock disclosed as beneficially owned in the table below includes (i) all shares of our Common Stock held by such Selling Stockholder as of January 30, 2026, and (ii) all shares of our Common Stock issuable to such Selling Stockholder upon the exercise in full of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, without regard to any limitations on exercise of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The column in the table below titled “Number of Shares of Common Stock Beneficially Owned Prior to Offering” lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of our Common Stock and the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as of January 30, 2026, assuming exercise in full of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as the case may be, held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of January 30, 2026, we had 5,893,815 of our Common Stock outstanding.

The column in the table below titled “Maximum Number of Shares of Common Stock to be Sold in this Offering” lists the maximum number of shares of Common Stock to be sold by this prospectus by the Selling Stockholders.

In accordance with the terms of the Purchase Agreement with the Purchasers, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants and Pre-Funded Warrants, determined as if the outstanding Warrants and Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this Registration Statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants and Pre-Funded Warrants. The fourth and fifth columns in the table below titled “Number of Shares of Common Stock Beneficially Owned After Offering” and “Percentage of Shares Beneficially Owned After Offering”, assume the exercise in full of all Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as the case may be, and the sale of all of the Warrant Shares, Pre-Funded Warrant Shares and Placement Agent Warrant Shares, as the case may be, offered by the Selling Stockholders pursuant to this prospectus, and gives effect to limitations on exercise of Warrants, Pre-Funded Warrants and/or Placement Agent Warrants held by the Selling Stockholders (other than the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants which are assumed for purposes of this prospectus to be exercised in full), if any.

Under the terms of the Warrants and Pre-Funded Warrants, the Selling Stockholders in the Private Placement may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.9% (9.9% in the case of Potomac Capital Partners V, LP, Maz Partners, LP and Jeff Yokuty) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” section of this prospectus for more information.

	Number of	Maximum
	Shares	Number of	Number of
	of Common	Shares	Shares
	Stock	of Common	of Common	Percentage
	Beneficially	Stock	Stock	of Shares
	Owned	to be Sold	Beneficially	Beneficially
	Prior to	in this	Owned After	Owned after
Name of Selling Stockholders	Offering	Offering	Offering	Offering
Rita Berman(1)	30,549	30,549	0	*	%
Howard Brous(2)	33,401	33,401	0	*
Mathew Campbell(3)	81,248	61,099	20,149	*
Brian Hampton(4)	61,099	61,099	0	*
Olin Lancaster(5)	91,648	91,648	0	*
Robert D’Loren(6)	1,086,406	122,199	964,287	16.4
MAZ Partners, LP(7)	353,028	122,199	230,829	3.9
Jeremy Novak (8)	213,879	213,879	0	*
Potomac Capital Partners V, LP(9)	583,487	916,495	408,400	6.9
Evan and Jill Seigerman(10)	61,099	61,099	0	*
Roberta Solit(11)	61,099	61,099	0	*
Stella Solit(12)	98,009	97,759	250	*
David Steinke(13)	61,099	61,099	0	*
Wellington Shields & Co. LLC(14)	68,734	33,401	35,333	*
Jeff Wolpov(15)	152,748	152,748	0	*
Jeff Yokuty(16)	452,137	452,137	0	*
White Lion Capital, LLC (17)	(18)	11,056,985(19)	0	*

*less than 1%

(1)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 20,366 shares of Common Stock and 10,183 Warrant Shares issuable upon exercise of the Warrants.

(2)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 33,401 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants.

(3)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants as well as an additional 20,149 shares of Common Stock.

(4)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.

(5)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 61,099 shares of Common Stock and 30,549 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” does not include 60,000 shares of Common Stock issuable upon exercise of options which have not vested.

(6)

Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” (x) consists of (i) 691,605 shares held by Mr. D’Loren, (ii) 60,731 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii)

15,333 immediately exercisable warrants held by IPX Capital, LLC, a company controlled by Mr. D’Loren, (iv) 8,750 restricted shares, (v) 8,750 immediately exercisable stock options, (vi) 40,733 immediately exercisable stock options (vii) 167,233 shares of common stock held in the name of Isaac Mizrahi, and (vii) 93,271 shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Certain holders or grantees have entered into agreements, pursuant to which appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (iv) and (v). Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (iv) and (v) and disclaims beneficial ownership thereof and (y) does not include (i) 32,667 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power and (ii) 508,568 options that are not yet exercisable. Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 81,466 shares of Common Stock and 40,733 Warrant Shares issuable upon exercise of the Warrants.

(7)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 81,466 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants and 40,733 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 81,466 shares of Common Stock and 40,733 Warrant Shares issuable upon exercise of the Warrants as well as an additional 230,829 shares of Common Stock.

(8)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 142,566 shares of Common Stock and 71,283 Warrant Shares issuable upon exercise of the Warrants.

(9)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 610,997 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants and 305,498 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of 408,400 shares of Common Stock and 175,089 Pre-Funded Warrant Shares and/or Warrant Shares which are currently exercisable due to the 4.9% beneficial ownership limitation under the Pre-funded Warrants and the Warrants and excludes 741,406 Pre-Funded Warrant Shares and/or Warrant Shares issuable upon exercise of Pre-Funded Warrants and/or Warrants which are not currently exercisable due to the 9.9% beneficial ownership limitation under the Pre-Funded Warrants and the Warrants.

(10)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.

(11)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.

(12)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 65,173 shares of Common Stock and 32,586 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 65,173 shares of Common Stock and 32,586 Warrant Shares issuable upon exercise of the Warrants as well as an additional 250 shares of Common Stock.

(13)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.

(14)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 33,401 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 33,401 Placement Agent Warrant Shares as well as: an additional 35,333 shares of Common Stock issuable upon exercise of warrants.

(15)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 101,832 shares of Common Stock and 50,916 Warrant Shares issuable upon exercise of the Warrants.

(16)

Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 219,959 shares of Common Stock, 81,466 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants and 150,712 Warrant Shares issuable upon exercise of the Warrants.

(17)

The business address of White Lion Capital, LLC is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion Capital’s principal business is that of a private investor. Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion Capital, each of whom may be deemed to have sole voting control and investment discretion over securities beneficially owned directly or indirectly by White Lion Capital. We have been advised that White Lion Capital is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Messrs. Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly or indirectly by White Lion Capital.

(18)

Represents the       Commitment Shares that are issuable upon the date of this prospectus. We have excluded from the number of shares of our Common Stock beneficially owned prior to the offering all of the 11,019,485 shares of our Common Stock that we may issue and sell to White Lion pursuant to the Common Stock Purchase Agreement from and after the Commencement Date that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to White Lion under the Common Stock Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Common Stock Purchase Agreement, issuances and sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement are subject to certain limitations on the amounts we may sell to White Lion at any time, including the Exchange Cap and the Beneficial Ownership Cap.

(19)

The Common Stock Purchase Agreement provides that we may sell up to $15.0 million of our Common Stock to White Lion. We are registering 11,056,985 shares of our Common Stock for resale under this prospectus, including the      Commitment Shares that we will issue to White Lion on the date of this prospectus (for which we will not receive any cash consideration). The number of shares ultimately offered for resale by White Lion is dependent upon the number of shares we sell to White Lion under the Common Stock Purchase Agreement. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to White Lion under the Common Stock Purchase Agreement shares of our Common Stock in excess of 1,178,173 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding (based on 5,893,815 shares outstanding immediately prior to the execution of the Common Stock Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our Common Stock to White Lion under the Common Stock Purchase Agreement equals or exceeds $1.36 per share so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement pursuant to the rules and regulations of Nasdaq.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 30, 2026, the number of shares of common stock beneficially owned by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of the Company, and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose of or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power. The beneficial ownership percentages set forth in the table below are based on 5,893,815 shares of common stock issued and outstanding as of the date of this prospectus. Unless otherwise indicated, the address for such person is c/o Xcel Brands, Inc., 550 Seventh Avenue, 11th Floor, New York, New York 10018.

	Number of
	Shares
	of Common
	Stock	Percent
	Beneficially	Beneficially
Name and Address	Owned	Owned
Named executive officers and directors:
Robert W. D’Loren (1)	1,086,406	18.2%
James F. Haran (2)	20,401	*
Seth Burroughs (3)	67,814	1.2%
Howard Liebman (4)	65,644	1.1%
Mark DiSanto (5)	472,341	7.9%
Deborah Weinswig (6)	43,850	*
James Fielding (7)	39,750	*

All directors and executive officers as a group (7 persons) (8)	1,796,206	29.4%

5% Shareholders:
UTG BTC Ltd. (9)	1,562,000	22.3%
Summit Trail Advisors (10)	330,950	5.6%
*	Less than 1%.
(1)	Consists of (i) 691,605 shares held by Mr. D’Loren, (ii) 60,731 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 15,333 immediately exercisable warrants held by IPX Capital, LLC, a company controlled by Mr. D’Loren, (iv) 8,750 restricted shares, (v) 8,750 immediately exercisable stock options, (vi) 40,733 immediately exercisable stock options (vii) 167,233 shares of common stock held in the name of Isaac Mizrahi, and (vii) 93,271 shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Certain holders or grantees have entered into agreements, pursuant to which appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (iv) and (v). Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (iv) and (v) and disclaims beneficial ownership thereof. Does not include 32,667 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power. Does not include 508,568 options that are not yet exercisable.
(2)	Consists of (i) 20,401 shares of common stock. Does not include 108,979 options that are not yet exercisable.
(3)	Consists of (i) 62,814 shares of common stock, (ii) 2,500 restricted shares and (iii) immediately exercisable options to purchase 2,500 shares. Does not include 72,653 options that are not yet exercisable.

(4)	Consists of (i) 777 shares of common stock, (ii) 19,617 restricted shares, and (iii) immediately exercisable options to purchase 45,250 shares. Does not include 3,750 options that are not yet exercisable.
(5)	Consists of (i) 20,000 shares of common stock, (ii) 22,917 restricted shares, (iii) 32,667 shares held by the D’Loren Family Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the D’Loren Family Trust, (iv) 337,018 shares held by Mark X. DiSanto Investment Trust, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the Trust, (v) immediately exercisable options to purchase 51,500 shares, and (vi) 8,239 shares held by other trusts, of which Mark DiSanto is trustee and has sole voting and dispositive power over the shares held by the trusts. Does not include 3,750 options that are not yet exercisable.
(6)	Consists of (i) 13,600 restricted shares and (ii) immediately exercisable options to purchase 30,250 shares. Does not include 3,750 options that are not yet exercisable.
(7)	Consists of (i) 4,500 shares of common stock, (ii) 7,500 restricted shares, and (iii) immediately exercisable options to purchase 27,750 shares. Does not include 3,750 options that are not yet exercisable.
(8)	Includes (i) 1,238,752 shares of common stock, (ii) 74,884 restricted shares, (iii) 222,066 shares issuable upon exercise of options and warrants that are currently exercisable, and (iv) 260,504 other shares of common stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares.
(9)	Consists of (i) 454,545 shares of common stock and (ii) immediately exercisable warrants to purchase 1,107,455 shares.
(10)	Consists of 330,950 shares of common stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which the Warrants, Pre-Funded Warrants, Placement Agent Warrants, Warrant Shares, Pre-Funded Warrant Shares, and Placement Agent Warrant Shares have been sold. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

Blank Rome LLP, New York, New York, will pass upon the validity of the securities offered by this prospectus and certain other legal matters.

Experts

Marcum LLP, our previous independent registered public accounting firm, audited the financial statements of Xcel Brands, Inc. included in our Annual Report on Form 10-K as of December 31, 2024 and 2023, and for the years ended December 31, 2024, and 2023, as set forth in their report. Such financial statements are included in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find Additional Information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.xcelbrands.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)	(Note 1)
Assets
Current Assets:
Cash and cash equivalents	$1,494	$1,254
Accounts receivable, net of allowances for credit losses of $30 and $0, respectively	1,403	2,269
Prepaid expenses and other current assets	1,201	520
Total current assets	4,098	4,043
Non-current Assets:
Property and equipment, net	145	182
Operating lease right-of-use assets	3,196	3,751
Trademarks and other intangibles, net	32,111	34,759
Investments in unconsolidated affiliates	—	10,110
Other assets	912	911
Total non-current assets	36,364	49,713

Total Assets	$40,462	$53,756

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$1,371	$2,734
Deferred revenue	1,362	1,380
Accrued income taxes payable	113	554
Current portion of operating lease obligations	1,655	1,513
Current portion of long-term debt	3,500	—
Contingent obligation	—	4,213
Total current liabilities	8,001	10,394
Long-Term Liabilities:
Deferred revenue	2,000	2,667
Long-term portion of operating lease obligations	4,111	5,297
Long-term debt, net, less current portion	9,038	6,569
Other long-term liabilities	732	431
Total long-term liabilities	15,881	14,964
Total Liabilities	23,882	25,358

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, and 4,806,776 and 2,368,072 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	5	2
Paid-in capital	109,622	106,666
Accumulated deficit	(90,928)	(76,244)
Total Xcel Brands, Inc. stockholders’ equity	18,699	30,424
Noncontrolling interest	(2,119)	(2,026)
Total Stockholders’ Equity	16,580	28,398

Total Liabilities and Stockholders’ Equity	$40,462	$53,756

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Net licensing revenue	$1,118	$1,505	$3,771	$6,515
Net sales	—	407	—	535
Net revenue	1,118	1,912	3,771	7,050
Cost of goods sold	—	407	—	445
Gross profit	1,118	1,505	3,771	6,605

Direct operating costs and expenses
Salaries, benefits and employment taxes	956	1,208	3,026	4,771
Other selling, general and administrative expenses	1,214	1,618	3,323	5,137
Total direct operating costs and expenses	2,170	2,826	6,349	9,908

Operating loss before other operating costs and expenses (income)	(1,052)	(1,321)	(2,578)	(3,303)

Other operating costs and expenses (income)
Depreciation and amortization	896	910	2,695	4,044
Asset impairment charges	—	—	—	3,483
Loss from equity investments	5,494	6,847	6,010	7,937
Gain on divestiture of Lori Goldstein Brand	—	—	—	(3,801)

Operating loss	(7,442)	(9,078)	(11,283)	(14,966)

Interest and finance expense (income)
Interest expense	470	133	1,400	418
Other interest and finance charges (income), net	52	9	169	20
Loss on early extinguishment of debt	—	—	1,850	—
Interest and finance expense (income), net	522	142	3,419	438

Loss before income taxes	(7,964)	(9,220)	(14,702)	(15,404)

Income tax provision (benefit)	25	—	75	—

Net loss	(7,989)	(9,220)	(14,777)	(15,404)
Net loss attributable to noncontrolling interest	(90)	(7)	(93)	(92)
Net loss attributable to Xcel Brands, Inc. stockholders	$(7,899)	$(9,213)	$(14,684)	$(15,312)

Earnings (loss) per common share attributable to Xcel Brands, Inc. stockholders:
Basic earnings (loss) per share (1)	$(2.02)	$(3.92)	$(5.06)	$(6.82)
Diluted earnings (loss) per share (1)	$(2.02)	$(3.92)	$(5.06)	$(6.82)
Weighted average number of common shares outstanding:
Basic weighted average common shares outstanding (1)	3,918,993	2,352,135	2,904,399	2,246,569
Diluted weighted average common shares outstanding (1)	3,918,993	2,352,135	2,904,399	2,246,569
(1)Amounts presented for 2024, including the weighted average number of shares outstanding and the resulting loss per share information have been retroactively adjusted in order to give effect to the Company’s March 24, 2025 1-for-10 reverse stock split. See Note 1 and Note 7.

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Xcel Brands, Inc. Stockholders
	Common Stock
	Number of		Paid-In	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance as of December 31, 2023	1,979,413	$2	$103,879	$(53,849)	$(1,861)	$48,171

Compensation expense related to stock options and restricted stock	—	—	36	—	—	36

Contra-revenue related to warrants held by licensee	—	—	10	—	—	10

Shares issued to consultant in connection with stock grant	7,800	—	98	—	—	98

Shares issued in connection with public offering and private placement transactions, net of transaction costs	357,889	—	1,902	—	—	1,902

Net loss	—	—	—	(6,294)	(51)	(6,345)

Balance as of March 31, 2024	2,345,102	2	105,925	(60,143)	(1,912)	43,872

Compensation expense related to stock options and restricted stock	—	—	32	—	—	32

Contra-revenue related to warrants held by licensee	—	—	10	—	—	10

Shares issued to directors in connection with restricted stock grants	4,000	—	—	—	—	—

Net income (loss)	—	—	—	195	(34)	161

Balance as of June 30, 2024	2,349,102	2	105,967	(59,948)	(1,946)	44,075

Compensation expense related to stock options and restricted stock	—	—	37	—	—	37

Contra-revenue related to warrants held by licensee	—	—	9	—	—	9

Shares issued to employee in connection with stock grant	1,468	—	10	—	—	10

Shares issued to executives for pro rata portion of base salaries, net of withholding taxes	7,448	—	55	—	—	55

Net loss	—	—	—	(9,213)	(7)	(9,220)

Balance as of September 30, 2024	2,358,018	$2	$106,078	$(69,161)	$(1,953)	$34,966

Balance as of December 31, 2024	2,368,072	$2	$106,666	$(76,244)	$(2,026)	$28,398

Additional impact related to fractional shares from reverse stock split	(57)	—	—	—	—	—

Compensation expense related to stock options and restricted stock	—	—	33	—	—	33

Contra-revenue related to warrants held by licensee	—	—	10	—	—	10

Shares issued to executives for pro rata portion of base salaries, net of withholding taxes	18,310	—	66	—	—	66

Net loss	—	—	—	(2,797)	—	(2,797)

Balance as of March 31, 2025	2,386,325	2	106,775	(79,041)	(2,026)	25,710

Compensation expense related to stock options and restricted stock	—	—	54	—	—	54

Contra-revenue related to warrants held by licensee	—	—	9	—	—	9

Warrants issued and amended in connection with refinancing of term loan debt	—	—	648	—	—	648

Shares issued to management and directors in connection with restricted stock grants	21,500	—	—	—	—	—

Shares issued to executives for pro rata portion of base salaries, net of withholding taxes	29,675	—	66	—	—	66

Net loss	—	—	—	(3,988)	(3)	(3,991)

Balance as of June 30, 2025	2,437,500	2	107,552	(83,029)	(2,029)	22,496

Compensation expense related to stock options and restricted stock	—	—	40	—	—	40

Contra-revenue related to warrants granted to licensee	—	—	9	—	—	9

Shares issued to executives for pro rata portion of base salaries, net of withholding taxes	44,416	—	59	—	—	59

Shares issued in connection with public offering and private placement transactions, net of transaction costs	2,324,860	3	1,962	—	—	1,965

Net loss	—	—	—	(7,899)	(90)	(7,989)

Balance as of September 30, 2025	4,806,776	$5	$109,622	$(90,928)	$(2,119)	$16,580

The values of Common stock and Paid-in capital, as well as the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s March 24, 2025 1-for-10 reverse stock split. See Note 1 and Note 7.

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net loss	$(14,777)	$(15,404)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,695	4,044
Asset impairment charges	—	3,483
Paid in-kind interest expense	452	—
Amortization of deferred finance costs and other non-cash interest expense	238	76
Stock-based compensation and cost of licensee warrants	346	296
Provision for (recovery of) credit losses	30	(45)
Loss from equity method investments	6,010	7,937
Loss on early extinguishment of debt	1,850	—
Gain on divestiture of Lori Goldstein brand	—	(3,801)
Changes in operating assets and liabilities:
Accounts receivable	836	591
Inventory	—	453
Prepaid expenses and other current and non-current assets	319	(134)
Deferred revenue	(685)	(180)
Accounts payable, accrued expenses, accrued income taxes payable, and other current liabilities	(2,046)	(304)
Lease-related assets and liabilities	(489)	(710)
Other long-term liabilities	25	391
Net cash used in operating activities	(5,196)	(3,307)

Cash flows from investing activities
Purchase of property and equipment	(10)	(112)
Net cash used in investing activities	(10)	(112)

Cash flows from financing activities
Proceeds from public offering and private placement transactions, net of transaction costs	1,965	1,902
Proceeds from long-term debt	5,670	—
Payment of deferred finance costs	(567)	—
Shares repurchased including vested restricted stock in exchange for withholding taxes	(122)	—
Payment of long-term debt	(500)	(500)
Net cash provided by financing activities	6,446	1,402

Net increase (decrease) in cash, cash equivalents, and restricted cash	1,240	(2,017)

Cash, cash equivalents, and restricted cash at beginning of period	1,993	2,998

Cash, cash equivalents, and restricted cash at end of period	$3,233	$981

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	$1,494	$242
Restricted cash (reported in prepaid expenses and other current assets)	1,000	—
Restricted cash (reported in other non-current assets)	739	739
Total cash, cash equivalents, and restricted cash	$3,233	$981

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$607	$344
Cash paid during the period for income taxes	$515	$—

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

1.Nature of Operations, Background, and Basis of Presentation

The accompanying condensed consolidated balance sheet as of December 31, 2024 (which has been derived from audited financial statements) and the unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the United States Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited consolidated financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations, financial position, and cash flows of Xcel Brands, Inc. and its subsidiaries (the “Company” or “Xcel”). The results of operations for the interim periods presented herein are not necessarily indicative of the results for the entire fiscal year or for any future interim periods. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on May 28, 2025.

Xcel is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. The Company primarily generates revenue through the licensing of its brands through contractual arrangements with manufacturers and retailers. The Company, through its licensees, distributes through a modern consumer products sales strategy, which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels, to be everywhere its customers shop.

Currently, the Company’s brand portfolio consists of the following:

●the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●the TowerHill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●the LB70 by Lloyd Boston brand, which is a new co-branded collaboration between Xcel and Lloyd Boston that launched in August 2024;
●the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that is planned to launch in the fourth quarter of 2025;
●the Longaberger brand, which Xcel manages through its 50% ownership interest in Longaberger Licensing, LLC; the Company consolidates Longaberger Licensing, LLC and recognizes noncontrolling interest for the remaining ownership interest held by a third party (see Note 2 for additional details);
●GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which is planned to launch in the fourth quarter of 2025; and
●Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel holds the television rights through a long-term license agreement and expects to launch in the fourth quarter of 2025.

Additionally, through October 1, 2025, the Company held a noncontrolling interest in the Isaac Mizrahi brand (see Note 2 and Note 12 for additional details).

The Company also holds a 19% noncontrolling interest in ORME Live, Inc. (“ORME”), a short-form video and social commerce marketplace that launched in April 2024.

Change in Capital Structure

As described more fully in Note 7, effective March 24, 2025, the Company effected a 1-for-10 reverse stock split for all of its issued and outstanding common stock. All share and per share amounts presented in these condensed consolidated financial statements and accompanying notes, including but not limited to shares issued and outstanding, earnings/(loss) per share, and warrants and options, as well as the dollar amounts of common stock and paid-in capital, have been retroactively adjusted for all periods presented in order to reflect this change in capital structure. There were no changes to the total number of authorized common shares or par value per common share as a result of this reverse stock split.

Segment Reporting Information

The Company has a single reportable segment, which generates revenue from the design and licensing of branded apparel, jewelry, and similar consumer products. The Company derives revenue in North America and manages its business activities on a consolidated basis. The accounting policies of the Company’s single reportable segment are the same as those for the Company as a whole.

The Company’s chief operating decision maker, as such term is defined under GAAP, is its Chief Executive Officer. The chief operating decision maker assesses performance for the single reportable segment and decides how to allocate resources based on net income that also is reported on the income statement as consolidated net income. The chief operating decision maker analyzes and reviews business performance based on available sales data from key licensees and quarterly sales and royalty reports provided by its licensees in addition to assessing the overall operating results on a monthly basis. The measure of segment assets is reported on the balance sheet as total consolidated assets, and, as the Company has a single reportable segment, the Company’s resources are applicable to the business as a whole. The Company does not have intra-entity sales or transfers.

Restricted Cash

Restricted cash at September 30, 2025 consisted of $0.7 million of cash deposited as collateral for a standby letter of credit associated with a real estate lease (reflected within other non-current assets in the condensed consolidated balance sheets) and $1.0 million of cash deposited in a bank account to satisfy a liquidity covenant in the Company’s term loan debt agreement (reflected within prepaid expenses and other current assets in the condensed consolidated balance sheets).

Restricted cash at December 31, 2024 consisted of $0.7 million of cash deposited as collateral for a standby letter of credit associated with a real estate lease (reflected within other non-current assets in the condensed consolidated balance sheets).

Going Concern

The unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As of September 30, 2025, the Company has incurred recurring losses, a history of cash flows used in operating activities, and an accumulated deficit. While the Company has undertaken significant restructuring efforts during 2023 and 2024, and implemented additional measures during 2025 to further optimize its cost structure, management has determined that, absent additional funding, there is substantial doubt about the Company’s ability to meet its financial obligations as they become due within twelve months from the date these financial statements are issued.

In April 2025, the Company restructured its outstanding debt and received net proceeds from financing activities. In August 2025, the Company closed on a public offering and private placement of its common stock, which provided the Company with additional net proceeds. While these transactions have significantly improved the Company’s liquidity position, the proceeds received may still be insufficient to fully address the Company’s liquidity needs.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to continue exploring strategic financing alternatives and operational efficiencies to improve liquidity. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU requires disclosure of additional categories of information about federal, state, and foreign income taxes in the rate reconciliation table and requires entities to provide more details about the reconciling items in some categories if items meet a quantitative threshold. The ASU also requires entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state, and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. The guidance makes several other changes to the disclosure requirements. The ASU is required to be applied prospectively, with the option to apply it retrospectively, and is effective for fiscal years beginning after December 15, 2024. The required disclosures will be included in the Company’s Form 10-K for the year ending December 31, 2025. As the requirements of this ASU relate to disclosure only, the Company does not anticipate that the adoption of this ASU will have a significant impact on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public business entities to disclose specified information about certain costs and expenses, including but not limited to purchases of inventory, employee compensation, depreciation, and intangible asset amortization, in a tabular format within the notes to their financial statements, as well as provide additional disclosures related to certain other specified expenses. The ASU may be applied on either a prospective or retrospective basis, and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the ASU to determine its impact on the Company’s disclosures.

2.Investments in Unconsolidated Affiliates and Variable Interest Entities

Investment in IM Topco, LLC

On May 31, 2022, Xcel sold 70% of the membership interests of IM Topco, LLC (“IM Topco”), a former subsidiary which holds the trademarks and other intellectual property rights relating to the Isaac Mizrahi brand, to a subsidiary of WHP Global (“WHP”), a private equity-backed brand management and licensing company. From June 1, 2022 through April 15, 2025, the Company accounted for its 30% retained interest in the ongoing operations of IM Topco as a component of other operating costs and expenses under the equity method of accounting, using the distribution provisions set forth in the governing business venture agreement between the Company and WHP.

On and effective April 15, 2025, pursuant to certain provisions contained in the May 31, 2022 membership interest purchase agreement between Xcel and WHP (as amended), the Company and two subsidiaries of WHP entered into a membership interest transfer agreement, under which Xcel transferred to WHP equity interests equal to 12.5% of the outstanding equity interests of IM Topco. As a result of the transfer, Xcel’s interest in IM Topco was reduced from a 30% equity interest to a 17.5% equity interest.

Accordingly, as of and effective April 15, 2025, the Company concluded that as it no longer held significant influence over IM Topco, and discontinued the application of the equity method of accounting. In accordance with relevant GAAP guidance, the Company remeasured its retained investment in IM Topco as of the date of discontinuance of the equity method, which was not significantly different from the value reflected on the Company’s condensed consolidated balance sheet at March 31, 2025. From April 15, 2025, as the equity securities of IM Topco are not publicly traded and do not have readily determinable fair values, the Company elected to measure its investment in IM Topco in accordance with ASC 321-10-35-2: at adjusted cost, less impairment, plus or minus observable price changes of an identical or similar investment of the same issuer.

On and effective September 26, 2025, the Company, IM Topco, and two subsidiaries of WHP entered into a settlement agreement, pursuant to which the Company agreed to transfer all of its remaining equity interests in IM Topco to WHP, in exchange for (i) the release of the Company’s liability under a license agreement with IM Topco (see Note 10) and (ii) a capital appreciation right for the Company to receive 15% of the net consideration received by IM Topco and/or WHP in excess of $46 million in connection with any potential future capital transaction involving IM Topco which occurs on or before September 1, 2032. The equity interests were transferred on October 1, 2025.

Based on consideration of the above along with other relevant facts and circumstances, the Company determined that there were indicators of impairment with respect to its investment in IM Topco, and that the estimated fair value of its investment in IM Topco as well as the estimated fair value of the capital appreciation right as of September 30, 2025 was effectively zero. As such, the Company recognized a non-cash impairment charge to reduce the carrying value of its investment to zero.

Thus, for the three months ended September 30, 2025, the Company recognized a $5.49 million loss related to its investment in IM Topco, comprised of (i) a $5.53 million impairment charge, and (ii) a $(0.04) million adjustment related to the settlement of certain net receivables and payables between Xcel and IM Topco.

For the nine months ended September 30, 2025, the Company recognized a $6.01 million loss related to its investment in IM Topco, comprised of (i) a $5.53 million impairment charge, (ii) a $0.21 million equity method loss, (ii) a $(0.24) million adjustment to the carrying value of a contingent contractual obligation related to IM Topco (see Note 11 for additional information), and (iii) other related costs and adjustments totaling $0.51 million.

For the three and nine months ended September 30, 2024, the Company recognized equity method losses related to its investment in IM Topco of $0.52 million and $1.55 million, respectively, and also recognized a $6.25 million non-cash charge to recognize a contingent contractual obligation related to IM Topco (see Note 11 for additional information).

Investment in Orme Live, Inc.

During 2024, the Company accounted for its investment in ORME under the equity method of accounting. The Company’s proportional share of the operating results of ORME for the three and nine months ended September 30, 2024 was a loss of approximately $0.08 million and $0.14 million, respectively.

Effective January 2025, the Company no longer applies the equity method of accounting to its investment in ORME. Instead, the Company currently accounts for its investment in ORME in accordance with ASC 321-10-35-2: at adjusted cost, less impairment, plus or minus observable price changes of an identical or similar investment of the same issuer. There were no amounts recognized in the condensed consolidated statement of operations related to ORME for the three and nine months ended September 30, 2025. The carrying value of the Company’s investment in ORME as of September 30, 2025 and December 31, 2024 was zero.

Longaberger Licensing, LLC Variable Interest Entity

Since 2019, Xcel has been party to a limited liability company agreement with a subsidiary of Hilco Global related to Longaberger Licensing, LLC (“LL”). Hilco Global is the sole Class A Member of LL, and Xcel is the sole Class B Member of LL (each individually a “Member”). Each Member holds a 50% equity ownership interest in LL; however, based on an analysis of the contractual terms and rights contained in the LLC agreement and related agreements, the Company has previously determined that under the applicable accounting standards, LL is a variable interest entity and the Company has effective control over LL. Therefore, as the primary beneficiary, the Company has consolidated LL since 2019, and has recognized the assets, liabilities, revenues, and expenses of LL as part of its consolidated financial statements, along with a noncontrolling interest which represents Hilco Global’s 50% ownership share in LL.

The amount of LL’s losses attributed to Hilco Global’s non-controlling interest for the three months ended September 30, 2025 and 2024 was $0.09 million and $0.01 million, respectively. The amount of LL’s losses attributed to Hilco Global’s non-controlling interest for the nine months ended September 30, 2025 and 2024 was $0.09 million and $0.09 million, respectively.

3.Trademarks and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	Weighted
	Average	September 30, 2025
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	58,580	26,479	32,101
Copyrights and other intellectual property	8 years	429	419	10
Total		$59,009	$26,898	$32,111

	Weighted
	Average	December 31, 2024
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	58,580	23,852	34,728
Copyrights and other intellectual property	8 years	429	398	31
Total		$59,009	$24,250	$34,759

Amortization expense for intangible assets was approximately $0.88 million for the three-month period ended September 30, 2025 (the “current quarter”) and approximately $0.89 million for the three-month period ended September 30, 2024 (the “prior year quarter”).

Amortization expense intangible assets was approximately $2.65 million for the nine-month period ended September 30, 2025 (the “current nine months”) and approximately $3.95 million for the nine-month period ended September 30, 2024 (the “prior year nine months”).

4.Significant Contracts and Concentrations

Qurate Agreements

Under the Company’s agreements with Qurate Retail Group (“Qurate”), collectively referred to as the Qurate Agreements, Qurate is obligated to make payments to the Company on a quarterly basis, based primarily upon a percentage of net retail sales of certain specified branded merchandise. Net retail sales are defined as the aggregate amount of all revenue generated through the sale of the specified branded products by Qurate and its subsidiaries under the Qurate Agreements, net of customer returns, and excluding freight, shipping and handling charges, and sales, use, or other taxes. Net licensing revenue from the Qurate Agreements represents a significant portion of the Company’s total net revenue.

Net licensing revenue from the Qurate Agreements totaled $0.24 million and $0.26 million for the current quarter and prior year quarter, respectively, representing approximately 21% and 14% of the Company’s total net revenue for the current quarter and prior year quarter, respectively.

Net licensing revenue from the Qurate Agreements totaled $0.81 million and $3.27 million for the current nine months and prior year nine months, respectively, representing approximately 22% and 46% of the Company’s total net revenue for the current nine months and prior year nine months, respectively.

As of September 30, 2025 and December 31, 2024, the Company had receivables from Qurate of $0.25 million and $0.40 million, respectively, representing approximately 18% and 18% of the Company’s total net accounts receivable, respectively.

Halston Master License

On May 15, 2023, the Company, through its wholly owned subsidiaries, H Halston, LLC and H Heritage Licensing, LLC (collectively, the “Licensor”), entered into a master license agreement relating to the Halston brand (the “Halston Master License”) with G-III Apparel Group (“G-III”), an industry-leading wholesale apparel company, for men’s and women’s apparel, men’s and women’s fashion accessories, children’s apparel and accessories, home, airline amenity and amenity kits, and such other product categories as mutually agreed upon. The Halston Master License provided for an upfront cash payment and royalties payable to the Company, including certain guaranteed minimum royalties, includes annual minimum net sales requirements, and has a twenty-five-year term (consisting of an initial five-year period, followed by a twenty-year period), subject to G-III’s right to terminate with at least 120 days’ notice prior to the end of each five-year period during the term. G-III has an option to purchase the Halston brand for $5.0 million at the end of the twenty-five-year term, which right may be accelerated under certain conditions associated with an uncured material breach in accordance with the terms of the Halston Master License. The Licensor granted G-III a security interest in the Halston trademarks to secure the Licensor’s obligations under the Halston Master License, including to honor the obligations under the purchase option.

As a result of the upfront cash payment and guaranteed minimum royalties discussed above, the Company has recognized $2.89 million and $3.56 million of deferred revenue contract liabilities on its condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024, respectively. As of December 31, 2024, approximately $0.89 million of the contract liability balance was classified as a current liability and approximately $2.67 million was classified as a long-term liability. As of September 30, 2025, approximately $0.89 million of the contract liability balance was classified as a current liability and approximately $2.00 million was classified as a long-term liability; the balance of the deferred revenue contract liabilities will be recognized ratably as revenue over the next 3.25 years.

Net licensing revenue recognized from the Halston Master License was $0.64 million for both the current quarter and prior year quarter, representing approximately 57% and 33% of the Company’s total net revenue for the current quarter and prior year quarter, respectively. Net licensing revenue recognized from the Halston Master License was $1.91 million and $1.93 million for the current nine months and prior year nine months, respectively, representing approximately 51% and 27% of the Company’s total net revenue for the current nine months and prior year nine months, respectively.

JTV / America’s Collectibles Network, Inc.

The Company has a license agreement with America’s Collectibles Network, Inc. (d/b/a JTV) (“JTV”) that obligates JTV to pay the Company royalties based on product sales of Judith Ripka brand merchandise. In addition, the Company has outstanding receivables from prior product sales of fine jewelry made to JTV. As of September 30, 2025 and December 31, 2024, the Company had receivables from JTV of $0.20 million and $1.06 million, respectively, representing approximately 14% and 47% of the Company’s total net accounts receivable, respectively.

5.Leases

The Company is party to operating leases for real estate, and for certain equipment and storage space with a term of 12 months or less. The Company is currently not a party to any finance leases. As of September 30, 2025, the Company’s real estate leases have a weighted-average remaining lease term of approximately 4.22 years, and the lease liabilities are measured using a weighted-average discount rate of 8.05%.

Total lease expense (net of sublease income) included in selling, general and administrative expenses on the Company’s unaudited condensed consolidated statements of operations was approximately $0.1 million for the current quarter, $0.3 million for the prior year quarter, $0.5 million for the current nine months, and $0.7 million for the prior year nine months. Cash paid for amounts included in the measurement of operating lease liabilities was approximately $0.5 million for the current quarter, $0.4 million for the prior year quarter, $1.4 million for the current nine months, and $1.2 million for the prior year nine months.

During the prior year nine months, as a result of entering into an agreement (as sublessor) in January 2024 for the sublease of offices located at 1333 Broadway to a third-party subtenant, the Company recognized non-cash impairment charges related to the right-of-use asset for this location and associated leasehold improvement assets at this location. These impairment charges amounted to approximately $3.1 million for the right-of-use asset and approximately $0.4 million for the leasehold improvements during the nine-month period ended September 30, 2024.

As of September 30, 2025, the maturities of future lease obligations were as follows:

Amount
Year	(in thousands)
2025 (October 1 through December 31)	$512
2026	2,060
2027	1,841
2028	570
2029	585
Thereafter	1,420
Total lease payments	6,988
Less: Discount	1,222
Present value of lease liabilities	5,766
Current portion of lease liabilities (October 1, 2025 through September 30, 2026)	1,655
Non-current portion of lease liabilities	$4,111

6.Debt

The Company’s net carrying amount of debt is comprised of the following:

	September 30,	December 31,
($ in thousands)	2025	2024
Term loan debt	$13,120	$7,950
Accumulated paid in-kind interest	452	—
Unamortized deferred finance costs and other reductions to carrying value	(1,034)	(1,381)
Total	12,538	6,569
Current portion of debt	3,500	—
Long-term debt	$9,038	$6,569

General

On December 12, 2024, the Company and certain of its subsidiaries entered into a loan and security agreement with FEAC Agent, LLC (“FEAC”), as administrative agent and collateral agent, FEF Distributors, LLC, as lead arranger, and Restore Capital, LLC (“Restore”), as agent for certain lenders, pursuant to which the lenders made term loans to the Company and agreed to make additional term loans to the Company upon the satisfaction of a condition precedent described in the loan agreement. The term loans under the loan agreement are as follows: (1) a term loan in the amount of $3.95 million (“Term Loan A”) was made on the closing date, (2) a term loan in the amount of $4.0 million (“Term Loan B”) was made on the closing date, and (3) a term loan in the amount of $2.05 million (“Delayed Draw Term Loan”; Term Loan A, Term Loan B and Delayed Draw Term Loan are referred to as “Term Loans”) was made in March 2025. The proceeds from Term Loan A and Term Loan B were used to repay the remaining balance of the Company’s previous term loan debt with Israel Discount Bank of New York, as well as to pay fees, costs, and expenses incurred in connection with entering into the new loan agreement, and the balance may be used for working capital purposes. Approximately $1.5 million of the proceeds from the Delayed Draw Term Loan were deposited in a bank account to satisfy a liquidity covenant in the loan agreement.

On April 21, 2025, the Company and certain of its subsidiaries and its lenders and FEAC Agent, LLC entered into an amendment of the December 12, 2024 loan and security agreement, which provided for $1.5 million repayment of the $3.95 million Term Loan A and an additional Term Loan B in the amount of $5.12 million. The term loans outstanding after giving effect to the April 21, 2025 amendment and the application of the proceeds of the additional Term Loan B are as follows: (1) Term Loan A in the amount of $4.50 million, and (2) Term Loan B in the amount of $9.12 million. The proceeds from the additional Term Loan B were used to repay a portion of Term Loan A, as well as to pay fees, costs, and expenses incurred in connection with entering into the April 21, 2025 amendment, and the balance will be used for working capital purposes.

In connection with the April 21, 2025 amendment and refinancing transaction, UTG Capital, Inc., a Delaware corporation (UTG”), purchased a 100% undivided, participation interest in Term Loan B for a purchase price of $9.12 million. Also in connection with the refinancing, the Company issued certain warrants to UTG and Restore, and amended certain warrants that had been previously issued on December 12, 2024 (see Note 7 for additional details).

On May 15, 2025, the Company repaid $0.50 million of the outstanding principal amount of Term Loan A.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The loan agreement contains various customary financial covenants and reporting requirements, as specified and defined therein. The Company was in compliance with all applicable covenants under the loan agreement, or if not in compliance with certain covenants had obtained a waiver from the lenders with respect to such covenants, as of and for all periods presented in the condensed consolidated financial statements.

Principal

As of September 30, 2025, principal on Term Loan A was payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on Term Loan B is payable on the maturity date of December 12, 2028.

However, as a result of the October 2025 and November 2025 amendments to the Company’s term loan debt (see Note 12), the Company became obligated to make a prepayment of $250,000 on Term Loan A in October 2025 and to make a prepayment of $3,250,000 on Term Loan A in February 2026, with the remaining principal balance on Term Loan A of $500,000 due on December 31, 2026. These amendments are reflected in the table below.

Thus, the aggregate future principal payments due under the Term Loans are as follows:

Amount of
($ in thousands)	Principal
Year	Payment
2025 (October 1 through December 31)	$250
2026	3,750
2027	—
2028	9,572
Total	$13,572

Interest and Exit Fees

From December 12, 2024 through April 20, 2025, interest on Term Loans accrued at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months (the “3-month SOFR rate”), subject to a 2.0% floor, plus (i) 8.5% for Term Loan A and Delayed Draw Term Loan and (ii) 13.5% for Term Loan B. From and after April 21, 2025, interest on the Term Loans accrues at an annual rate equal to the 3-month SOFR rate, subject to a 2.0% floor, plus (i) 8.5% for Term Loan A and (ii) 6.5% for Term Loan B.

Interest on amounts outstanding under the Term Loans accrues daily and is payable at the end of each calendar month, except that from April 21, 2025 through March 31, 2027, interest on the Term Loan B will be paid in-kind (“PIK”) by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month. For the current quarter and current nine months, the Company recognized approximately $0.26 million and $0.45 million, respectively, of PIK interest.

For the current quarter and current nine months, the Company incurred interest expense (including interest paid in cash, PIK, and the amortization of deferred finance costs) related to term loan debt of approximately $0.39 million and $1.32 million, respectively, reflecting an effective interest rate of approximately 13.4% and 15.6%, respectively.

For the prior year quarter and prior year nine months, the Company incurred interest expense (including both interest paid in cash and the amortization of deferred finance costs) related to term loan debt of approximately $0.14 million and $0.42 million, respectively, reflecting an effective interest rate of approximately 11.6%.

The amended loan agreement also requires that the Company pay an exit fee of $175,000 to FEAC related to Term Loan A and an exit fee of $400,000 to Restore related to Term Loan B upon the maturity or full payment of the Term Loans. The Company is accruing the cost of the Term Loan A exit fee over the term of the related debt, while the net present value of the Term Loan B exit fee on April 21, 2025 was recognized as part of the loss on early extinguishment of debt.

Deferred Finance Costs and Other Reductions to Carrying Value of Debt

In connection with entering into the Term Loans in December 2024, the Company incurred loan origination fees, plus various legal and other fees; these fees and costs totaling $0.92 million were deferred on the Company’s balance sheet as a reduction of the carrying value of the term loan debt. Also in connection with entering into the Term Loans in December 2024, the Company issued certain warrants to the lenders to purchase shares of the Company’s common stock. In accordance with applicable GAAP, the Company allocated the value of the total proceeds of $10.0 million between the term loan debt and the warrants, based on the relative fair values of each; as a result, the Company recognized a $0.48 million increase to stockholders’ equity as additional paid-in capital for the allocated fair value of the warrants, and an offsetting decrease to the net carrying value of the term loan debt. From December 12, 2024 through April 20, 2025, these reductions to the carrying value of the term loan debt totaling $1.40 million were being amortized to interest expense over the term of the debt using the effective interest method. The $1.26 million remaining unamortized balance of such amounts was written-off as part of the loss on early extinguishment of debt upon the closing of the April 21, 2025 debt refinancing.

In connection with the debt refinancing transaction on April 21, 2025 as described above, the Company incurred certain legal costs and other fees; these fees and costs totaling $0.53 million were deferred on the Company’s balance sheet as a reduction of the carrying value of the term loan debt. Also in connection with the April 21, 2025 debt refinancing transaction, the Company issued certain warrants to UTG to purchase shares of the Company’s common stock. In accordance with GAAP, the Company allocated the value of the total proceeds of $13.62 million between the term loan debt and the warrants, based on the relative fair values of each; as a result, the Company recognized a $0.58 million increase to stockholders’ equity as additional paid-in capital for the allocated fair value of the warrants, and an offsetting decrease to the net carrying value of the term loan debt. These reductions to the carrying value of the term loan debt totaling $1.11 million are being amortized to interest expense over the term of the debt using the effective interest method.

Loss on Early Extinguishment of Debt

As a result of the April 21, 2025 debt refinancing transaction as described above, the Company recognized a loss on extinguishment of debt of $0 and approximately $1.85 million for the current quarter and current nine months, respectively. This loss was comprised of the write-off of $1.26 million of remaining unamortized deferred finance costs related to the December 2024 term loan, $0.25 million for a termination fee paid in cash to Restore at closing, $0.27 million for the net present value of the Term Loan B exit fee which will be paid to in cash to Restore upon the maturity or full payment of the Term Loans, and $0.07 million related to the new warrants granted to Restore and the amendment of certain warrants previously granted in December 2024. The $0.07 million amount related to the warrants was recorded with an offsetting increase to stockholders’ equity as additional paid-in capital.

7.Stockholders’ Equity

Reverse Stock Split

At a special meeting of the Company’s stockholders on March 12, 2025, the stockholders approved a proposal granting the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio in the range of 1-for-2 to 1-for-10, with such ratio to be determined by the Chairman of the Company’s Board of Directors. Following the special meeting, the Chairman of the Company’s Board of Directors approved a final split ratio of 1-for-10 (the “Reverse Stock Split”).

Subsequently, the Company filed with the Delaware Secretary of State a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, which became effective at 5:00 p.m. on March 24, 2025, to effect such Reverse Stock Split. As a result of the Reverse Stock Split, every ten (10) shares (the “Reverse Stock Split Number”) of issued and outstanding Common Stock was automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would have been entitled to receive fractional shares were entitled to receive a cash payment (without interest and subject to applicable withholding taxes) in lieu of such fractional shares equal to the fraction of a share of common stock to which such stockholder would otherwise be entitled multiplied by (i) the closing price per share of the common stock on the Nasdaq Capital Market at the close of business on the trading day preceding the date of the Certificate of Amendment, multiplied by (ii) the Reverse Stock Split Number. The aggregate number of fractional shares resulting from the Reverse Stock Split was 1,120 shares of common stock (or 112 shares on a pre-Reverse Stock Split basis); the aggregate cash payments made to stockholders in lieu of fractional shares was less than $1,000. Immediately prior to the Reverse Stock Split there were 23,796,200 shares of common stock outstanding; immediately following the Reverse Stock Split there were 2,379,508 shares of common stock outstanding.

The shares of common stock underlying the Company’s outstanding stock options and warrants were also proportionately adjusted along with corresponding adjustments to their exercise prices.

All share and per share amounts presented in these condensed consolidated financial statements and accompanying notes, including but not limited to shares issued and outstanding, earnings/(loss) per share, and warrants and options, as well as the dollar amounts of common stock and paid-in capital, have been retroactively adjusted for all periods presented in order to reflect this change in capital structure.

2025 Public Offering and Private Placement Transactions

On August 1, 2025, the Company entered into a placement agency agreement with Maxim Group LLC (the “Placement Agent”), as lead placement agent, relating to a best efforts public offering (the “2025 Offering”) of 2,181,818 shares of the Company’s common stock at a price to the public of $1.10 per share.

The closing of the 2025 Offering occurred on August 4, 2025. The net proceeds to the Company from the sale of the shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $1.8 million.

In connection with the 2025 Offering, on August 1, 2025, the Company entered into subscription agreements with each of Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, and Mark DiSanto, a director of the Company, to purchase 82,159 and 60,883 shares, respectively, at a price of $1.38 per share. The total number of shares purchased was 143,042. Net proceeds after payment of agent fees were approximately $0.2 million. The purchase of such shares closed concurrently with the 2025 Offering.

The aggregate number of shares of common stock issued in the 2025 Public Offering and Private Placement Transactions was 2,324,860 shares and the total net proceeds received were approximately $2.0 million.

Upon the closing of these transactions, the Company issued the Placement Agent certain warrants to purchase up to 80,791 shares of common stock. Such warrants will be exercisable at an exercise price of $1.10 per share, in whole or in part, during the four and one-half year period that commenced 180 days after August 1, 2025.

2024 Public Offering and Private Placement Transactions

On March 15, 2024, the Company entered into an underwriting agreement with Craig-Hallum Capital Group LLC (the “Representative”), as the representative of the underwriters, relating to a firm commitment underwritten public offering (the “2024 Offering”) of 328,427 shares of the Company’s common stock at a price to the public of $6.50 per share.

The closing of the 2024 Offering occurred on March 19, 2024. The net proceeds to the Company from the sale of the shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $1.7 million.

In connection with the 2024 Offering, on March 14, 2024, the Company entered into subscription agreements with each of Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company to purchase 13,258, 13,258, and 2,946 shares, respectively, at a price of $9.80 per share. The total number of shares purchased was 29,462. Net proceeds after payment of agent fees were approximately $0.3 million. The purchase of such shares closed concurrently with the 2024 Offering.

The aggregate number of shares of common stock issued in the 2024 Public Offering and Private Placement Transactions was 357,889 shares and the total net proceeds received were approximately $1.9 million.

Upon the closing of these transactions, the Company issued the Representative certain warrants to purchase up to 18,293 shares of common stock. Such warrants are exercisable at an exercise price of $8.125 per share, in whole or in part, during the four and one-half year period that commenced 180 days after March 15, 2024.

Equity Incentive Plans

A total of 400,000 shares of common stock are eligible for issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of any or all of the following types of awards: stock options (incentive or non-qualified), restricted stock, restricted stock units, performance awards, or cash awards. The 2021 Plan is administered by the Company’s Board of Directors, or, at the Board’s discretion, a committee of the Board.

In addition, stock-based awards (including options, warrants, and restricted stock) previously granted under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) remain outstanding and shares of common stock may be issued to satisfy options or warrants previously granted under the 2011 Plan, although no new awards may be granted under the 2011 Plan.

Stock-based Compensation

Total expense recognized for all forms of stock-based compensation was approximately $0.15 million and $0.15 million for the current quarter and prior year quarter, respectively. Of the current quarter expense amount, approximately $0.13 million related to employees and approximately $0.02 million related to directors and consultants. Of the prior year quarter expense amount, approximately $0.11 million related to employees and approximately $0.04 million related to directors and consultants.

Total expense recognized for all forms of stock-based compensation was approximately $0.48 million and $0.32 million for the current nine months and prior year nine months, respectively. Of the current nine months expense amount, approximately $0.40 million related to employees and approximately $0.08 million related to directors and consultants. Of the prior year nine months expense amount, approximately $0.11 million related to employees and approximately $0.21 million related to directors and consultants.

Stock-based compensation expense is recorded as a component of Other selling, general and administrative expenses in the condensed consolidated statements of operations.

Stock Options

A summary of the Company’s stock options activity for the current nine months is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	(in Years)	Value
Outstanding at January 1, 2025	472,392	$19.01	3.65	$—
Granted	97,500	2.02
Exercised	—	—
Expired/Forfeited	(45,898)	24.22
Outstanding at September 30, 2025, and expected to vest	523,994	$15.39	3.12	$—
Exercisable at September 30, 2025	83,994	$20.44	3.32	$—

On April 7, 2025, the Company granted options to purchase an aggregate of 10,000 shares of common stock to certain key individuals. The exercise price of the options is $2.91316 per share, and the vesting of such options is contingent upon the achievement of certain revenue targets.

On May 28, 2025, the Company granted options to purchase an aggregate of 10,000 shares of common stock to non-management directors. The exercise price of the options is $2.6321 per share; 50% of the options vested on May 28, 2025 and the remaining 50% will vest on May 1, 2026.

On May 28, 2025, the Company granted options to purchase an aggregate of 17,500 shares of common stock to Messrs. D’Loren, DiSanto, and Burroughs. The exercise price of the options is $2.6321 per share, and the options vested immediately upon grant.

On September 24, 2025, the Company granted options to purchase an aggregate of 60,000 shares of common stock to a member of management. The exercise price of the options is $1.585 per share, and the vesting of such options is contingent upon the Company’s common stock achieving certain target prices or the Company achieving certain financial performance targets.

Compensation expense related to stock options for the current quarter and the prior year quarter was approximately $0.01 million and $0.02 million, respectively. Compensation expense related to stock options for the current nine months and the prior year nine months was approximately $0.07 million and $0.06 million, respectively. Total unrecognized compensation expense related to unvested stock options at September 30, 2025 was approximately $0.01 million and is expected to be recognized over a weighted average period of approximately 0.51 years.

A summary of the Company’s non-vested stock options activity for the current nine months is as follows:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value
Balance at January 1, 2025	375,000	$0.24
Granted	97,500	0.39
Vested	(32,500)	3.09
Forfeited or Canceled	—	—
Balance at September 30, 2025	440,000	$0.06

Of the total stock options outstanding at September 30, 2025, the vesting of 350,000 options is contingent upon the Company’s common stock achieving certain target prices, the vesting of 20,000 options is contingent upon the achievement of certain revenue targets, and the vesting of 60,000 options is contingent upon the Company’s common stock achieving certain target prices or the Company achieving certain financial performance targets. None of these 430,000 performance-based stock options have vested, and no compensation expense has been recorded related to such options.

Stock Awards

A summary of the Company’s restricted stock activity for the current nine months is as follows:

		Weighted
	Number of	Average
	Restricted	Grant Date
	Shares	Fair Value
Outstanding at January 1, 2025	35,333	$34.80
Granted	113,901	2.09
Vested	(92,401)	1.96
Expired/Forfeited	—	—
Outstanding at September 30, 2025	56,833	$22.63

On May 28, 2025, the Company issued an aggregate of 4,000 shares of common stock to non-management directors, of which 50% vests on each of April 1, 2026 and April 1, 2027.

On May 28, 2025, the Company issued an aggregate of 17,500 shares of common stock to Messrs. D’Loren, DiSanto, and Burroughs, which vest on November 1, 2025.

In accordance with the amended employment agreements with each of Mr. D’Loren and Mr. Burroughs, effective July 16, 2024 and through December 31, 2025, the Company is paying 40% of each such executive officer’s base salary via the issuance of shares of the Company’s common stock, issued on the last day of each month. Each of Mr. D’Loren and Mr. Burroughs are permitted to pay the withholding tax through the exchange of a portion of the shares. Under the terms of these amended agreements, the Company issued an aggregate of 92,401 shares of common stock (which vested immediately) to executives for the current nine months.

Compensation expense related to stock awards was approximately $0.14 million for the current quarter and approximately $0.13 million for the prior year quarter. Compensation expense related to stock awards was approximately $0.41 million for the current nine months and approximately $0.26 million for the prior year nine months. Total unrecognized compensation expense related to unvested restricted stock grants at September 30, 2025 was approximately $0.03 million and is expected to be recognized over a weighted average period of approximately 0.68 years.

Restricted Stock Units

There were no restricted stock units outstanding as of September 30, 2025 and December 31, 2024, and no restricted stock units have been issued since the inception of the 2021 Plan.

Shares Available Under the Company’s Equity Incentive Plans

At September 30, 2025, there were 72,559 shares of common stock available for future award grants under the 2021 Plan.

Shares Reserved for Issuance

As of September 30, 2025, there were 596,553 shares of common stock reserved for issuance under the Company’s Equity Incentive Plans, including 381,494 shares reserved pursuant to unexercised warrants and stock options previously granted under the 2011 Plan, 142,500 shares reserved pursuant to unexercised stock options granted under the 2021 Plan, and 72,559 shares available for issuance under the 2021 Plan.

As of September 30, 2025, there were also 1,476,455 shares of common stock reserved for issuance that were unrelated to the Company’s Equity Incentive Plans, including 100,000 shares reserved pursuant to unexercised warrants related to the Halston Master License (as described below), 18,293 shares reserved pursuant to unexercised Representative warrants related to the 2024 Offering (as described above), 80,791 shares reserved pursuant to unexercised Placement Agent warrants related to the 2025 Offering (as described above), 139,916 shares reserved pursuant to unexercised warrants related to the December 12, 2024 debt refinancing transaction (see Note 6), and 1,137,455 shares reserved pursuant to unexercised warrants related to the April 21, 2025 debt refinancing transaction (see Note 6).

Warrants

A summary of the Company’s warrants activity for the current nine months is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	(in Years)	Value
Outstanding and exercisable at January 1, 2025	263,957	$9.73	8.96	$—
Issued	1,218,246	10.97
Amended	(5,748)	4.38
Exercised	—	—
Expired/Forfeited	—	—
Outstanding at September 30, 2025	1,476,455	$10.43	6.75	$—
Exercisable at September 30, 2025	1,295,673	$10.66	6.80	$—

In connection with the April 21, 2025 refinancing of the Company’s term loan debt (see Note 6), the Company issued an aggregate of 1,107,455 shares of the common stock to UTG and warrants to purchase 30,000 shares of common stock to Restore Capital (EQ-W), LLC. The warrants issued to UTG are exercisable for a period of seven years from the date of issuance at the following exercise prices: 131,100 shares at $6.60 per share, and 195,271 shares at each of $7.50, $10.00, $12.50, $15.00, and $17.50 per share. The warrants issued to Restore Capital (EQ-W), LLC are exercisable for a period of seven years from the date of issuance at an exercise price of $6.67 per share.

Also in connection with the April 21, 2025 refinancing, the Company and certain holders amended certain warrants that had been previously issued on December 12, 2024: (i) the exercise price of previously outstanding warrants to purchase 107,333 shares of common stock was reduced from $6.315 per share to $2.2477 per share, and (ii) the number of shares issuable under previously outstanding warrants to purchase an aggregate of 22,998 shares of common stock was reduced to 17,250 shares of common stock, and the exercise price of such warrants was reduced from $6.315 per share to $3.00 per share.

In connection with the 2025 Offering (the details of which are disclosed above), the Company issued the Placement Agent certain warrants to purchase up to 80,791 shares of common stock. Such warrants will be exercisable at an exercise price of $1.10 per share, in whole or in part, during the four and one-half year period that commenced 180 days after August 1, 2025.

In connection with the entrance into the Halston Master License in 2023 (see Note 4), the Company issued to G-III a ten-year warrant to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $15.00 per share, which vests based upon certain annual royalty targets being satisfied under the license agreement. The fair value of this warrant is being recognized as a reduction of revenue over the term of the related license agreement, with an offsetting increase to stockholders’ equity as additional paid-in capital. The amount of contra-revenue recognized related to this warrant during the current quarter and prior year quarter was approximately $0.01 million in each period, and the amount of contra-revenue recognized was during the current nine months end prior year nine months was approximately $0.03 million in each period. As of September 30, 2025, no portion of this warrant had vested.

8.	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted EPS reflects, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants, using the treasury stock method. Diluted EPS excludes all potentially dilutive shares of common stock if their effect is anti-dilutive.

The following table is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Numerator:
Net loss attributable to Xcel Brands, Inc. stockholders (in thousands)	$(7,899)	$(9,213)	$(14,684)	$(15,312)

Denominator:
Basic weighted average number of shares outstanding	3,918,993	2,352,135	2,904,399	2,246,569
Add: Effect of warrants	—	—	—	—
Add: Effect of stock options	—	—	—	—
Diluted weighted average number of shares outstanding	3,918,993	2,352,135	2,904,399	2,246,569

Basic earnings (loss) per share	$(2.02)	$(3.92)	$(5.06)	$(6.82)
Diluted earnings (loss) per share	$(2.02)	$(3.92)	$(5.06)	$(6.82)

As a result of the net loss for all periods presented, the Company calculated diluted EPS using basic weighted average shares outstanding for all such periods, as utilizing diluted shares would be anti-dilutive to loss per share.

The computation of diluted EPS excludes the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Stock options	523,994	477,576	523,994	477,576
Warrants	1,476,455	129,899	1,476,455	129,899
Total	2,000,449	607,475	2,000,449	607,475

9. Income Taxes

The estimated annual effective income tax rate was for the current quarter and the prior year quarter was approximately

-0.3% and 0%, resulting in an income tax provision (benefit) of $0.03 million and $0, respectively. The estimated annual effective income tax rate for the current nine months and the prior year nine months was approximately -0.5% and 0% respectively, resulting in an income tax provision (benefit) of $0.08 million and $0, respectively.

For all periods presented, the federal statutory rate differed from the effective tax rate due to the recording of a valuation allowance against the benefit that would have otherwise been recognized, as it was considered not more likely than not that the net operating losses generated during each period will be utilized in future periods.

10.Related Party Transactions

IM Topco, LLC

As described in Note 2, the Company held a noncontrolling interest in IM Topco as of September 30, 2025.

Service Agreement

The Company is party to a services agreement with IM Topco that has been amended from time to time, pursuant to which the Company agreed to provide certain design and support services (including assistance with the operations of the interactive television business and related talent support) to IM Topco in exchange for a service fee. In April 2024, the services agreement was amended to set the service fees at $150,000 per year.

In accordance with the terms of this services agreement, the Company recognized service fee income of $0 and $37,500, respectively, within net licensing revenue in the condensed consolidated statements of operations for the three months ended September 30, 2025 and 2024, respectively. The Company recognized service fee income related to this services agreement of $112,500 for both the nine months ended September 30, 2025 and 2024.

License Agreement

The Company was previously party to a license agreement with IM Topco, pursuant to which IM Topco granted the Company a license to use certain Isaac Mizrahi trademarks related to women’s sportswear products in exchange for the payment of royalties to IM Topco. This license agreement was later terminated in favor of a new similar license agreement between IM Topco and an unrelated third party; however, as part of such termination, Xcel had provided a guarantee to IM Topco for the payment of any difference between (i) the royalties received by IM Topco under the new agreement and (ii) the amount of royalties that IM Topco would have received under the original license agreement with Xcel. For all periods presented in these condensed consolidated financial statements, royalties received by IM Topco from the third-party agreement were expected to exceed the guaranteed royalties that IM Topco would have received under the original license agreement with Xcel, and thus no royalty expense for any shortfall was recognized for such periods.

Additionally, pursuant to the terms of a 2023 amendment to the May 2022 membership purchase agreement, Xcel had agreed to make additional royalty payments to IM Topco totaling $450,000, of which $75,000 was paid during the year ended December 31, 2023, and $237,500 was paid during the year ended December 31, 2024. No payments of these additional royalties were made during the nine months ended September 30, 2025.

Effective September 26, 2025, pursuant to the terms of a settlement agreement entered into with IM Topco and WHP (see Note 2 for additional details), the Company was released from any current or future liability related to the aforementioned guarantee to IM Topco and the aforementioned additional royalty payments.

Financing Transactions

2025 Public Offering and Private Placement Transactions

In connection with the 2025 Offering of 2,181,818 shares of the Company’s common stock at a price to the public of $1.10 per share which was consummated on August 4, 2025 (see Note 7 for additional details), Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, and Mark DiSanto, a director of the Company, purchased 124,200 and 91,800 shares, respectively, at $1.10 per share, the same price at which the shares were sold to other purchasers in the Offering.

In connection with the 2025 Offering, on August 1, 2025, the Company entered into subscription agreements with each of Mr. D’Loren and Mr. DiSanto, to purchase 82,159 and 60,883 shares, respectively, at a price of $1.38 per share. The purchase of such shares closed concurrently with the 2025 Offering.

2024 Public Offering and Private Placement Transactions

In connection with the 2024 Offering of 328,427 shares of the Company’s common stock at a price to the public of $6.50 per share which was consummated on March 19, 2024 (see Note 7 for additional details), Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; an affiliate of Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company, purchased 14,625, 14,625, and 3,250 shares, respectively, at $6.50 per share, the same price at which the shares were sold to other purchasers in the Offering.

In connection with the 2024 Offering, on March 14, 2024, the Company entered into subscription agreements with each of Mr. D’Loren, Mr. DiSanto, and Mr. Burroughs to purchase 13,258, 13,258, and 2,946 shares, respectively, at a price of $9.80 per share. The purchase of such shares closed concurrently with the 2024 Offering.

Debt Financing

In connection with the December 12, 2024 term loan debt transaction (see Note 6 for additional details), IPX Capital, LLC (“IPX”), a company controlled by Mr. D’Loren, made a $250,000 advance to one of the Company’s subsidiaries. Of this amount, $200,000 was repaid to IPX upon the closing of the December 12, 2024 debt transaction, and was subsequently returned by IPX to the Company during the three months ended March 31, 2025 for repayment by the Company at a later date. From time to time, Mr. D’Loren may advance funds to the Company on a short-term basis as necessary.

Additionally, IPX purchased a 12.5% undivided, last-out, subordinated participation interest in a portion of the December 2024 Term Loan B debt for a purchase price of $500,000, and received a pro rata share of warrants received by the Term Loan B Lenders to purchase shares of the Company’s common stock. In connection with the April 21, 2025 refinancing of the Company’s term loan debt (see Note 6 for additional details), IPX’s participation in Term Loan B was repaid and IPX purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan A.

Guarantee

Since October 2024, in connection with a required standby letter of credit associated with the Company’s real estate lease for offices located at 1333 Broadway (see Note 5), Mr. D’Loren has provided and continues to provide a personal guarantee to the financial institution providing such letter of credit, in order to satisfy a portion of the associated collateral requirements for the letter of credit.

11.Commitments and Contingencies

Contingent Obligation – Isaac Mizrahi Transaction

Under the terms of the May 31, 2022 transaction related to the sale of a majority interest in the Isaac Mizrahi brand (as subsequently amended in 2023 and 2024), the Company had agreed with WHP that, in the event that the aggregate royalties received by IM Topco were less than $13.5 million for the twelve-month period ending March 31, 2025 or less than $18.0 million for the year ending December 31, 2025, Xcel was obligated to transfer equity interests in IM Topco to WHP equal to 12.5% of the total outstanding equity interests of IM Topco, such that Xcel’s ownership interest in IM Topco would decrease from 30% to 17.5%, and WHP’s ownership interest in IM Topco would increase from 70% to 82.5%.

During 2024, management concluded that, based on current trends in and projections of IM Topco’s royalty revenues as well as the Company’s decision to not make the remaining additional royalty payments to IM Topco (see Note 10), it was virtually certain that the Company would be required to make such transfer of equity interests to WHP in 2025. As such, the Company estimated and recorded a contingent obligation of approximately $6.25 million as of September 30, 2024, and recognized a corresponding non-cash charge in the statement of operations for the prior year quarter and prior year nine months. During the three months ended December 31, 2024, the Company recorded an adjustment to this contingent obligation of approximately $(2.04) million, resulting in a $4.21 million contingent obligation reflected on the condensed consolidated balance sheet as of December 31, 2024.

As of March 31, 2025, in accordance with the terms of the amended membership purchase agreement between Xcel and WHP, WHP became contractually entitled to receive from Xcel equity interests in IM Topco equal to 12.5% of the total outstanding equity interests of IM Topco. Also during the three months ended March 31, 2025, the Company adjusted the carrying value of the contingent obligation to its estimated fair value of $3.97 million as of March 31, 2025 in the condensed consolidated balance sheets, and recognized a $(0.24) million credit in the condensed consolidated statements of operations.

On and effective April 15, 2025, such equity interests were transferred to WHP in full satisfaction and settlement of this contractual obligation, and the previously recorded liability was de-recognized by reducing the value of the asset for the investment in IM Topco.

Contractual Commitment – Disposition of IM Topco Equity Interests

On and effective September 26, 2025, the Company, IM Topco, and two subsidiaries of WHP entered into a settlement agreement, pursuant to which the Company agreed to transfer all of its remaining equity interests in IM Topco to WHP, in exchange for (i) the release of the Company’s liability under a license agreement with IM Topco (see Note 10) and (ii) a capital appreciation right for the Company to receive 15% of the net consideration received by IM Topco and/or WHP in excess of $46 million in connection with any potential future capital transaction involving IM Topco which occurs on or before September 1, 2032. The equity interests were transferred on October 1, 2025.

Legal Matters

From time to time, the Company becomes involved in legal claims and litigation in the ordinary course of business. The Company routinely assesses all its litigation and threatened litigation as to the probability of ultimately incurring a liability, and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable. In the opinion of management, based on consultations with legal counsel, the disposition of litigation currently pending against the Company is unlikely to have, individually or in the aggregate, a materially adverse effect on the Company’s business, financial position, results of operations, or cash flows.

12.Subsequent Events

IM Topco Equity Interest Transfer

On October 1, 2025, in accordance with the settlement agreement described in Note 2 and Note 11, Xcel transferred to WHP equity interests equal to 17.5% of the outstanding equity interests of IM Topco (which represented all of Xcel’s remaining equity interest in IM Topco) in exchange for (i) the release of the Company’s liability under a license agreement with IM Topco (see Note 10) and (ii) a capital appreciation right for the Company to receive 15% of the net consideration received by IM Topco and/or WHP in excess of $46 million in connection with any potential future capital transaction involving IM Topco which occurs on or before September 1, 2032.

Term Loan Debt Amendments

On October 7, 2025, the Company and certain of its subsidiaries and its lenders and FEAC Agent, LLC entered into a further amendment of the December 12, 2024 loan and security agreement, pursuant to which the (i) the agents and lenders (as defined in the loan and security agreement) consented to the transfer and the release of the termination of the pledge agreement and the release of the agents’ liens on the equity interests of IM Topco, LLC; (ii) the liquid asset covenant requirement was reduced to $1,000,000; and (iii) Xcel made a prepayment of $250,000 against the outstanding principal amount of Term Loan A, of which $140,000 was paid from the blocked account.

On November 18, 2025, the Company and certain of its subsidiaries and its lenders and FEAC Agent, LLC entered into the fourth amendment of the December 12, 2024 loan and security agreement, pursuant to which (i) the agents and lenders (as defined in the loan and security agreement) provided the Company with a limited waiver with respect to certain specified events of default, and also amended certain financial covenants related to the term loan agreement; (ii) the Company committed to make a prepayment of $3,250,000 on Term Loan A by February 20, 2026, along with the payment of an amendment fee of $450,000 (of which $125,000 is payable on December 5, 2025 and the remaining $325,000 will be due if the $3,250,000 principal amount of Term Loan A is not repaid on or prior to February 20, 2026); and (iii) the payment of the remaining principal balance on Term Loan A of $500,000 was changed to be due on December 31, 2026 which shall be held by IPX (See Note 10). In addition, upon the repayment of the $3.25 million of Term Loan A, the Company will have revised financial covenants. The minimum revenue requirement for the rolling 12 months ending December 31, 2025 will be $3.9 million and $1.7 million for the Included Subsidiaries and Halston, respectively, each as defined in the loan agreements. And after the Term Loan A payment is made, the minimum revenue requirement covenants shall remain at these levels for the duration of the loans and the minimum liquidity requirement shall be zero, which includes the lenders’ release of $1.0 million of restricted cash within the blocked account back to the Company.

Stock-based Awards

On October 30, 2025, the Company’s Board of Directors resolved that the Company shall grant of the following stock-based awards, subject to and conditioned upon stockholder approval of the proposal to increase the number of shares of common stock authorized for issuance under the 2021 Plan at the annual stockholder meeting scheduled to be held on December 3, 2025:

●options to purchase an aggregate of 113,500 shares of common stock to non-management directors, with exercise price to be equal to the last sale price of the common stock on the grant date and vesting determined by the Board of Directors or the Compensation Committee on the grant date;

●an aggregate of 39,583 shares of common stock to non-management directors, with vesting determined by the Board of Directors or the Compensation Committee on the grant date;

●25,000 and 20,000 shares of common stock to Mr. D’Loren and Mr. DiSanto, respectively, which shall be fully vested immediately upon grant; and

●options to purchase an aggregate of 340,200 shares of common stock to senior management, with vesting contingent upon the Company’s common stock achieving certain specified target prices and the exercise price to be equal to the last sale price of the common stock on the grant date. The vesting of 97,500 options shall occur if the stock price reaches $3.00 per share; 81,500 options shall vest if the stock price reaches $5.00 per share; 67,000 options shall vest if the stock price reaches $7.00 per share; 54,200 options shall vest if the stock price reaches $9.00 per share; and 40,000 options shall vest if the stock price reaches $11.00 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Xcel Brands, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Xcel Brands, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Finite-Lived Trademarks and Other Intangible Assets

Critical Audit Matter Description

As described further in Note 4 to the financial statements, the carrying amount of finite-lived trademarks and other intangible assets was $34.8 million as of December 31, 2024. Under the applicable accounting guidance, these assets shall be tested for recoverability whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Management has concluded that these assets are not impaired as of December 31, 2024.

How the Critical Audit Matter was Addressed in the Audit

We determined the Company’s ability to assess if their trademark and other intangible assets are impaired as a critical audit matter due to the estimation and uncertainty regarding the Company’s ability to generate sufficient undiscounted cash flows to be in excess of the carrying value of the reported value of the assets. The Company evaluates its trademark and other intangible assets for impairment annually or when events are triggered by economic conditions. These events require the management to compare the carrying values to their estimated fair values as of the evaluation date. The Company uses the income approach using an undiscounted cash flow model to value the trademark and other intangible assets. If the carrying value of this asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds fair value.

Auditing the Company’s trademark and other intangible asset impairment is complex and subjective due to the significant estimation required to determine the forecasted cash flows used in the Company’s evaluation. Specifically, the forecasted cash flows are sensitive to significant assumptions such as revenue growth rates and expenses over the estimated useful life all of which are affected by expected future market or economic conditions, and other factors.

The primary procedures we performed to address this critical audit matter included the following, among others:

●	We evaluated management’s assessment of events and changes in circumstances, which required a more detailed evaluation of undiscounted cash flows.
●	We obtained management’s forecasts of undiscounted cash flows, and assumptions utilized in developing such forecasts.
●	We evaluated management’s forecasts and key assumptions utilized to arrive at undiscounted cash flows.
●	We performed sensitivity analysis of management’s forecasts and key assumptions used to arrive at undiscounted cash flows.
●	We compared undiscounted cash flows to the carrying amounts of the respective assets and determined in all cases that undiscounted cash flows exceeded the carrying amounts.

Investment in IM Topco, LLC

Critical Audit Matter Description

As described further in Note 3 to the financial statements, the Company’s investment in IM Topco, LLC was $10.1 million as of December 31, 2024. The Company’s investment in IM Topco, LLC is reviewed for impairment whenever there are indicators that their carrying value may not be recoverable; if a decrease in value of the investment has occurred and such decrease is determined to be other than temporary in nature, the Company shall record an impairment charge to reduce the carrying amount of the investment to its fair value. During the year ended December 31, 2024, the Company recognized $9.96 million of other non-cash charges related to IM Topco, LLC including (i) a $4.21 million non-cash charge to recognize the estimated value of their contractual obligation to transfer a portion of their equity ownership interests in IM

Topco, LLC to WHP in 2025, and (ii) a $5.75 million non-cash charge for the other-than-temporary impairment of their investment in IM Topco, LLC.

How the Critical Audit Matter was Addressed in the Audit

We determined the Company’s ability to assess if their Investment in IM Topco, LLC is impaired as a critical audit matter due to the estimation and uncertainty regarding the Company’s ability to generate sufficient undiscounted cash flows to be in excess of the carrying value of the reported value of the investment. The Company’s investments in unconsolidated affiliates are reviewed for impairment whenever there are indicators that their carrying value may not be recoverable; if a decrease in value of the investment has occurred and such decrease is determined to be other than temporary in nature, the Company shall record an impairment charge to reduce the carrying amount of the investment to its fair value. These events require the management to compare the carrying values to their estimated fair values as of the evaluation date. The Company uses the income approach using a discounted cash flow model to value the investment. If the carrying value of this investment is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the impairment exceeds fair value.

Auditing the Company’s Investment in IM Topco, LLC impairment is complex and subjective due to the significant estimation required to determine the forecasted cash flows used in the Company’s evaluation. Specifically, the forecasted cash flows are sensitive to significant assumptions such as revenue growth rates, including the terminal growth rates, margins, expenses, and discount rates, all of which are affected by expected future market or economic conditions. In addition, our audit effort involved the use of professionals within our firm with specialized skill and knowledge in valuation methods and models.

The primary procedures we performed to address this critical audit matter included the following, among others:

●	We evaluated the Company’s forecasted revenue
●	We evaluated the guideline companies used that operated in similar industries.
●	We evaluated whether the Company used the appropriate modified capital asset pricing model and a weighted average cost of capital.
●	We performed independent calculations to evaluate the sensitivity of the key assumptions used by management.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

May 27, 2025

Xcel Brands, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$1,254	$2,998
Accounts receivable, net of allowances for credit losses of $0 and $75 at December 31, 2024 and 2023, respectively	2,269	3,454
Inventory	—	453
Prepaid expenses and other current assets	520	398
Total current assets	4,043	7,303
Non-current Assets:
Property and equipment, net	182	634
Operating lease right-of-use assets	3,751	4,453
Trademarks and other intangibles, net	34,759	41,520
Equity method investments, net	10,110	17,735
Other assets	911	15
Total non-current assets	49,713	64,357

Total Assets	$53,756	$71,660

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$2,734	$2,236
Deferred revenue	1,380	889
Accrued income taxes payable	554	372
Current portion of operating lease obligations	1,513	1,258
Current portion of long-term debt	—	750
Current portion of contingent obligations	4,213	964
Total current liabilities	10,394	6,469
Long-Term Liabilities:
Deferred revenue	2,667	3,556
Long-term portion of operating lease obligations	5,297	4,021
Long-term debt, net, less current portion	6,569	3,971
Long-term portion of contingent obligation	—	5,432
Other long-term liabilities	431	40
Total long-term liabilities	14,964	17,020
Total Liabilities	25,358	23,489

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, and 2,368,072 and 1,979,413 shares issued and outstanding at December 31, 2024 and 2023, respectively (1)	2	2
Paid-in capital (1)	106,666	103,879
Accumulated deficit	(76,244)	(53,849)
Total Xcel Brands, Inc. stockholders’ equity	30,424	50,032
Noncontrolling interest	(2,026)	(1,861)
Total Stockholders’ Equity	28,398	48,171

Total Liabilities and Stockholders’ Equity	$53,756	$71,660
(1)	The values of Common stock and Paid-in capital, as well as the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s 1-for-10 reverse stock split. See Note 2 and Note 12.

See accompanying Notes to Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Year Ended
	December 31,
	2024	2023
Revenues
Net licensing revenue	$7,912	$9,156
Net sales	347	8,599
Net revenue	8,259	17,755
Cost of goods sold	445	6,918
Gross profit	7,814	10,837

Direct operating costs and expenses
Salaries, benefits and employment taxes	5,916	9,910
Other selling, general and administrative expenses	6,842	13,261
Total direct operating costs and expenses	12,758	23,171

Operating loss before other operating costs and expenses (income)	(4,944)	(12,334)

Other operating costs and expenses (income)
Depreciation and amortization	4,947	6,954
Asset impairment charges	3,483	100
Loss from equity method investments	7,623	2,060
Contingent reduction in equity ownership of IM Topco, LLC	4,213	—
Gain on divestiture of Lori Goldstein Brand	(3,801)	—
Gain on sale of limited partner ownership interest	—	(359)
Gain on settlement of lease liability	—	(445)

Operating loss	(21,409)	(20,644)

Interest and finance expense (income)
Interest expense	618	113
Other interest and finance charges (income), net	26	268
Loss on early extinguishment of debt	287	—
Interest and finance expense (income), net	931	381

Loss before income taxes	(22,340)	(21,025)

Income tax provision	220	1,212

Net loss	(22,560)	(22,237)
Net loss attributable to noncontrolling interest	(165)	(1,185)
Net loss attributable to Xcel Brands, Inc. stockholders	$(22,395)	$(21,052)

Loss per common share attributable to Xcel Brands, Inc. stockholders:
Basic and diluted net loss per share (1)	$(9.84)	$(10.68)
Weighted average number of common shares outstanding:
Basic and diluted weighted average common shares outstanding (1)	2,275,332	1,971,072
(1)	Weighted average shares outstanding and per share information have been retroactively adjusted in order to give effect to the Company’s 1-for-10 reverse stock split. See Note 2 and Note 12.

See accompanying Notes to Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Xcel Brands, Inc. Stockholders
	Common Stock		Paid-in	Accumulated	Noncontrolling
	Shares(1)	Amount(1)	Capital(1)	Deficit	Interest	Total
Balance as of January 1, 2023	1,962,396	2	103,610	(32,797)	(676)	$70,139

Compensation expense related to stock options and restricted stock	—	—	161	—	—	161

Contra-revenue related to warrants held by licensee	—	—	26	—	—	26

Shares issued to directors in connection with restricted stock grants	4,000	—	—	—	—	—

Forfeitures of restricted stock grants	(500)	—	—	—	—	—

Shares issued to consultant in connection with stock grants	6,666	—	45	—	—	45

Shares issued to employee in connection with stock grant	730	—	10	—	—	10

Shares issued on exercises of stock options, net of shares surrendered for cashless exercises	6,121	—	27	—	—	27

Net loss for the year ended December 31, 2023	—	—	—	(21,052)	(1,185)	(22,237)

Balance as of December 31, 2023	1,979,413	2	103,879	(53,849)	(1,861)	48,171

Compensation expense related to stock options and restricted stock	—	—	138	—	—	138

Contra-revenue related to warrants held by licensee	—	—	38	—	—	38

Shares issued to directors in connection with restricted stock grants	4,000	—	—	—	—	—

Shares issued to consultant in connection with stock grants	7,800	—	98	—	—	98

Shares issued to employee in connection with stock grant	1,468	—	10	—	—	10

Shares issued to executives for pro rata portion of base salaries, net of withholding taxes	17,502	—	120	—	—	120

Shares issued in connection with public offering and private placement transactions, net of transaction costs	357,889	—	1,902	—	—	1,902

Warrants issued in connection with refinancing of term loan debt	—	—	481	—	—	481

Net loss for the year ended December 31, 2024	—	—	—	(22,395)	(165)	(22,560)

Balance as of December 31, 2024	2,368,072	$2	$106,666	$(76,244)	$(2,026)	$28,398
(1)	The values of Common stock and Paid-in capital, as well as the number of shares issued and outstanding, have been retroactively adjusted in order to give effect to the Company’s 1-for-10 reverse stock split. See Note 2 and Note 12.

See accompanying Notes to Consolidated Financial Statements.

Xcel Brands, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net loss	$(22,560)	$(22,237)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,947	6,954
Asset impairment charges	3,483	100
Amortization of deferred finance costs included in interest expense	115	22
Stock-based compensation and cost of licensee warrants	403	242
Provision for credit losses	17	75
Loss from equity method investments	7,623	2,060
Contingent reduction in equity ownership of IM Topco, LLC	4,213	—
Loss on early extinguishment of debt	287	—
Deferred income tax provision	—	1,107
Gain on divestiture of Lori Goldstein brand	(3,801)	—
Gain on sale of limited partner ownership interest	—	(359)
Gain on settlement of lease liability	—	(445)
Changes in operating assets and liabilities:
Accounts receivable	1,168	1,581
Inventory	453	2,391
Prepaid expenses and other current and non-current assets	(279)	1,034
Deferred revenue	(398)	4,356
Accounts payable, accrued expenses, accrued income taxes payable, and other current liabilities	16	(2,936)
Lease-related assets and liabilities	(794)	(525)
Other long-term liabilities	391	35
Net cash used in operating activities	(4,716)	(6,545)

Cash flows from investing activities
Capital contribution to equity method investee	—	(150)
Net proceeds from sale of assets	—	459
Purchase of property and equipment	(112)	(100)
Net cash (used in) provided by investing activities	(112)	209

Cash flows from financing activities
Proceeds from public offering and private placement transactions, net of transaction costs	1,902	—
Proceeds from long-term debt	7,950	5,000
Payment of deferred finance costs	(922)	(301)
Proceeds from exercise of stock options	—	27
Shares repurchased including vested restricted stock in exchange for withholding taxes	(107)	—
Payment of long-term debt	(5,000)	—
Net cash provided by financing activities	3,823	4,726

Net decrease in cash, cash equivalents, and restricted cash	(1,005)	(1,610)

Cash, cash equivalents, and restricted cash at beginning of year	2,998	4,608

Cash, cash equivalents, and restricted cash at end of year	$1,993	$2,998

Reconciliation to amounts on consolidated balance sheets:
Cash and cash equivalents	$1,254	$2,998
Restricted cash (reported in other non-current assets)	739	—
Total cash, cash equivalents, and restricted cash	$1,993	$2,998

Supplemental disclosure of non-cash activities:
Recognition of operating lease right-of-use asset	$2,596	$—
Recognition of operating lease obligation	$2,596	$—
Issuance of warrants in connection with debt refinancing	$481	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$505	$56
Cash paid during the year for income taxes	$—	$99

See accompanying Notes to Consolidated Financial Statements.

XCEL BRANDS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2024 and 2023

1.Nature of Operations, Background, and Basis of Presentation

Xcel Brands, Inc. (“Xcel” and, together with its subsidiaries, the “Company”) is a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands.

As of December 31, 2024, the Company’s brand portfolio consisted of the Halston brands (the “Halston Brand”), the Judith Ripka brands (the “Ripka Brand”), the C Wonder brands (the “C Wonder Brand”), the TowerHill by Christie Brinkley brand (the “CB Brand”), the LB70 by Lloyd Boston brand (the ‘LB70 Brand”), the Longaberger brand (the “Longaberger Brand”), the Isaac Mizrahi brands (the “Isaac Mizrahi Brand”), and other proprietary brands.

●	The Halston Brand, Ripka Brand, and C Wonder Brand are wholly owned by the Company.
●	The CB Brand is a co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024. The LB Brand is a co-branded collaboration between Xcel and Lloyd Boston that launched in August 2024.
●	The Company manages the Longaberger Brand through its 50% ownership interest in Longaberger Licensing, LLC; the Company consolidates Longaberger Licensing, LLC and recognizes noncontrolling interest for the remaining ownership interest held by a third party (see Note 3 for additional details).
●	The Company holds a noncontrolling interest in the Isaac Mizrahi Brand through a 30% ownership interest in IM Topco, LLC (“IM Topco”); the Company accounts for its interest in IM Topco, LLC using the equity method of accounting (see Note 3 for additional details).

The Company’s brand portfolio also included the LOGO by Lori Goldstein brand (the “Lori Goldstein Brand”) as a wholly owned brand from April 1, 2021 through June 30, 2024; the Lori Goldstein Brand was divested on June 30, 2024 (see Note 3 for additional details).

The Company also owns a noncontrolling equity ownership interest in ORME Live Inc. (“ORME”), a short-form video and social commerce marketplace that launched in April 2024.

The Company primarily generates revenue through the licensing of its brands through contractual arrangements with manufacturers and retailers. The Company, through its licensees, distributes through an omni-channel and social commerce sales strategy, which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, traditional brick-and-mortar retailers, and e-commerce channels, to be everywhere its customers shop.

Prior to and for a portion of 2023, the Company also engaged in certain wholesale and direct-to-consumer sales of products under its brands. The Company’s former wholesale and direct-to-consumer operations are presented as “Net sales” and “Cost of goods sold” in the Consolidated Statements of Operations, separately from the Company’s licensing revenues. The only net sales and cost of goods sold recognized for the year ended December 31, 2024 were (i) the final sale of certain residual jewelry inventories and (ii) the sale of all remaining inventory related to the Longaberger Brand. As of December 31, 2024, the Company has no remaining inventory.

Going Concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2024, the Company has incurred recurring losses, a history of cash flows used in operating activities, and an accumulated deficit. While the Company has undertaken significant restructuring efforts during 2023 and 2024, including divesting an unprofitable brand during 2024, reducing overhead costs, raising capital, and securing debt financing, management has determined that, absent additional funding, there is substantial doubt about the Company’s ability to meet its financial obligations as they become due within twelve months from the date these financial statements are issued.

Subsequent to year-end, the Company restructured its outstanding debt and received net proceeds from financing activities. However, these proceeds may still be insufficient to fully address the Company’s liquidity needs. Management is actively pursuing an equity offering to secure additional capital; however, there can be no assurance that such efforts will be successful or that sufficient funds will be obtained to meet the Company’s obligations.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to continue exploring strategic financing alternatives and operational efficiencies to improve liquidity. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Xcel, its wholly owned subsidiaries, and entities in which Xcel has a controlling financial interest as of and for the years ended December 31, 2024 (the “Current Year”) and 2023 (the “Prior Year”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the accounting rules under Regulation S-X, as promulgated by the Securities and Exchange Commission (“SEC”). All significant intercompany accounts and transactions have been eliminated in consolidation, and net earnings have been adjusted by the portion of operating results of consolidated entities attributable to noncontrolling interests.

Investments in Unconsolidated Affiliates

The Company holds noncontrolling equity interests in IM Topco, LLC and ORME Live, Inc. These investments are accounted for in accordance with ASC Topic 323, “Investments – Equity Method and Joint Ventures,” as the Company has the ability to exercise significant influence over the operating and financial policies of these affiliates, but does not control the affiliates. See Note 3 for additional information related to the Company’s investments in unconsolidated affiliates.

The Company recognizes its share of the ongoing operating results of these affiliates within other operating costs and expenses (income) in the accompanying consolidated statements of operations. The Company’s investments in unconsolidated affiliates are reviewed for impairment whenever there are indicators that their carrying value may not be recoverable; if a decrease in value of the investment has occurred and such decrease is determined to be other than temporary in nature, the Company shall record an impairment charge to reduce the carrying amount of the investment to its fair value.

Change in Capital Structure

As described more fully in Note 12, effective March 24, 2025, the Company effected a 1-for-10 reverse stock split for all of its issued and outstanding common stock. All share and per share amounts presented in these consolidated financial statements and accompanying notes, including but not limited to shares issued and outstanding, earnings/(loss) per share, and warrants and options, as well as the dollar amounts of common stock and paid-in capital, have been retroactively adjusted for all periods presented in order to reflect this change in capital structure. There were no changes to the total number of authorized common shares or par value per common share as a result of this change.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation, or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from estimates.

The Company deems the following items to require significant estimates from management:

●Useful lives of trademarks;
●Assumptions used in the valuation of intangible assets, including cash flow estimates for initial determinations of fair value and/or impairment analysis;
●Accounting for and valuation of equity method investees;
●Valuation allowances and effective tax rate for tax purposes; and
●Incremental borrowing rate for lease accounting purposes.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Restricted Cash

Restricted cash at December 31, 2024 (included within other non-current assets in the consolidated balance sheet) consisted of $0.7 million of cash deposited as collateral for a standby letter of credit associated with a real estate lease; there was no restricted cash as of December 31, 2023.

Accounts Receivable

Accounts receivable are reported net of an allowance for credit losses. As of December 31, 2024 and 2023, the Company had $2.3 million and $3.5 million, respectively, of accounts receivable, net of allowances of $0.00 million and $0.08 million, respectively.

The allowance for credit losses is determined based upon a variety of judgments and factors. Factors considered in determining the allowance include historical collection, write-off experience, and management’s assessment of collectibility from customers, including current conditions, reasonable forecasts, and expectations of future collectibility and collection efforts. Management continuously assesses the collectibility of receivables and adjusts estimates based on actual experience and future expectations based on economic indicators. Management also monitors the aging analysis of receivables to determine if there are changes in the collections of accounts receivable. Receivable balances are written-off against the allowance for credit losses when such balances are deemed to be uncollectible.

A rollforward of the allowance for credit losses for the Current Year and Prior Year is as follows:

($ in thousands)	2024	2023
Balance at January 1	$75	$—
Credit loss expense (recovery)	17	75
Write-offs	(92)	—
Other	—	—
Balance at December 31	$—	$75

Additionally, on October 17, 2023, the Company and one of the licensees managed under the Halston Master License (see Note 5) entered into an amendment of their respective licensing agreement. Under this amendment, the payment terms of a $0.76 million outstanding balance due to the Company were changed such that this receivable (and collection thereof) became contractually contingent upon the licensee’s future performance. This licensee is also required to pay interest to the Company on a monthly basis until the outstanding balance is paid in full. The Company recorded a non-cash charge of $0.76 million within other selling, general and administrative expenses in the Prior Year related to the restructuring of this licensing arrangement, in order to write-down the previously-recorded receivable to zero, which is not included in the credit loss expense and allowance for credit losses amounts set forth above.

There is no earned revenue that has been accrued but not billed as of December 31, 2024 and 2023.

Inventory

All of the Company’s inventory consisted solely of finished goods, and was recorded at the lower of cost or net realizable value, with cost determined on a weighted average basis. The Company periodically reviewed the composition of its inventory in order to identify obsolete, slow-moving, or otherwise non-saleable items, and recorded write-downs to net realizable value for any non-saleable inventory with no alternative use. The Company also recorded write-downs for inventory shrinkage, representing the risk of physical loss of inventory, based on historical experience and physical inventory counts.

As of January 1, 2023, inventory was composed of jewelry, wholesale apparel, and home goods. During the Prior Year, as a result of the restructuring of its business operating model, the Company sold all of its wholesale apparel inventory and substantially all of its remaining fine jewelry inventory to its new business partners and licensees. Thus, as of December 31, 2023, inventory was composed of home goods and related items for the Longaberger Brand, as well as certain residual jewelry inventories.

During the Current Year, the Company sold all of its remaining inventory items, and as of December 31, 2024, the Company had no remaining inventory.

Property and Equipment

Furniture, equipment, and software are stated at cost less accumulated depreciation and amortization, and are depreciated using the straight-line method over their estimated useful lives, generally three (3) to seven (7) years. Depreciation expense for the years ended December 31, 2024 and 2023 was approximately $0.1 million and $0.8 million, respectively.

Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases. Betterments and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Costs to develop or acquire software for internal use incurred during the preliminary project stage and the post implementation stage are expensed, while internal and external costs to acquire or develop software for internal use incurred during the application development stage – including design, configuration, coding, testing, and installation – are generally capitalized.

The Company’s long-lived property and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. To perform such impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on a discounted cash flows analysis or appraisals. The inputs utilized in the impairment analysis are classified as Level 3 inputs within the fair value hierarchy as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement.”

Trademarks and Other Intangible Assets

The Company’s finite-lived intangible assets are amortized over their estimated useful lives of three (3) to eighteen (18) years. The Company re-evaluates the remaining useful life of its finite-lived intangible assets on an annual basis, based on consideration of current events and circumstances, the expected use of the asset, and the effects of demand, competition, and other economic factors. No changes were made to the estimated useful lives of intangible assets in the Current Year or Prior Year.

The Company’s finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. To perform such impairment testing, the Company groups assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluates the asset group against the sum of undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value, based on a discounted cash flows analysis or appraisals. No impairment charges were recorded related to intangible assets for the Current Year or Prior Year.

See Note 4 for additional information related to the Company’s trademarks and other intangible assets.

Deferred Finance Costs

Costs incurred in connection with borrowings under term loans (primarily professional fees and lender underwriting fees) are deferred on the consolidated balance sheet as a reduction to the carrying value of the associated borrowings, and are amortized as interest expense over the term of the related borrowings using the effective interest method.

Contingent Obligations

When accounting for asset acquisitions, if any contingent obligations exist and the fair value of the assets acquired is greater than the consideration paid, any contingent obligations are recognized and recorded as the positive difference between the fair value of the assets acquired and the consideration paid for the acquired assets.

When accounting for asset acquisitions, if any contingent obligations exist and the fair value of the assets acquired are equal to the consideration paid, any contingent obligations are recognized based upon the Company’s best estimate of the amount that will be paid to settle the liability.

Under the applicable accounting guidance, the Company is required to carry such contingent liability balances on its consolidated balance sheet until the measurement period of the earn-out expires and all related contingencies have been resolved.

See Note 9 for additional information related to the Company’s contingent obligations.

Revenue Recognition

The Company applies the guidance in ASC Topic 606, “Revenue from Contracts with Customers” to recognize revenue.

Licensing

The Company recognizes revenue continuously over time as it satisfies its continuous obligation of granting access to its licensed intellectual properties, which are deemed symbolic intellectual properties under the applicable revenue accounting guidance. The Company determines the transaction price based on the terms of the contract. Payments are typically due after sales have occurred and have been reported by the licensees or, where applicable, in accordance with minimum guaranteed payment provisions. The timing of performance obligations is typically consistent with the timing of payments, though there may be differences if contracts provide for advances or significant escalations of contractually guaranteed minimum payments. With the exception of the Halston Master License agreement described in Note 5, there were no such differences that would have a material impact on the Company’s consolidated balance sheets at December 31, 2024 and 2023. In accordance with ASC 606-10-55-65, the Company recognizes net licensing revenue at the later of when (1) the subsequent sale or usage occurs or (2) the performance obligation to which some or all of the sales- or usage-based royalty has been allocated is satisfied (in whole or in part). More specifically, the Company separately identifies:

(i)	Contracts for which, based on experience, royalties are expected to exceed any applicable minimum guaranteed payments, and to which an output-based measure of progress based on the “right to invoice” practical expedient is applied because the royalties due for each period correlate directly with the value to the customer of the Company’s performance in each period (this approach is identified as “View A” by the FASB Revenue Recognition Transition Resource Group, “TRG”); and
(ii)	Contracts for which revenue is recognized based on minimum guaranteed payments using an appropriate measure of progress, in which minimum guaranteed payments are straight-lined over the term of the contract and recognized ratably based on the passage of time, and to which the royalty recognition constraint to the sales-based royalties in excess of minimum guaranteed is applied and such sales-based royalties are recognized to the distinct period only when the minimum guaranteed is exceeded on a cumulative basis (this approach is identified as “View C” by the TRG).

The Company’s unconditional right to receive consideration based on the terms and conditions of licensing contracts is presented as accounts receivable on the accompanying consolidated balance sheets.

The Company does not typically perform by transferring goods or services to customers before the customer pays consideration or before payment is due, thus the amounts of contract assets as defined by ASC 606-10-45-3 related to licensing contracts were not material as of December 31, 2024 and 2023.

The Company does not typically receive consideration in advance of performance and, consequently, amounts of contract liabilities as defined by ASC 606-10-45-2 related to licensing contracts are generally not material; however, as of December 31, 2024 and 2023, the Company has recognized approximately $3.6 million and $4.4 million, respectively, of deferred revenue contract liabilities on its consolidated balance sheet related to the Halston Master License agreement (see Note 5 for additional details).

The Company does not disclose the amount attributable to unsatisfied or partially satisfied performance obligations for variable revenue contracts (identified under “View A” above) in accordance with the optional exemption allowed under ASC 606. The Company did not have any revenue recognized in the reporting period from performance obligations satisfied, or partially satisfied, in previous periods. Remaining minimum guaranteed payments for active contracts as of December 31, 2024 are expected to be recognized ratably in accordance with View C over the remaining term of each contract based on the passage of time and through December 2028, subject to renewal or extension upon termination.

Wholesale Sales

Prior to the restructuring of the Company’s business model and operations, the Company generated a portion of its revenue through the design, sourcing, and sale of branded jewelry and apparel to both domestic and international customers who, in turn, sold the products to the consumer. The Company recognized such revenue within net sales in the accompanying consolidated statements of operations when performance obligations identified under the terms of contracts with its customers were satisfied, which occurred upon the transfer of control of the merchandise in accordance with the contractual terms and conditions of the sale. Shipping to customers was accounted for as a fulfillment activity and was recorded within other selling, general and administrative expenses.

Direct-to-Consumer Sales

The Company’s revenue associated with its e-commerce jewelry operations and the Longaberger Brand (prior to the restructuring of the Company’s business model and operations in the Prior Year) was recognized within net sales in the accompanying consolidated statements of operations at the point in time when product is shipped to the customer. Shipping to customers was accounted for as a fulfillment activity and was recorded within other selling, general and administrative expenses.

Advertising Costs

All costs associated with production for the Company’s advertising, marketing, and promotion are expensed during the periods when the activities take place. All other advertising costs, such as print and online media, are expensed when the advertisement occurs. The Company incurred approximately $0.7 million and $1.0 million in advertising and marketing costs for the Current Year and Prior Year, respectively, which are included within other selling, general and administrative expenses in the accompanying consolidated statements of operations.

Leases

The Company determines if an arrangement is a lease (as defined in ASC Topic 842, “Leases”) at the inception of the arrangement. The Company generally recognizes a right-of-use (“ROU”) asset, representing its right to use the underlying leased asset for the lease term, and a liability for its obligation to make future lease payments (the lease liability) at commencement date (the date on which the lessor makes the underlying asset available for use) based on the present value of lease payments over the lease term. The Company does not recognize ROU assets and lease liabilities for lease terms of 12 months or less, but recognizes such lease payments in operations on a straight-line basis over the lease terms.

As the Company’s leases typically do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

For real estate leases of office space, the Company accounts for the lease and non-lease components as a single lease component. Variable lease payments that do not depend on an index or rate (such as real estate taxes and building insurance and lessee’s shares thereof), if any, are excluded from lease payments at lease commencement date for initial measurement. Subsequent to initial measurement, these variable payments are recognized when the event determining the amount of variable consideration to be paid occurs.

Lease expense for operating lease payments is generally recognized on a straight-line basis over the lease term. The Company recognizes income from subleases (in which the Company is the sublessor) on a straight-line basis over the term of the sublease, as a reduction to lease expense.

See Note 9 for additional information related to the Company’s leases.

Stock-Based Compensation

The Company accounts for stock-based compensation by recognizing the fair value of stock-based compensation as an operating expense over the service period of the award or term of the corresponding contract, as applicable.

The fair value of stock options and warrants is estimated on the date of grant using the Black-Scholes option pricing model. The valuation determined by the Black-Scholes option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected life of the awards and the expected stock price volatility over the terms of the awards. The expected life is based on the estimated average life of options and warrants using the simplified method; the Company utilizes the simplified method to determine the expected life of the options and warrants due to insufficient exercise activity during recent years as a basis from which to estimate future exercise patterns. The risk-free rate is based on the U.S. Treasury rate for the expected term at the time of grant, volatility is based on the historical volatility of the Company’s common stock, and the expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Restricted stock awards and other stock awards are valued using the fair value of the Company’s stock at the date of grant, based on the quoted market price of the Company’s common shares on the NASDAQ Capital Market.

Non-employee awards are measured at the grant date fair value of the equity instruments to be issued, and the Company recognizes compensation cost for grants to non-employees on a straight-line basis over the period of the grant.

The Company accounts for forfeitures as a reduction of compensation cost in the period when such forfeitures occur.

For stock option awards for which vesting is contingent upon the achievement of certain performance targets, the timing and amount of compensation expense recognized is based upon the Company’s projections and estimates of the relevant performance metric(s) until the time the performance obligation is satisfied. Expense for such awards is recognized only to the extent that the achievement of the specified performance target(s) has been met or is considered probable.

See Note 7 for additional information related to stock-based compensation.

Income Taxes

Current income taxes are based on the respective period’s taxable income for federal and state income tax reporting purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates and laws that will be in effect for the year in which the differences are expected to reverse.

A valuation allowance is recognized when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence, including current and historical results of operations, future income projections, and the overall prospects of the Company’s business. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company applies the applicable FASB guidance on accounting for uncertainty in income taxes, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also addresses derecognition, classification, interest, and penalties related to uncertain tax positions. The Company has no unrecognized tax benefits as of December 31, 2024 and 2023. Interest and penalties related to uncertain tax positions, if any, are recorded in income tax expense. Tax years that remain open for assessment for federal and state tax purposes include the years ended December 31, 2020 through December 31, 2024.

The income tax effects of changes in tax laws are recognized in the period when enacted.

See Note 10 for additional information related to income taxes.

Fair Value

ASC Topic 820, “Fair Value Measurement,” defines fair value and establishes a framework for measuring fair value under U.S. GAAP. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of the Company’s assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, the carrying amounts approximate fair value due to the short-term maturities of these instruments. The carrying value of term loan debt approximates fair value due to the floating interest rate structure of the term loan agreement.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company limits its credit risk with respect to cash and cash equivalents by maintaining such balances with high quality financial institutions. At times, the Company’s cash and cash equivalents may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are not considered significant due to the collection history and due to the nature of the Company’s royalty revenues. Generally, the Company does not require collateral or other security to support accounts receivable.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings (loss) per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon the exercise of stock options and warrants using the treasury stock method. The difference between basic and diluted weighted-average common shares results from the assumption that all dilutive stock options and warrants outstanding were exercised into common stock if the effect is not anti-dilutive. See Note 8 for additional information related to earnings (loss) per share.

Segment Reporting Information

The Company has a single reportable segment, which generates revenue from the design and licensing of branded apparel, jewelry, and similar consumer products. The Company derives revenue in North America and manages its business activities on a consolidated basis.

The Company’s chief operating decision maker, as such term is defined under U.S. GAAP, is its Chief Executive Officer. The accounting policies of the Company’s single reportable segment are the same as those for the Company as a whole.

The chief operating decision maker assesses performance for the single reportable segment and decides how to allocate resources based on net income that also is reported on the income statement as consolidated net income. The chief operating decision maker analyzes and reviews business performance based on available sales data from key licensees and quarterly sales and royalty reports provided by its licensees in addition to assessing the overall operating results on a monthly basis. The measure of segment assets is reported on the balance sheet as total consolidated assets, and, as the Company has a single reportable segment, the Company’s resources are applicable to the business as a whole. The Company does not have intra-entity sales or transfers.

Recently Adopted Accounting Pronouncements

The Company adopted the provisions of Accounting Standards Update (“ASU”) No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” during the year ended December 31, 2024. This ASU requires additional disclosures regarding reportable segments and significant segment expenses, but does not change how an entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The adoption of this new guidance did not have a significant impact on the Company’s results of operations, cash flows, or financial condition.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This ASU requires disclosure of additional categories of information about federal, state, and foreign income taxes in the rate reconciliation table and requires entities to provide more details about the reconciling items in some categories if items meet a quantitative threshold. The ASU also requires entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state, and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. The guidance makes several other changes to the disclosure requirements. The ASU is required to be applied prospectively, with the option to apply it retrospectively, and is effective for fiscal years beginning after December 15, 2024. The Company does not anticipate that the adoption of this ASU will have a significant impact on its consolidated financial statements.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This ASU requires public business entities to disclose specified information about certain costs and expenses, including but not limited to purchases of inventory, employee compensation, depreciation, and intangible asset amortization, in a tabular format within the notes to their financial statements, as well as provide additional disclosures related to certain other specified expenses. The ASU may be applied on either a prospective or retrospective basis, and is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the ASU to determine its impact on the Company’s disclosures.

3.Investments in Unconsolidated Affiliates, Variable Interest Entities, and Divestitures

Investment in IM Topco, LLC

On May 31, 2022, Xcel sold 70% of the membership interests of IM Topco, LLC, a former subsidiary which holds the trademarks and other intellectual property rights relating to the Isaac Mizrahi Brand, to a subsidiary of WHP Global (“WHP”), a private equity-backed brand management and licensing company.

The Company accounts for its 30% retained interest in the ongoing operations of IM Topco as a component of other operating costs and expenses (income) under the equity method of accounting. Pursuant to the business venture agreement between the Company and WHP governing the operation of IM Topco, IM Topco’s net cash flow (as defined in the agreement) shall be distributed to the members during each fiscal year no less than once per fiscal quarter, as follows:

(i)	first, 100% to WHP, until WHP has received an aggregate amount during such fiscal year equal to $8,852,000 (subject to adjustment in certain circumstances as set forth in the agreement);
(ii)	second, 100% to Xcel, until Xcel has received an aggregate amount during such fiscal year equal to $1,316,200 (subject to adjustment in certain circumstances as set forth in the agreement); and
(iii)	thereafter, in proportion to the members’ respective ownership interests.

On April 12, 2024, the Company, WHP, and IM Topco entered into an amendment of the business venture agreement, such that on and after January 1, 2026, WHP shall receive 50% of the net cash flow which would otherwise be payable to Xcel, until WHP has received an aggregate amount of additional net cash flow equal to $1,000,000.

Based on these distribution provisions, the Company recognized an equity method loss related to its investment in IM Topco of $1.73 million and $2.06 million for the years ended December 31, 2024 and 2023, respectively. For cash flow earnings (i.e., net income before intangible asset amortization expense), management allocated the amounts based on the preferences outlined above. As such, Xcel recognized no cash-based earnings for all periods presented. For non-cash amortization expense, management allocated the amounts based on the relative ownership of each member (i.e., 70% WHP and 30% Xcel). The equity method loss for each period presented is equal to Xcel’s share of amortization expense.

Summarized financial information for IM Topco for the year ended December 31, 2023 is as follows. Comparable information for the year ended December 31, 2024 is not presented below as the Company’s investment in IM Topco was not considered significant to the Company as of and for the year ended December 31, 2024.

($ in thousands)
Revenues	$12,119
Gross profit	12,119
Loss from continuing operations	(1,036)
Net loss	(1,036)

In November 2023, the Company, WHP, and IM Topco entered into an amendment of the May 2022 membership purchase agreement, under which the parties agreed to waive a certain purchase price adjustment provision until the measurement period ending March 31, 2024 (see Note 9 for additional information). In exchange, Xcel agreed to make additional royalty payments to IM Topco totaling $0.45 million over the subsequent 11 months. As a result of this amendment, the Company recognized a $0.45 million increase to the carrying value basis of its equity method investment.

During the Current Year, the Company recognized $9.96 million of other non-cash charges related to IM Topco, comprised of the following:

●	a $4.21 million non-cash charge to recognize a contingent obligation related to certain contractual provisions contained within the amended membership purchase agreement between Xcel and WHP (see Note 9 for details), which is presented as “Contingent reduction in equity ownership of IM Topco, LLC” within Other operating costs and expenses (income) in the consolidated statements of operations, and

●	a $5.75 million other-than-temporary impairment of the Company’s investment in IM Topco, stemming from a decline in the fair value of the investment as a result of decreases in IM Topco’s revenues and cash flows (which is presented as part of “Loss from equity method investments” within Other operating costs and expenses (income) in the consolidated statements of operations).

The carrying value of the Company’s investment in IM Topco was $10.11 million and $17.59 million as of December 31, 2024 and 2023, respectively.

Investment in Orme Live, Inc.

In December 2023, the Company contributed $0.15 million of cash to ORME in exchange for a 30% equity ownership interest in ORME. The Company accounts for its interest in the operations of ORME as a component of other operating costs and expenses (income) under the equity method of accounting.

The Company’s proportional share of the operating results of ORME was a loss of approximately $0.15 million in the Current Year and was not material in the Prior Year. The carrying value of the Company’s investment in ORME was $0 and $0.15 million as of December 31, 2024 and 2023, respectively.

During the Current Year, the Company’s proportional ownership interest in ORME was reduced from 30% to 19% as the result of dilution arising from other parties making investments in ORME; however, by that point, the carrying value of the Company’s investment in ORME had already been reduced to $0.

Longaberger Licensing, LLC Variable Interest Entity

Since 2019, Xcel has been party to a limited liability company agreement with a subsidiary of Hilco Global related to Longaberger Licensing, LLC (“LL”). Hilco Global is the sole Class A Member of LL, and Xcel is the sole Class B Member of LL (each individually a “Member”). Each Member holds a 50% equity ownership interest in LL; however, based on an analysis of the contractual terms and rights contained in the agreements between the Members, the Company has previously determined that under the applicable accounting standards, LL is a variable interest entity and the Company has effective control over LL. Therefore, as the primary beneficiary, the Company has consolidated LL since 2019, and has recognized the assets, liabilities, revenues, and expenses of LL as part of its consolidated financial statements, along with a noncontrolling interest which represents Hilco Global’s 50% ownership share in LL.

Sale of Investment in Unconsolidated Affiliate

The Company previously held a limited partner ownership interest in an unconsolidated affiliate, which was entered into in 2016. This investment did not have a readily determinable fair value and in accordance with ASC 820-10-35-59, the investment was valued at cost, less impairment, plus or minus observable price changes of an identical or similar investment of the same issuer. This investment was included within other assets on the Company’s consolidated balance sheet at December 31, 2022, at a carrying value of $0.1 million. During the Prior Year, the Company sold its ownership interest in this entity, and recognized a gain of $0.36 million related to the sale within other operating costs and expenses (income) on the consolidated statement of operations.

Divestiture of the Lori Goldstein Brand

On June 21, 2024, the Company (through its wholly owned subsidiary, Gold Licensing, LLC) entered into an asset purchase agreement with Lori Goldstein and Lori Goldstein, Ltd (together the “LG Parties”), pursuant to which the Company agreed to sell, and the LG Parties agreed to purchase, substantially all of the assets of the Lori Goldstein Brand, including the “LOGO by Lori Goldstein” trademark and other intellectual property rights relating thereto. Also in conjunction with this transaction, key license agreements related to the Lori Goldstein Brand were assigned to and assumed by the LG Parties. This divestiture transaction closed on June 30, 2024.

As consideration for the sale of these assets, the parties agreed to the following:

●	The LG Parties waived their rights with respect to certain contingent consideration amounts that had been previously earned by the LG Parties (under the terms of the April 1, 2021 purchase of the assets by Xcel), and terminated their rights to any future earn-out payments.

●	The Company retained the right to all royalties and fee income for net sales from licensees related to the Lori Goldstein Brand through the closing date.

●	The Company’s May 2, 2024 termination of the employment agreement and consulting agreement with the LG Parties was withdrawn. The Company paid the LG Parties a combined total of $25,000 as compensation for services rendered under the employment agreement and consulting agreement through June 30, 2024, and also reimbursed Ms. Goldstein for expenses incurred in the course of fulfilling her duties under the employment agreement through June 30, 2024.
●	The Company and the LG Parties entered into a mutual general release and waiver of outstanding legal disputes.

The total consideration received by the Company for this divestiture transaction was approximately $6.08 million, comprised of (i) the waiver of approximately $1.03 million of accrued earn-out payments earned by the LG Parties through June 30, 2024, plus (ii) the release of the remaining balance of approximately $5.05 million of contingent obligations recorded on the Company’s balance sheet. The remaining unamortized net book value of the Lori Goldstein intangible assets immediately prior to the sale was approximately $1.93 million, and the Company also incurred approximately $0.35 million of legal fees in connection with this transaction. Accordingly, the Company recorded a net non-cash gain on the divestiture of the Lori Goldstein Brand of approximately $3.80 million for the year ended December 31, 2024.

4.Trademarks and Other Intangibles

Trademarks and other intangibles, net consist of the following:

	Weighted
	Average	December 31, 2024
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	58,580	23,852	34,728
Copyrights and other intellectual property	8 years	429	398	31
Total		$59,009	$24,250	$34,759

	Weighted
	Average	December 31, 2023
	Amortization	Gross Carrying	Accumulated	Net Carrying
($ in thousands)	Period	Amount	Amortization	Amount
Trademarks (finite-lived)	15 years	68,880	27,431	41,449
Copyrights and other intellectual property	8 years	429	358	71
Total		$69,309	$27,789	$41,520

Amortization expense for intangible assets was approximately $4.83 million and $6.14 million for the Current Year and Prior Year, respectively.

Estimated future amortization expense related to finite-lived intangible assets over the remaining useful lives is as follows:

($ in thousands)	Amortization
Year Ending December 31,	Expense
2025	$3,531
2026	3,506
2027	3,503
2028	3,503
2029	3,503
Thereafter (through 2036)	17,213
Total	$34,759

5.Significant Contracts

Qurate Agreements

Through its wholly owned subsidiaries, the Company has entered into direct-to-retail license agreements with Qurate Retail Group (“Qurate”), collectively referred to as the Qurate Agreements (individually, each a “Qurate Agreement”), pursuant to which the Company designs, and Qurate sources and sells, various products under the C Wonder Brand, the CB Brand, the LB Brand, and the Longaberger Brand. The Company was also previously party to similar agreements with Qurate related to the IsaacMizrahiLIVE brand and the Judith Ripka brand, and the LOGO by Lori Goldstein brand. Qurate owns the rights to all designs produced under these agreements, and the agreements include the sale of products across various categories through Qurate’s television media (including QVC and HSN) and related internet sites.

Pursuant to these agreements, the Company has granted to Qurate and its affiliates the exclusive, worldwide right to promote the Company’s branded products, and the right to use and publish the related trademarks, service marks, copyrights, designs, logos, and other intellectual property rights owned, used, licensed and/or developed by the Company, for varying terms as set forth below. In connection with the Qurate Agreements and during the same periods, Qurate and its subsidiaries have the exclusive, worldwide right to use the names, likenesses, images, voices, and performances of the Company’s spokespersons to promote the respective products.

Agreement	Current Term Expiry	Automatic Renewal	Product Launch
C Wonder Qurate Agreement (HSN)	December 31, 2026	two-year period	March 2023
TowerHill by Christie Brinkley Qurate Agreement (HSN)	May 30, 2027	three-year period	May 2024
LB70 by Lloyd Boston Qurate Agreement (HSN)	December 31, 2025	two-year period	August 2024
Longaberger Qurate Agreement (QVC)	October 31, 2025	two-year period	November 2019

●	On June 30, 2024, in connection with the divestiture of the Lori Goldstein Brand (see Note 3), the agreement with Qurate related to the LOGO by Lori Goldstein brand was assigned to assumed by the counterparties to the divestiture transaction.
●	On August 30, 2022, Qurate and Xcel amended the licensing agreement for the Judith Ripka brand to terminate the license period effective December 31, 2021. Effective January 1, 2022, the agreement entered a sell-off period, under which Qurate was allowed to continue to license the Ripka Brand on a non-exclusive basis for as long as necessary to sell off any of its remaining inventory. The sell-off period ended in 2023.

●	On May 31, 2022, in connection with the sale of a majority interest in the Isaac Mizrahi Brand to WHP (see Note 3), the Qurate Agreement related to the IsaacMizrahiLIVE brand was assigned to IM Topco, LLC.

Under the Qurate Agreements, Qurate is obligated to make payments to the Company on a quarterly basis, based upon the net retail sales of the specified branded products. Net retail sales are defined as the aggregate amount of all revenue generated through the sale of the specified branded products by Qurate and its subsidiaries under the Qurate Agreements, net of customer returns, and excluding freight, shipping and handling charges, and sales, use, or other taxes.

The Qurate Agreements generally prohibit the Company from selling products under the specified respective brands to a direct competitor of Qurate without Qurate’s consent. Under certain of the Qurate Agreements, the Company may, with the permission of Qurate, sell the respective branded products via certain specified sales channels in exchange for making reverse royalty payments to Qurate based on the net retail sales of such products through such channels. However, the Company is generally restricted from selling products under the specified respective brands or trademarks to certain mass merchants.

Also, under certain of the Qurate Agreements, the Company may be required for a period of time to pay a royalty participation fee to Qurate on revenue earned from the sale, license, consignment, or any other form of distribution of any products, bearing, marketed in connection with, or otherwise associated with the specified trademarks and brands.

Net licensing revenue from Qurate totaled $3.7 million and $6.0 million for the Current Year and Prior Year, respectively, representing approximately 44% and 34% of the Company’s total net revenue, respectively. As of December 31, 2024 and 2023, the Company had receivables from Qurate of $0.40 million and $1.28 million, representing approximately 18% and 37% of the Company’s accounts receivable, respectively. The December 31, 2024 and 2023 Qurate receivables did not include any earned revenue accrued but not yet billed as of the respective balance sheet dates.

Halston Master License

On May 15, 2023, the Company, through its subsidiaries, H Halston, LLC and H Heritage Licensing, LLC (collectively, the “Licensor”), entered into a master license agreement relating to the Halston Brand (the “Halston Master License”) with G-III Apparel Group (“G-III”), an industry-leading wholesale apparel company, for men’s and women’s apparel, men’s and women’s fashion accessories, children’s apparel and accessories, home, airline amenity and amenity kits, and such other product categories as mutually agreed upon. The Halston Master License provided for an upfront cash payment and royalties payable to the Company, including certain guaranteed minimum royalties, includes significant annual minimum net sales requirements, and has a twenty-five-year term (consisting of an initial five-year period, followed by a twenty-year period), subject to G-III’s right to terminate with at least 120 days’ notice prior to the end of each five-year period during the term. G-III has an option to purchase the Halston Brand for $5.0 million at the end of the twenty-five-year term, which right may be accelerated under certain conditions associated with an uncured material breach of the Halston Master License in accordance with the terms of the Halston Master License. The Licensor granted G-III a security interest in the Halston trademarks to secure the Licensor’s obligations under the Halston Master License, including to honor the obligations under the purchase option.

As a result of the upfront cash payment and guaranteed minimum royalties discussed above, the Company has recognized $3.56 million and $4.44 million of deferred revenue contract liabilities on its consolidated balance sheet as of December 31, 2024 and 2023, respectively. As of December 31, 2023, approximately $0.89 million of the contract liability balance was classified as a current liability and approximately $3.55 million was classified as a long-term liability. As of December 31, 2024, approximately $0.89 million of the contract liability balance was classified as a current liability and approximately $2.67 million was classified as a long-term liability; the balance of the deferred revenue contract liabilities will be recognized ratably as revenue over the next 4.0 years.

Net licensing revenue recognized from the Halston Master License was $2.54 million and $1.60 million for the Current Year and Prior Year, respectively, representing approximately 31% and 9% of the Company’s total net revenue, respectively.

JTV / America’s Collectibles Network, Inc.

The Company has a license agreement with America’s Collectibles Network, Inc. (d/b/a JTV) (“JTV”) that obligates JTV to pay the Company royalties based on product sales of Judith Ripka Brand merchandise. In addition, the Company has outstanding receivables from prior product sales of fine jewelry made to JTV. As of December 31, 2024 and 2023, the Company had receivables from JTV of $1.06 million and $1.37 million, respectively, representing approximately 45% and 40% of the Company’s total net accounts receivable, respectively.

6.Debt

The Company’s net carrying amount of debt was comprised of the following:

	December 31,	December 31,
($ in thousands)	2024	2023
Term loan debt	$7,950	$5,000
Unamortized deferred finance costs and other reductions to carrying value	(1,381)	(279)
Total	6,569	4,721
Current portion of debt	—	750
Long-term debt	$6,569	$3,971

For the Current Year and Prior Year, the Company incurred interest expense of approximately $0.6 million and $0.1 million, respectively, related to term loan debt. The effective interest rate related to term loan debt was approximately 11.9% and 11.6% for the Current Year and Prior Year, respectively.

Previous Term Loan Debt (October 19, 2023 through December 11, 2024)

On October 19, 2023, H Halston IP, LLC (the “Borrower”), a wholly owned indirect subsidiary of Xcel Brands, Inc., entered into a term loan agreement with Israel Discount Bank of New York (“IDB”). Pursuant to this loan agreement, IDB made a term loan to the Company in the aggregate amount of $5.0 million. The proceeds of this term loan were used to pay fees, costs, and expenses incurred in connection with entering into the loan agreement, and may be used for working capital purposes. Such costs incurred in connection with the borrowing included a commitment fee paid to IDB, plus various legal and other fees. These fees and costs totaling $0.30 million were deferred on the Company’s balance sheet as a reduction of the carrying value of the term loan debt, and were being amortized to interest expense over the term of the debt using the effective interest method.

In connection with October 2023 loan agreement, the Borrower and H Licensing, LLC (“H Licensing”), a wholly owned subsidiary of Xcel, entered into a security agreement (the “Security Agreement”) in favor of IDB, and Xcel entered into a Membership Interest Pledge Agreement (the “Pledge Agreement”) in favor of IDB. Pursuant to the Security Agreement, the Borrower and H Licensing granted to IDB a security interest in substantially all of their respective assets, other than the trademarks owned by the Borrower and H Licensing, to secure the Borrower’s obligations under the October 2023 loan agreement. Pursuant to the Pledge Agreement, Xcel granted to IDB a security interest in its membership interests in H Licensing to secure the Borrower’s obligations under the October 2023 loan agreement.

The term loan was to mature on October 19, 2028. Principal on the term loan was payable in quarterly installments of $250,000 on each of January 2, April 1, July 1, and October 1 of each year, commencing on April 1, 2024. The Borrower had the right to prepay all or any portion of the term loan at any time without penalty.

Interest on the October 2023 term loan accrued at “Term SOFR” (as defined in the loan agreement as the forward-looking term rate based on secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to one month on the day that is two U.S. Government Securities Business Days prior to the first day of each calendar month) plus 4.25% per annum. Interest on the term loan was payable on the first day of each calendar month.

The October 2023 term loan agreement contained customary covenants, including reporting requirements, trademark preservation, and certain financial covenants including annual guaranteed minimum royalty ratio, annual fixed charge coverage ratio, and minimum cash balance levels, all as specified and defined in the loan agreement. The Company was in compliance with all applicable covenants under the loan agreement as of and for all periods presented in the financial statements.

In addition, on October 19, 2023, the Borrower also entered into a swap agreement with IDB, pursuant to which IDB agreed to pay the Borrower Term SOFR plus 4.25% per annum on the notional amount of the swap in exchange for the Borrower paying IDB 9.46% per annum on such notional amount. The term and declining notional amount of the swap agreement was aligned with the amortization of the October 2023 term loan principal amount.

New Term Loan Debt

On December 12, 2024, the Company and certain of its subsidiaries entered into a new loan and security agreement with FEAC Agent, LLC, as administrative agent and collateral agent, FEF Distributors, LLC, as lead arranger, and Restore Capital, LLC, as agent for certain lenders, pursuant to which the lenders made term loans to the Company and agreed to make additional term loans to the Company upon the satisfaction of a condition precedent described in the loan agreement. The term loans under the loan agreement are as follows: (1) a term loan in the amount of $3.95 million (“Term Loan A”) was made on the closing date, (2) a term loan in the amount of $4.0 million (“Term Loan B”) was made on the closing date, and (3) a term loan in the amount of $2.05 million (“Delayed Draw Term Loan”; Term Loan A, Term Loan B and Delayed Draw Term Loan are referred to as “Term Loans”) which will be made upon the satisfaction of a condition precedent described in the loan agreement. The proceeds from Term Loan A and Term Loan B were used to repay the remaining balance of the Company’s October 2023 term loan with IDB, as well as to pay fees, costs, and expenses incurred in connection with entering into the new loan agreement, and the balance may be used for working capital purposes. The proceeds from the Delayed Draw Term Loan will be deposited in a bank account to satisfy a liquidity covenant in the loan agreement.

Principal amounts on Term Loans are payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due at the maturity date of December 12, 2028.

The aggregate future principal payments under the Term Loans are as follows:

Amount of
($ in thousands)	Principal
Year Ending December 31,	Payment
2025	$—
2026	1,000
2027	1,000
2028	8,000
Total	$10,000

Interest on Term Loans accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus (i) 8.5% for Term Loan A and Delayed Draw Term Loan and (ii) 13.5% for Term Loan B. Interest on amounts outstanding under the Term Loans accrues daily and is payable at the end of each calendar month.

In connection with entering into the Terms Loans, the Company incurred loan origination fees, plus various legal and other fees. These fees and costs totaling $0.92 million were deferred on the Company’s balance sheet as a reduction of the carrying value of the term loan debt.

Also in connection with entering into the Terms Loans, the Company issued warrants to the lenders to purchase an aggregate of 145,664 shares of the Company’s common stock. These warrants have an exercise price of $6.32 per share, are immediately exercisable, and expire on December 12, 2034. In accordance with applicable GAAP, the Company allocated the value of the total proceeds of $10.0 million between the term loan debt and the warrants, based on the relative fair values of each. The fair value of the term loan debt was determined using a net present value calculation, while the fair value of the warrants was determined using a Black-Scholes option pricing model. As a result, the Company recognized a $0.48 million increase to stockholders’ equity as additional paid-in capital for the allocated fair value of the warrants, and an offsetting decrease to the net carrying value of the term loan debt.

These reductions to the carrying value of the term loan debt totaling $1.40 million are being amortized to interest expense over the term of the debt using the effective interest method.

The loan agreement also requires that the Company pay an exit fee of $175,000 for the ratable benefit of the Term Loan A lenders and an exit fee of $375,000 for the ratable benefit of the Term Loan B lenders upon the maturity or full payment of the Term Loans. The Company is accruing the cost of these exit fees over the term of the related debt.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the asset of the Company and such subsidiaries. The loan agreement contains various customary financial covenants and reporting requirements, as specified and defined in the loan agreement. The Company was in compliance with all applicable covenants under the loan agreement as of and for all periods presented in the financial statements.

As a result of the debt refinancing transaction on December 12, 2024 as described above, the Company recognized a loss on extinguishment of debt of approximately $0.3 million (primarily comprised of the write-off of $0.2 million of remaining unamortized deferred finance costs related to the October 2023 IDB term loan debt, and $0.1 million paid to exit the interest rate swap agreement with IDB) during the Current Year.

The Company subsequently refinanced its term loan debt again in April 2025; see Note 12 for additional information.

7.Stockholders’ Equity

The Company has authority to issue up to 51,000,000 shares, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Public Offering and Private Placement Transactions

On March 15, 2024, the Company entered into an underwriting agreement with Craig-Hallum Capital Group LLC (the “Representative”), as the representative of the underwriters, relating to a firm commitment underwritten public offering (the “Offering”) of 328,427 shares of the Company’s common stock at a price to the public of $6.50 per share.

The closing of the Offering occurred on March 19, 2024. The net proceeds to the Company from the sale of the shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, were approximately $1.7 million.

Upon closing of the Offering, the Company issued the Representative certain warrants to purchase up to 18,293 shares of common stock (the “Representative’s Warrants”) as compensation, which amount was offset against the proceeds received. The Representative’s Warrants became exercisable on September 15, 2024 (180 days after the closing), and have an exercise price of $8.13.

In connection with the Offering, on March 14, 2024, the Company entered into subscription agreements with each of Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; an affiliate of Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company to purchase 13,258, 13,258, and 2,946 shares, respectively (collectively, the “Private Placement Shares”), at a price of $9.80 per Private Placement Share. The total number of Private Placement Shares purchased was 29,462. Net proceeds after payment of agent fees to the Representative were approximately $0.3 million. The purchase of the Private Placement Shares closed concurrently with the Offering.

The aggregate number of shares of common stock issued from the Offering and the Private Placement was 357,889 shares and the total net proceeds received was approximately $1.9 million.

Equity Incentive Plans

The Company’s 2021 Equity Incentive Plan (the “2021 Plan”) is designed and utilized to enable the Company to provide its employees, officers, directors, consultants, and others whose past, present, and/or potential contributions to the Company have been, are, or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. A total of 400,000 shares of common stock are eligible for issuance under the 2021 Plan. The 2021 Plan provides for the grant of any or all of the following types of awards: stock options (incentive or non-qualified), restricted stock, restricted stock units, performance awards, or cash awards. The 2021 Plan is administered by the Company’s Board of Directors, or, at the Board’s discretion, a committee of the Board.

In addition, stock-based awards (including options, warrants, and restricted stock) previously granted under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) remain outstanding and shares of common stock may be issued to satisfy options or warrants previously granted under the 2011 Plan, although no new awards may be granted under the 2011 Plan.

Stock-Based Compensation

Total expense recognized for all forms of stock-based compensation was approximately $0.47 million and $0.22 million in the Current Year and Prior Year, respectively.

Of the Current Year expense amount, approximately $0.23 million related to employees and approximately $0.24 million related to directors and consultants; all of this expense was recorded as a direct operating cost in the accompanying statement of operations. Of the Prior Year expense amount, approximately $0.02 million related to employees and approximately $0.20 million related to directors and consultants; all of this expense was recorded as a direct operating cost in the accompanying statement of operations.

Stock Options

Options granted under the Company’s equity incentive plans expire at various times – generally either five or ten years from the date of grant, depending on the particular grant.

A summary of the Company’s stock option activity for the Current Year is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Options	Price	(in Years)	Value
Outstanding at January 1, 2024	514,854	$20.27	4.26	$—
Granted	10,000	8.50
Exercised	—	—
Expired/Forfeited	(52,462)	29.35
Outstanding at December 31, 2024, and expected to vest	472,392	$19.01	3.65	$—
Exercisable at December 31, 2024	97,392	$27.22	1.26	$—

Current Year stock option grants were as follows:

On April 3, 2024, the Company granted options to purchase an aggregate of 10,000 shares of common stock to non-management directors. The exercise price of the options is $8.50 per share, and 50% of the options vest on each of April 3, 2025 and April 3, 2026.

Prior Year stock option grants were as follows:

In April 2023, the Company granted options to purchase an aggregate of 10,000 shares of common stock to a key individual. The exercise price of the options is $15.00 per share, and the vesting of such options is dependent upon the achievement of certain revenue targets. None of these options were vested as of December 31, 2023.

On August 23, 2023, the Company granted options to purchase an aggregate of 10,000 shares of common stock to non-management directors. The exercise price of the options is $15.10 per share; 50% of the options vested on April 1, 2024 and the remaining 50% vests April 1, 2025.

The fair values of the options granted were estimated at the respective dates of grant using the Black-Scholes option pricing model with the following range of assumptions:

	Year Ended December 31,
	2024	2023
Expected Volatility	78%	89 – 90%
Expected Dividend Yield	—%	—%
Expected Life (Term, in years)	3.25	2.75 – 10
Risk-Free Interest Rate	4.46%	4.0 – 4.7%

Compensation expense related to stock options for the Current Year and Prior Year was approximately $0.08 million and $0.09 million, respectively. Total unrecognized compensation expense related to unvested stock options (excluding stock options with performance-

based vesting) at December 31, 2024 amounts to approximately $0.04 million and is expected to be recognized over a weighted average period of 0.94 years.

Of the total stock options outstanding at December 31, 2024, the vesting of 350,000 options is contingent upon the Company’s common stock achieving certain target prices as follows:

Target Prices	Number of Options Vesting
$30.00	100,000
$50.00	85,000
$70.00	70,000
$90.00	55,000
$110.00	40,000

As of December 31, 2024, none of these 350,000 performance-based stock options have vested, and no compensation expense has been recorded related to such options.

The following table summarizes the Company’s stock option activity for non-vested options for the Current Year:

		Weighted
		Average
	Number of	Grant Date
	Options	Fair Value
Balance at January 1, 2024	375,000	$0.37
Granted	10,000	4.72
Vested	(10,000)	9.02
Forfeited or Canceled	—	—
Balance at December 31, 2024	375,000	$0.24

Stock Awards

A summary of the Company’s restricted stock activity for the Current Year is as follows:

		Weighted
	Number of	Average
	Restricted	Grant Date
	Shares	Fair Value
Outstanding at January 1, 2024	33,333	$36.81
Granted	30,770	8.45
Vested	(28,770)	8.94
Expired/Forfeited	—	—
Outstanding at December 31, 2024	35,333	$34.80

Current Year stock award grants were as follows:

On January 12, 2024, the Company issued 7,800 shares of common stock to a consultant, which vested immediately.

On April 3, 2024, the Company issued an aggregate of 4,000 shares of common stock to non-management directors, of which 50% vests on each of April 3, 2025 and April 3, 2026.

On July 30, 2024, the Company entered into amendments to the employment agreements dated February 27, 2019 with each of Robert W. D’Loren, its Chairman of the Board, Chief Executive Officer and President, and Seth Burroughs, its Executive Vice President of Business Development. Pursuant to each amendment, the Company agreed with the respective executive officer that commencing July 16, 2024 and ending December 31, 2025, the executive officer shall accept and the Company shall pay for each month 40% of such executive officer’s pro rata portion of Base Salary (as defined in the respective employment agreement) for each such month through the issuance of shares of the Company’s common stock. The shares of common stock are issued on the last day of each month, and the number of shares issuable for a month to Mr. D’Loren and Mr. Burroughs is determined by dividing 40% of executive officer’s pro-rated Base Salary for such month by the closing sale price of the Company’s common stock on the last trading day of such month. Each of Mr. D’Loren and Mr. Burroughs are permitted to pay the withholding tax through the exchange of a portion of the shares. As a result of these amendments, the Company issued an aggregate of 17,502 shares of common stock (net of shares exchanged for withholding taxes) to executives for the Current Year.

On August 2, 2024, the Company issued 1,468 shares of common stock to a member of management, which vested immediately.

Prior Year stock award grants were as follows:

On January 1, 2023, the Company issued 833 shares of common stock to a consultant, which vested immediately.

On April 17, 2023, the Company issued 833 shares of common stock to a consultant, which vested immediately.

On May 15, 2023, the Company issued 5,000 shares of common stock to a consultant, which vested immediately.

On July 20, 2023, the Company issued 730 shares of common stock to an employee, which vested immediately.

On August 23, 2023, the Company issued an aggregate of 4,000 shares of common stock to non-management directors, of which 50% vests on each of April 1, 2024 and April 1, 2025.

Notwithstanding the foregoing, each grantee may extend the first anniversary of all or a portion of the restricted stock by six months and, thereafter one or more times may further extend such date with respect to all or a portion of the restricted stock until the next following date exactly six months thereafter, by providing written notice of such election to extend such date with respect to all or a portion of the restricted stock prior to such date.

Total compensation expense related to stock awards for the Current Year and Prior Year (inclusive of the amounts detailed above) was approximately $0.39 million and $0.12 million, respectively. Total unrecognized compensation expense related to unvested restricted stock grants at December 31, 2024 amounts to $0.03 million and is expected to be recognized over a weighted average period of 0.95 years.

The following table provides information with respect to restricted stock purchased and retired by the Company during the Current Year:

			Number of
			Shares
			Purchased as
			Part of
	Total Number	Actual	Publicly	Fair value of
	of Shares	Price Paid	Announced	Re-Purchased
Date	Purchased	per Share	Plan	Shares
July 31, 2024 (i)	1,344	$7.20	—	$9,680
August 31, 2024 (i)	2,760	7.03	—	19,411
September 30, 2024 (i)	2,594	7.48	—	19,411
October 31, 2024(i)	2,458	7.89	—	19,411
November 31, 2024 (i)	2,824	6.87	—	19,411
December 31, 2024 (i)	3,768	5.15	—	19,411
Total 2024	15,748	$6.78	—	$106,735
(i)	The shares were exchanged from employees in connection with the income tax withholding obligations on behalf of such employees from the receipt of stock awards. The 2011 Plan and 2021 Plan allow for award holders to surrender vested shares to cover withholding tax liabilities.

The Company did not repurchase any shares of common stock during the year ended December 31, 2023.

Restricted Stock Units

There were no restricted stock units outstanding as of December 31, 2024 and 2023, and no restricted stock units have been issued since the inception of the 2021 Plan.

Shares Reserved for Issuance

At December 31, 2024, there were 1,016,306 shares of common stock reserved for issuance, including 423,392 shares reserved pursuant to unexercised stock options previously granted under the 2011 Plan, 49,000 shares reserved pursuant to unexercised stock options granted under the 2021 Plan, and 279,957 shares available for issuance (future award grants) under the 2021 Plan. Also included in the aforementioned total shares reserved for issuance were 263,957 shares reserved pursuant to unexercised warrants issued through various corporate transactions, as described further below.

Warrants

Warrants granted by the Company expire at various times – generally either five or ten years from the date of grant, depending on the particular grant.

A summary of the Company’s warrant activity for the Current Year is as follows:

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Life	Intrinsic
	Warrants	Price	(in Years)	Value
Outstanding and exercisable at January 1, 2024	111,606	$16.71	8.46	$—
Issued	163,957	6.52
Exercised	—	—
Expired/Forfeited	(11,606)	31.46
Outstanding at December 31, 2024	263,957	$9.73	8.96	$—
Exercisable at December 31, 2024	163,957	$6.52	9.31	$—

Warrants issued during the Current Year include (i) warrants to purchase up to 18,293 shares of common stock issued in connection with the March 19, 2024 Offering (see “Public Offering and Private Placement Transactions” above) and (ii) warrants to purchase up to 145,664 shares of common stock issued in connection with the December 12, 2024 debt refinancing transaction (see Note 6). There was no compensation expense recognized during the Current Year related to these warrants.

In the Prior Year, in connection with the entrance into the Halston Master License (see Note 5), the Company issued to G-III a ten-year warrant to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $15.00 per share, which vests based upon certain annual royalty targets being satisfied under the license agreement. The fair value of this warrant is being recognized as a reduction of revenue over the term of the related license agreement, with an offsetting increase to stockholders’ equity as additional paid-in capital. The amount of contra-revenue recorded related to this warrant during the Current Year and Prior Year was approximately $0.04 million and $0.03 million, respectively. As of December 31, 2024, no portion of this warrant had vested.

Dividends

The Company has not paid any dividends to date.

8.Earnings (Loss) Per Share

The following table is a reconciliation of the numerator and denominator of the basic and diluted net loss per share computations for the years ended December 31, 2024 and 2023:

	Year Ended
	December 31,
	2024	2023
Numerator:
Net loss attributable to Xcel Brands, Inc. stockholders (in thousands)	$(22,395)	$(21,052)

Denominator:
Basic weighted average number of shares outstanding	2,275,332	1,971,072
Add: Effect of warrants	—	—
Add: Effect of stock options	—	—
Diluted weighted average number of shares outstanding	2,275,332	1,971,072

Basic net income (loss) per share	$(9.84)	$(10.68)
Diluted net income (loss) per share	$(9.84)	$(10.68)

As a result of the net loss presented for the Current Year and Prior Year, the Company calculated diluted loss per share using basic weighted-average shares outstanding for both years, as utilizing diluted shares would be anti-dilutive to loss per share.

The computation of basic and diluted loss per share excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	Year Ended
	December 31,
	2024	2023
Stock options	472,392	514,854
Warrants	263,957	111,606
Total	736,349	626,460

9.Commitments and Contingencies

Leases

The Company is party to operating leases for real estate, and for certain equipment and storage space with a term of 12 months or less. The Company is currently not a party to any finance leases. As of December 31, 2024, the Company’s real estate leases have a weighted-average remaining lease term of approximately 4.68 years, and the lease liabilities are measured using a weighted-average discount rate of 7.85%.

1333 Broadway Lease

The Company has an operating lease for approximately 29,600 square feet of office space at 1333 Broadway, 10th floor, New York, New York, which commenced on March 1, 2016 and expires on October 30, 2027. The average annual fixed rent over the term of this lease is approximately $1.3 million per year, and the lease requires the Company to pay additional rents related to increases in certain taxes and other costs on the property.

On January 26, 2024, the Company (as sublessor) entered into an agreement for the sublease of the offices located at 1333 Broadway to a third-party subtenant through October 30, 2027. The average annual fixed rent over the term of the sublease is approximately $0.8 million per year. As a result of entering into the sublease, the Company recognized non-cash impairment charges of approximately $3.1 million during the Current Year related to the right-of-use asset. Also in connection with entering into the sublease, the Company recognized a non-cash impairment charge of approximately $0.4 million during the Current Year related to leasehold improvement assets at this location.

As of December 31, 2024, this lease had a remaining lease term of approximately 2.83 years.

550 Seventh Avenue Lease

Effective February 29, 2024, the Company entered into an operating lease for new corporate offices located at 550 Seventh Avenue, 11th floor, New York, New York. This lease commenced in April 2024 and expires in April 2031. The average annual lease cost over the term of this lease is approximately $0.5 million per year.

Upon commencement of the lease during the Current Year, the Company recognized a right-of-use asset and corresponding lease liability related to this lease of approximately $2.6 million; the discount rate used for the measurement of this right-of-use asset and lease liability was based on the Company’s incremental borrowing rate of 9.60%.

As of December 31, 2024, this lease had a remaining minimum lease term of approximately 7.33 years.

Westchester Lease

The Company previously leased approximately 1,300 square feet of retail space for its former retail store location in Westchester, New York, which was closed in 2022. In the Prior Year, the Company successfully negotiated a settlement with the lessor resulting in the termination of this lease, and recognized a gain related to the settlement of $0.4 million within other operating costs and expenses (income) in the consolidated statement of operations.

Summary Lease Information

For the years ended December 31, 2024 and 2023, total lease expense included in selling, general and administrative expenses on the Company’s consolidated statements of operations was approximately $0.9 million and $1.6 million, respectively, and was comprised of the following:

($ in thousands)	2024	2023
Operating lease cost	$1,205	$1,337
Short-term lease cost	98	62
Variable lease cost	247	233
Sublease income	(671)	—
Total lease cost	$879	$1,632

Cash paid for amounts included in the measurement of operating lease liabilities was $1.6 million in each of the Current Year and Prior Year. Cash received from subleasing in the Current Year was $0.5 million.

As of December 31, 2024, the maturities of lease liabilities were as follows:

Amount
Year	(in thousands)
2025	$1,926
2026	2,060
2027	1,841
2028	570
2029	585
Thereafter	1,420
Total lease payments	8,402
Less: Discount	1,592
Present value of lease liabilities	6,810
Current portion of lease liabilities	1,513
Non-current portion of lease liabilities	$5,297

Employment Agreements

The Company has employment contracts with certain executives. The total future minimum payments due under these contracts for the remainder of their current terms is $2.14 million, which will be paid during the year ending December 31, 2025.

In addition, the Company’s employment contracts with certain executives contain performance-based bonus provisions, which include bonuses based on the Company achieving revenues in excess of established targets and/or on operating results.

Certain of the employment agreements contain severance and/or change in control provisions. Aggregate potential severance compensation amounted to approximately $2.84 million as of December 31, 2024.

Contingent Obligation – Lori Goldstein Earn-Out

In connection with the April 1, 2021 purchase of the Lori Goldstein trademarks, the Company had agreed to pay the seller additional cash consideration (the “Lori Goldstein Earn-Out”) of up to $12.5 million, based on royalties earned during the six calendar year period commencing in 2021. The Lori Goldstein Earn-Out was initially recorded as a liability of $6.6 million, based on the difference between the fair value of the acquired assets of the Lori Goldstein brand and the total consideration paid, in accordance with the guidance in ASC Subtopic 805-50.

As of December 31, 2022, based on the performance of the Lori Goldstein brand to date, approximately $0.2 million of additional consideration was earned by the seller, and this $0.2 million of additional consideration was paid to the seller during 2023. Based on the performance of the Lori Goldstein brand through December 31, 2023, approximately $1.0 million of incremental additional consideration was earned by the seller, which would have been paid out in 2024.

During the year ended December 31, 2024 the Company paid approximately $0.3 million of the $1.0 million earned. As a result of the June 30, 2024 divestiture of the Lori Goldstein brand (as described in Note 3), the seller waived their rights with respect to the Lori Goldstein Earn-Out amounts that had been previously earned and had not yet been paid, and terminated their rights to any future payments under the Lori Goldstein Earn-Out. As a result, the Company de-recognized approximately $1.03 million of accrued Lori Goldstein Earn-Out payments and the remaining balance of approximately $5.05 million of contingent obligations recorded on the Company’s balance sheet. As of December 31, 2024, there are no liability amounts remaining on the Company’s consolidated balance sheet related to the Lori Goldstein Earn-Out.

Contingent Obligation – Isaac Mizrahi Transaction

In connection with the May 31, 2022 transaction related to the sale of a majority interest in the Isaac Mizrahi Brand, the Company agreed with WHP that, in the event that IM Topco receives less than $13.3 million in aggregate royalties for any four consecutive calendar quarters over a three-year period ending on May 31, 2025, WHP would be entitled to receive from Xcel up to $16 million, less all amounts of net cash flow distributed to WHP on an accumulated basis, as an adjustment to the purchase price previously paid by WHP. Such amount would be payable by the Company in either cash or equity interests in IM Topco held by the Company.

In November 2023, this agreement was amended such that the purchase price adjustment provision was waived until the measurement period ending March 31, 2024.

On April 12, 2024, this agreement was further amended such that the purchase price adjustment provision within the membership purchase agreement was waived until the measurement period ending September 30, 2025. This amendment also provided that if (i) IM Topco royalties are less than $13.5 million for the twelve-month period ending March 31, 2025 or (ii) IM Topco royalties are less than $18.0 million for the year ending December 31, 2025 or (iii) Xcel fails to make certain payments to IM Topco under the terms of the license agreement between Xcel and IM Topco (see Note 11) on or before January 30, 2025, then Xcel shall transfer equity interests in IM Topco to WHP equal to 12.5% of the total outstanding equity interests of IM Topco, such that Xcel’s ownership interest in IM Topco would decrease from 30% to 17.5%, and WHP’s ownership interest in IM Topco would increase from 70% to 82.5%.

Prior to the Current Year, no amount was recorded on the Company’s consolidated balance sheets related to this contingent obligation.

During the Current Year, management concluded that, based on current trends in and projections of IM Topco’s royalty revenues as well as the Company’s decision to not make the remaining royalty payments to IM Topco, it was virtually certain that the Company would be required to make such transfer of equity interests to WHP in 2025. As such, the Company estimated and recorded a contingent obligation of $4.21 million in the accompanying consolidated balance sheets, and recognized a corresponding non-cash charge in the consolidated statements of operations for the Current Year.

Legal Proceedings

From time to time, the Company becomes involved in legal claims and litigation in the ordinary course of business. The Company routinely assesses all its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

In the opinion of management, based on consultations with legal counsel, the disposition of litigation pending against the Company as of December 31, 2024 is unlikely to have, individually or in the aggregate, a materially adverse effect on the Company’s business, financial position, results of operations, or cash flows.

10.Income Taxes

The provision for income taxes in the consolidated statements of operations consists of the following:

	Years Ended December 31,
($ in thousands)	2024	2023
Current:
Federal	$21	$22
State and local	199	83
Total current	220	105

Deferred:
Federal	—	727
State and local	—	380
Total deferred	—	1,107

Total provision	$220	$1,212

The reconciliation of the federal statutory income tax rate to the Company’s effective tax rate reflected in the income tax provision shown in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2024	2023
U.S. statutory federal rate	21.00%	21.00%
State and local rate, net of federal tax benefit	7.34	6.36
Stock compensation	(0.02)	(0.14)
Excess compensation deduction		(0.27)
Federal true-ups	(0.61)	0.18
Life insurance	(0.10)	(0.12)
Change in valuation allowance	(28.60)	(33.16)
Income tax provision	(0.99)%	(6.15)%

The significant components of net deferred tax assets (liabilities) of the Company consist of the following:

	December 31,
($ in thousands)	2024	2023
Deferred tax assets
Federal, state and local net operating loss carryforwards	$12,847	$8,127
Stock-based compensation	594	712
Accrued compensation and other accrued expenses	958	451
Allowance for doubtful accounts	—	231
Basis difference arising from discounted note payable	—	11
Charitable contribution carryover	1	1
Property and equipment	273	169
Interest expense	176	31
Total deferred tax assets	14,849	9,733
Valuation allowance	(12,881)	(6,537)
Total deferred tax assets, net of valuation allowance	1,968	3,196

Deferred tax liabilities
Basis difference arising from intangible assets of acquisition	(1,968)	(3,196)
Total deferred tax liabilities	(1,968)	(3,196)

Net deferred tax assets	$—	$—

As of December 31, 2024 and 2023, the Company had approximately $44.4 million and $28.6 million, respectively, of federal net operating loss carryforwards (“NOLs”) available to offset future taxable income. The NOL as of December 31, 2017 of $0.3 million has an expiration period through 2037. The NOLs generated during tax years beginning after December 31, 2017 of $44.1 million have an indefinite life and do not expire.

As of December 31, 2024 and 2023, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its consolidated financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its consolidated financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

11.Related Party Transactions

IM Topco, LLC

As described in Note 3, the Company holds a noncontrolling interest in IM Topco, which is accounted for under the equity method of accounting.

Services Agreement

On May 31, 2022, the Company entered into a services agreement with IM Topco, pursuant to which the Company provides certain design and support services (including assistance with the operations of the interactive television business and related talent support) to IM Topco in exchange for payments of $300,000 per year.

In November 2023, the services agreement was amended such that the Company agreed to provide IM Topco with a $600,000 reduction of future service fees over the next eighteen months, beginning on July 1, 2023.

In April 2024, the services agreement was further amended to set the service fees at $150,000 per year beginning with the fiscal year ending December 31, 2024. In addition, under the April 2024 amendment, IM Topco is required to prepay the service fees for the year ending December 31, 2025; as of December 31, 2024, IM Topco has prepaid $62,500 of such service fees.

The Company recognized service fee income related to this agreement of $150,000 for each of the years ended December 31, 2024 and 2023.

License Agreement

On May 31, 2022, the Company entered into a license agreement with IM Topco, pursuant to which IM Topco granted the Company a license to use certain Isaac Mizrahi trademarks on and in connection with the design, manufacture, distribution, sale, and promotion of women’s sportswear products in the United States and Canada during the term of the agreement, in exchange for the payment of royalties in connection therewith. The initial term of this agreement was set to end on December 31, 2026, and provided guaranteed minimum royalties to IM Topco of $400,000 per year.

Effective December 16, 2022, the license agreement between IM Topco and Xcel was terminated in favor of a new similar license agreement between IM Topco and an unrelated third party. However, as part of the termination of the May 31, 2022 license agreement, Xcel provided a guarantee to IM Topco for the payment of any difference between (i) the royalties received by IM Topco from the unrelated third party under the new agreement and (ii) the amount of guaranteed royalties that IM Topco would have received from Xcel under the May 31, 2022 agreement. For the year ended December 31, 2023, the estimated amount of such shortfall was approximately $325,000, which the Company recognized as royalty expense in the consolidated statements of operations.

In November 2023, the Company, WHP, and IM Topco entered into an amendment of the May 2022 membership purchase agreement, under Xcel agreed to make additional royalty payments to IM Topco totaling $450,000 the following 11 months. As a result of this amendment, the Company recognized a $450,000 increase to the carrying value basis of its equity method investment in IM Topco and a corresponding increase in current liabilities. The Company paid $75,000 of the additional royalty payments to IM Topco during the year ended December 31, 2023, and paid $237,500 during the year ended December 31, 2024. As of December 31, 2024, the remaining payments due totaled $137,500, and are reflected with accounts payable, accrued expenses and other current liabilities in the consolidated balance sheet. As of the date of this Annual Report on Form 10-K, this amount has not been paid to IM Topco.

Public Offering and Private Placement Transactions

In connection with the Offering of 328,427 shares of the Company’s common stock at a price to the public of $6.50 per share which was consummated on March 19, 2024 (see Note 7 for additional details), Robert W. D’Loren, Chairman and Chief Executive Officer of the Company; an affiliate of Mark DiSanto, a director of the Company; and Seth Burroughs, Executive Vice President of Business Development and Treasury of the Company, purchased 14,625, 14,625, and 3,250 shares, respectively, at $6.50 per share, the same price at which the shares were sold to other purchasers in the Offering.

Also in connection with the Offering, on March 14, 2024, the Company entered into subscription agreements with each of Mr. D’Loren, Mr. DiSanto, and Mr. Burroughs to purchase 13,258, 13,258, and 2,946 shares, respectively (collectively, the “Private Placement Shares”), at a price of $9.80 per Private Placement Share. The total number of Private Placement Shares purchased was 29,462. Net proceeds after payment of agent fees to the Representative were approximately $0.3 million. The purchase of the Private Placement Shares closed concurrently with the Offering.

Debt Refinancing

In connection with the December 2024 refinancing of the Company’s term loan debt (see Note 6 for additional details), IPX Capital, LLC (“IPX”), a company controlled by Mr. D’Loren, made a $250,000 advance to one of the Company’s subsidiaries, of which $200,000 was repaid to IPX upon the closing of the debt refinancing transaction. Additionally, IPX purchased a 12.5% undivided, last-out, subordinated participation interest in a portion of the new term loan debt for a purchase price of $500,000, and received a pro rata share of warrants received by the Term B Lenders to purchase shares of the Company’s common stock.

Guarantee

In October 2024, in connection with a required increase to a standby letter of credit associated with the Company’s real estate lease for offices located at 1333 Broadway (see Note 9), Mr. D’Loren provided a personal guarantee to the financial institution providing such letter of credit, in order to satisfy a portion of the associated collateral requirements for the letter of credit.

ORME

On December 4, 2023, the Company acquired a noncontrolling equity ownership interest in ORME, a short-form video and social commerce marketplace, for a purchase price of $150,000. ORME licenses the technology utilized by its marketplace from KonnectBio Inc., in which Robert W. D’Loren, the Company’s Chairman of the Board, Chief Executive Officer, and President, owns an approximate 20% noncontrolling interest.

12.Subsequent Events

IM Topco Equity Transfer Event

On January 31, 2025, in accordance with the terms of the amended membership purchase agreement between Xcel and WHP (see Note 9 for additional details), WHP became contractually entitled to receive from Xcel equity interests in IM Topco equal to 12.5% of the total outstanding equity interests of IM Topco. On April 15, 2025, such equity interests were transferred to WHP.

Shares Issued to Executives

On January 31, 2025, the Company issued an aggregate of 4,582 shares of common stock to executives, in accordance with the terms of the amended employment agreements with Mr. D’Loren and Mr. Burroughs (see Note 7 for details).

On February 28, 2025, the Company issued an aggregate of 6,854 shares of common stock to executives, in accordance with the terms of the amended employment agreements with Mr. D’Loren and Mr. Burroughs (see Note 7 for details).

On March 31, 2025, the Company issued an aggregate of 6,874 shares of common stock to executives, in accordance with the terms of the amended employment agreements with Mr. D’Loren and Mr. Burroughs (see Note 7 for details).

On April 30, 2025, the Company issued an aggregate of 8,917 shares of common stock to executives, in accordance with the terms of the amended employment agreements with Mr. D’Loren and Mr. Burroughs (see Note 7 for details).

Reverse Stock Split

At a special meeting of the Company’s stockholders on March 12, 2025, the stockholders approved a proposal granting the Company’s Board of Directors the discretion to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio in the range of 1-for-2 to 1-for-10, with such ratio to be determined by the Chairman of the Company’s Board of Directors. Following the special meeting, the Chairman of the Company’s Board of Directors approved a final split ratio of 1-for-10 (the “Reverse Stock Split”).

Subsequently, the Company filed with the Delaware Secretary of State a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, which became effective at 5:00 p.m. on March 24, 2025, to effect such Reverse Stock Split. As a result of the Reverse Stock Split, every ten (10) shares (the “Reverse Stock Split Number”) of issued and outstanding Common Stock was automatically combined into one (1) issued and outstanding share of common stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would have been entitled to receive fractional shares were entitled to receive a cash payment (without interest and subject to applicable withholding taxes) in lieu of such fractional shares equal to the fraction of a share of common stock to which such stockholder would otherwise be entitled multiplied by (i) the closing price per share of the common stock on the Nasdaq Capital Market at the close of business on the trading day preceding the date of the Certificate of Amendment, multiplied by (ii) the Reverse Stock Split Number. The aggregate number of fractional shares resulting from the Reverse Stock Split was 1,120 shares of common stock (or 112 shares on a pre-Reverse Stock Split basis); the aggregate cash payments made to stockholders in lieu of fractional shares was less than $1,000. Immediately prior to the Reverse Stock Split there were 23,796,200 shares of common stock outstanding; immediately following the Reverse Stock Split there were 2,379,508 shares of common stock outstanding.

The shares of common stock underlying the Company’s outstanding stock options and warrants were also proportionately adjusted along with corresponding adjustments to their exercise prices.

All share and per share amounts presented in these consolidated financial statements and accompanying notes, including but not limited to shares issued and outstanding, earnings/(loss) per share, and warrants and options, as well as the dollar amounts of common stock and paid-in capital, have been retroactively adjusted for all periods presented in order to reflect this change in capital structure.

April 2025 Debt Refinancing

On April 21, 2025, the Company and its lenders and FEAC Agent, LLC entered into an amendment of the December 12, 2024 loan and security agreement, which provided for $1.5 million repayment of the $3.95 million Term Loan A and an additional Term Loan B in the amount of $5.12 million. The term loans outstanding after giving effect to the April 21, 2025 amendment and the application of the proceeds of the additional Term Loan B are as follows: (1) Term Loan A in the amount of $2.45 million, (2) Term Loan B in the amount of $9.12 million, and (3) Delayed Draw Term Loan in the amount of $2.05 million. The proceeds from the additional Term Loan B were used to repay a portion of Term Loan A, as well as to pay fees, costs, and expenses incurred in connection with entering into the April 21, 2025 amendment, and the balance will be used for working capital purposes.

Within 30 days after April 21, 2025, the outstanding principal amount of the Term Loan A shall be repaid, on a pro rata basis in an aggregate amount equal to $500,000. Principal on the Term Loan A is payable on a pro rata basis in quarterly installments of $250,000 on each of March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026, with the unpaid balance due on the maturity date of December 12, 2028. Principal on the Term Loan B is payable on the maturity date of December 12, 2028.

From and after April 21, 2025, interest on each Term Loan A accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 8.5%. From and after April 21, 2025, interest on each Term Loan B accrues at an annual rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York for an interest period equal to three months, subject to a 2.0% floor, plus 6.5%. From and after April 21, 2025 through March 31, 2027, interest on the Term Loan B will be paid in-kind by being capitalized and added to the principal amount of the Term Loan B at the end of each calendar month.

The Term Loans are guaranteed by certain direct and indirect subsidiaries of the Company, and are secured by all of the assets of the Company and such subsidiaries. The April 21, 2025 amendment contains various customary financial covenants and reporting requirements, as specified and defined therein. As of the date of this Registration Statement, the Company is in compliance with all applicable covenants.

In connection with this refinancing transaction, UTG Capital, Inc., a Delaware corporation (“UTG”), purchased a 100% undivided, participation interest in Term Loan B for a purchase price of $9.12 million and received warrants entitling it to purchase 1,107,457 warrants shares of the Company. Such warrants are exercisable for a period of seven years from the date of issuance, at specified exercise prices ranging from $6.60 per share to $17.50 per share.

Additionally, the Company also issued warrants to purchase 30,000 shares of common stock to Restore Capital (EQ-W), LLC (“Restore”), another of the lenders, and amended warrants to purchase an aggregate of 107,333 shares of common stock held by Restore and warrants previously issued to warrants of FEAC Agent, LLC.

Also in connection with this refinancing transaction, IPX’s participation in Term Loan B was repaid and IPX purchased a $500,000 undivided, last-out, subordinated participation interest in Term Loan A.

Further, on April 21, 2025, each of Robert D’Loren, Chairman and Chief Executive Officer of the Company, Seth Burroughs, Executive Vice President of the Company, and Mark D. Santo, a director of the Company, entered into a Support Agreement whereby each individual agreed to vote in favor of any proposal to approve the issuance of the shares of common stock issuable upon exercise of the warrants issued to UTG as described above and the other warrants referred to above, in accordance with applicable Nasdaq rules.

13,628,865 Shares of Common Stock

PROSPECTUS

   , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, payable by the Company, in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$2,719.70
Accounting fees and expenses	$51,500.00
Legal fees and expenses	$100,000.00
Miscellaneous fees and expenses	$5,780.30
Total expenses	$160,000.00

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers.

We have an insurance policy in place that covers under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In any underwriting agreement, securities purchase agreement, placement agency agreement or similar agreement that we may enter into in connection with the sale of certain securities being registered hereby, the underwriter, purchaser, or placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The Company has not issued unregistered securities to any person within the last three years other than:

On March 14, 2024, the Registrant entered into Subscription Agreements (the “Subscription Agreements”) with the officers and directors of the Registrant to purchase an aggregate of 294,644 shares of the registrant’s common stock, respectively, (the “Private Placement Shares”) at a price of $0.98 per Private Placement Share. The Private Placement Shares were sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”). Each purchaser represented in the Subscription Agreements, among other things, that such purchaser was acquiring the Private Placement Shares for investment for the purchaser’s account and that the purchaser was an “accredited investor” within the meaning of Regulation D.

On December 12, 2024, the registrant issued warrants to purchase an aggregate of 1,456,667 shares of its common stock to lenders in connection with entering into a loan agreement. The warrants have an exercise price of $0.6315 per share, are immediately exercisable, and expire on December 12, 2034. The warrants were issued and sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D. The lenders represented, among other things, that such lender was acquiring the warrants for investment for the lender’s account and that such lender was an “accredited investor” within the meaning of Regulation D.

On August 1, 2025, Xcel entered into a placement agency agreement with Maxim Group LLC, as lead placement agent, relating to a best efforts public offering (the “Offering”) of 2,181,818 shares of the Xcel’s common stock, par value $0.001 per share, at a price to the public of $1.10 per Share. Robert W. D’Loren, Chairman and Chief Executive Officer of Xcel, purchased 124,200 Shares in the Offering, and Mark DiSanto, a Director of Xcel, purchased 91,800 Shares in the Offering. The closing of the Offering occurred on August 4, 2025. On August 1, 2025, Xcel entered into a securities purchase agreement in favor of each purchaser to purchase the 2,181,818 shares sold in the Offering. This securities purchase agreement contains customary representations, warranties and covenants made by Xcel. On August 1, 2025, Xcel entered into Subscription Agreements (the “Subscription Agreements”) with Robert D’Loren and Mark DiSanto to purchase 82,159 and 60,883 shares, respectively, (the “Private Placement Shares”) at a price of $1.38 per Private Placement Share. The purchase of the Private Placement Shares closed concurrently with the Offering. Upon closing of the sale of the Private Placement Shares, Xcel issued to Maxim Group LLC, as compensation, warrants to purchase up to 3,567 shares of Common Stock, which warrants were identical to the placement agent’s warrants.

On December 17, 2025, we entered into the Purchase Agreement with several institutional and accredited investors for the issuance and sale in a private placement of securities for gross proceeds of $2.05 million. The Purchase Agreement provides for the issuance and sale of: (i) 896,126 shares of the Company’s Common Stock, (ii) Pre-Funded Warrants to purchase from the Company a total of 773,929 shares of Common Stock, at an exercise price per share equal to $0.001, and (iii) Warrants to purchase from the Company a total of 835,023 shares of Common Stock, at an exercise price per share equal to $3.00. Also on this date, we issued Placement Agent Warrants to purchase 4% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock, at an exercise price per share equal to $1.165 per share to the Placement Agent. The shares of Common Stock, Pre-Funded Warrants and Warrants were sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”). Each purchaser represented in the Subscription Agreements, among other things, that such purchaser was acquiring the Private Placement Shares for investment for the purchaser’s account and that the purchaser was an “accredited investor” within the meaning of Regulation D.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the signature page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1

Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 24, 2017)

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 24, 2025)

3.3	Third Restated and Amended Bylaws of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 8, 2017)

4.1

Third Amended and Restated Equity Incentive Plan and Forms of Award Agreements (Incorporated by reference to the appropriate Exhibit to the Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on August 15, 2016)

4.2#	2021 Equity Incentive Plan (Incorporated by reference to the appropriate Exhibit to the revised Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on October 20, 2021)

4.3

Description of Registrant’s Securities (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

4.4

Warrant issued to G-III Apparel Group (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

4.5	Form of Representative’s Warrant issued on March 19, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)
4.6	Form of Common Stock Warrant issued on December 31, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)
4.7	Form of UTG Warrant (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.8	Form of Restore Warrant (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.9	Form of Restore Warrant Amendment (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.10	Form of FEAC Warrant Amendment (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.11	Form of Placement Agent’s Warrants issued on August 1, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)
4.12	Form of Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)

4.13	Form of Pre-Funded Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)

4.14	Form of Placement Agent Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
5.1*	Opinion of Blank Rome LLP
9.1

Amended and Restated Voting Agreement between Xcel Brands, Inc. and IM Ready-Made, LLC, dated as of December 24, 2013 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2013)

9.2

Voting Agreement between Xcel Brands, Inc. and Judith Ripka Berk, dated as of April 3, 2014 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 9, 2014)

9.3

Voting Agreement dated as of December 22, 2014 by and between Xcel Brands, Inc. and H Company IP, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2014)

9.4	Form of Voting Agreement dated as of February 11, 2019 (Incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on February 15, 2019)
10.1

Sublease Agreement, dated as of July 8, 2015, by and between Xcel Brands, Inc. and GBG USA Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on July 14, 2015)

10.2

Employment Agreement between the Company and James Haran dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

10.3#

Employment Agreement between the Company and Robert D’Loren dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

10.4#

Employment Agreement between the Company and Seth Burroughs dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on April 15, 2022)

10.5	Membership Interest Purchase Agreement, dated May 27, 2022 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 3, 2022)
10.6

Second Amendment to Membership Interest Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

10.7

Third Amendment to Membership Interest Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

10.8

Subscription Agreement, dated as of March 15, 2024, by and between Robert W. D’Loren and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.9

Subscription Agreement, dated as of March 15, 2024, by and between Seth Burroughs and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.10

Subscription Agreement, dated as of March 15, 2024, by and between Mark X. DiSanto Investment Trust and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.11	Asset Purchase Agreement dated June 21, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 24, 2024)
10.12

Amendment to Employment Agreement between the Company and Robert D’Loren (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 2, 2024)

10.13#

Amendment to Employment Agreement between the Company and Seth Burroughs (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 2, 2024)

10.14

Loan and Security Agreement dated as of December 12, 2024 by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party there to as lenders, FEAC Agent, LLC, as administrative agent and collateral agent, and Restore Capital, LLC, as agent (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)

10.15

Membership Pledge Agreement, dated as of December 12, 2024, by and between Xcel Brands, Inc., Xcel IP Holdings, LLC, Halston Holding Company, LLC, H Licensing, LLC and FEAC Agent, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)

10.16

Membership Interest Transfer Agreement effective as of April 15, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.17

Second Amendment to Loan and Security Agreement, dated as of April 21, 2025, by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party thereto as lenders and FEAC Agent, LLC as administrative agent and collateral agent (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.18

Board Nominee Agreement by and between the Company and UTG dated April 21, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.19	Support Agreement dated April 21, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
10.20	Form of Securities Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Registration Statement on Form S-1, which was filed with the SEC on July 2, 2025)

10.21

Subscription Agreement, dated as of August 1, 2025, by and between Xcel Brands, Inc., and Robert W. D’Loren (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.22

Subscription Agreement, dated as of August 1, 2025, by and between Xcel Brands, Inc. and Mark DiSanto (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.23

Form of Securities Purchase Agreement, by and between Xcel Brands, Inc., and the purchasers identified on the signature pages thereto (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.24

Membership Interest Transfer Agreement, dated September 25, 2025, by and among IMWHP, LLC, IMWHP2, LLC, and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 2, 2025)

10.25

Settlement Agreement, dated September 25, 2025, by and among IM Topco, LLC, IMWHP, LLC, IMWHP2, LLC, Xcel Brands, Inc., Xcel-CT MFG, LLC and IM Brands, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 2, 2025)

10.26

Third Amendment and Consent to Loan and Security Agreement, dated as of October 7, 2025, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 10, 2025)

10.27*

Fourth Amendment and Consent to Loan and Security Agreement, dated as of November 18, 2025, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders

10.28	Form of Securities Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
10.29	Placement Agency Agreement (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
10.30

Common Stock Purchase Agreement entered into effective January 21, 2026 by and between the Company and White Lion Capital, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on January 23, 2026)

10.31

Registration Rights Agreement entered into effective January 21, 2026 by and between the Company and White Lion Capital, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on January 23, 2026)

21.1

Subsidiaries of the Registrant (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

23.1*	Independent Registered Public Accounting Firm’s Consent
23.2*	Consent of Blank Rome LLP (See Exhibit 5.1 above)
97.1	Clawback Policy (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)
107*	Filing Fee Table
*	Filed herewith.
#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of February, 2026.

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Robert W. D’Loren
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. D’Loren	Chief Executive Officer	February 4, 2026
Robert W. D’Loren

/s/ James F. Haran	Chief Financial Officer	February 4, 2026
James F. Haran

/s/ Howard Liebman		February 4, 2026
Howard Liebman	Director

/s/ Mark DiSanto		February 4, 2026
Mark DiSanto	Director

/s/ Deborah Weinswig		February 4, 2026
Deborah Weinswig	Director

/s/ James Fielding		February 4, 2026
James Fielding	Director